EXHIBIT 10.34

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED (INDICATED BY: [***]) FROM THE EXHIBIT BECAUSE IT IS NOT MATERIAL AND WOULD LIKELY CAUSE COMPETITIVE HARM TO THE COMPANY IF PUBLICLY DISCLOSED.

12278 SCRIPPS SUMMIT DRIVE

LEASE

SCRIPPS SUMMIT INVESTMENTS LLC,
a California limited liability company

as Landlord,

and

FATE THERAPEUTICS, INC.,
a Delaware corporation,

as Tenant

SUMMARY OF BASIC LEASE INFORMATION

This Summary of Basic Lease Information (“Summary”) is hereby incorporated into and made a part of the attached Lease, Each reference in the Lease to any term of this Summary shall have the meaning as set forth in this Summary for such term.  In the event of a conflict between the terms of this Summary and the Lease, the terms of the Lease shall prevail.  Any capitalized terms used herein and not otherwise defined herein shall have the meaning as set forth in the Lease.

TERMS OF LEASE (References are to the Lease)	DESCRIPTION
1.Date:	January 7, 2020
2.Landlord:	SCRIPPS SUMMIT INVESTMENTS LLC, a California limited liability company
3.Address of Landlord (Section 24.19):

For notices to Landlord:

SCRIPPS SUMMIT INVESTMENTS LLC
3811 Turtle Creek Boulevard, Suite 975
Dallas, Texas 75219
Attention: Tim Sullivan

with a copy to:

SCRIPPS SUMMIT INVESTMENTS LLC
3811 Turtle Creek Boulevard, Suite 975
Dallas, Texas 75219
Attention: Randall Tulier

and

Allen Matkins Leek Gamble Mallory & Natsis LLP
600 West Broadway, 27th Floor
San Diego, California 92101
Attention: Martin L. Togni, Esq.

4.Tenant:	FATE THERAPEUTICS, INC. a Delaware corporation

Summary P-1

TERMS OF LEASE (References are to the Lease)	DESCRIPTION
5.Address of Tenant (Section 24.19):

Fate Therapeutics, Inc.
3535 General Atomics Court
Suite 200
San Diego, CA 92121
Attention: General Counsel

(Prior to Lease Commencement Date)

And

Fate Therapeutics, Inc.
12278 Scripps Summit Drive
San Diego, California 92131
Attention: General Counsel

And in either case with a copy to:

Cooley LLP
4401 Eastgate Mall
San Diego, CA 92121
Attention: Michael S. Levinson, Esq.

(After Lease Commencement Date)

6.Premises (Article 1):

The land and existing improvements located at 12278 Scripps Summit Drive, San Diego, California, which land (herein “land” or “Real Property”) consists of approximately 20.7 acres and is described on Exhibit A attached hereto and a legal description of which is attached hereto as Exhibit A-l (collectively, the “Premises”), which Premises includes that certain building thereon containing 198,880 rentable square feet (the “Building”) as well as various amenities, including sport courts, outdoor seating, walking areas and a fitness center (including showers).

7.Term (Article 2):
7.1Lease Term:	Fifteen (15) years.
7.2Lease Commencement Date:	The later of (i) sixteen (16) months after the date hereof, or (ii) January 1,2021.
7.3Lease Expiration Date:	The last day of the month in which the one hundred eightieth (180th) month anniversary of the Lease Commencement Date occurs.

Summary P-2

TERMS OF LEASE (References are to the Lease)	DESCRIPTION
8.*Base Rent (Article 3):
Lease Period	Annual Base Rent	Monthly Installment of Base Rent	Monthly Rental Rate per Rentable Square Foot**
1 - 12	$8,472,288.00	$706,024.00	$[***]
13-24	$8,726,456.64	$727,204.72	$[***]**
25-36	$8,988,250.32	$749,020.86	$[***]**
37-48	$9,257,897.88	$771,491.49	$[***]**
49-60	$9,535,634.76	$794,636.23	$[***]**
61 -72	$9,821,703.84	$818,475.32	$[***]**
73-84	$10,116,354.96	$843,029.58	$[***]**
85-96	$10,419,845.64	$868,320.47	$[***]**
97-108	$10,732,440.96	$894,370.08	$[***]**
109-120	$11,054,414.16	$921,201.18	$[***]**
121 - 132	$11,386,046.64	$948,837.22	$[***]**
133-144	$11,727,628.08	$977,302.34	$[***]**
145-156	$12,079,456.92	$1,006,621.41	$[***]**
157-168	$12,441,840.60	$1,036,820.05	$[***]**
169-180	$12,815,095.80	$1,067,924.65	$[***]**

* Subject to abatement as provided in Section 2.1 of Exhibit B.

** The initial Monthly Installment of Base Rent amount was calculated by multiplying the initial Monthly Base Rental Rate per Rentable Square Foot amount by the number of rentable square feet of space in the Premises.  In all subsequent Base Rent payment periods during the Lease Term commencing on the first (1st) day of the thirteenth (13th) full calendar month of the Lease Term, the calculation of each Monthly Installment of Base Rent amount reflects an annual increase of three percent (3.00%).  The amounts identified in the column entitled “Monthly Base Rental Rate per Rentable Square Foot” are rounded amounts provided for informational purposes only.  The Base Rent is subject to reduction in the event Tenant elects to exercise Tenant’s option to reduce the amount of the Tenant Improvement Allowance pursuant to Section 2.1 of the Tenant Work Letter.

Summary P-3

9.Reserved.
10.Letter of Credit (Article 20);	$15,000,000.00
11.Brokers (Section 24.25):	Jones Lang LaSalle, Inc. representing Landlord, and Hughes Marino, Inc. representing Tenant.
12.Parking (Article 23):	All of the parking spaces in the Project consisting of approximately seven hundred fifty-five (755) parking spaces (“Tenant’s Parking Spaces”).

Summary P-4

EXHIBITS:

Exhibit A	Site Plan of Premises
Exhibit A-l	Legal Description of the Premises
Exhibit A-2	Parcel 2 Outline
Exhibit B	Tenant Work Letter
Exhibit C	Confirmation of Lease Terms/Amendment to Lease
Exhibit D	Rules and Regulations
Exhibit E	Form of Letter of Credit
Exhibit F	List of Qualifications of Service Providers and Agreements
Exhibit G	Repair, Maintenance and Improvements Specifications
Exhibit H	Base Rent Reduction Example
Rider 1	Extension Option Rider

(i)

INDEX

Page(s)
Additional Rent	7
Affected Areas	10
Affiliate	29
Affiliate Assignee	29
Alterations	17
Alternative Parking	14
Approved Working Drawings	Exhibit B
Architect	Exhibit B
Bank	36
Bank Credit Threat	36
Bankruptcy Code	33, 36
Bank’s Credit Rating Threshold	36
Base Rent	6
Books and Records	16
Brokers	49
Budget Differential	Exhibit B
Budgeted Costs	Exhibit B
Budgeted Costs Statement	Exhibit B
Building Documents	15
Building Systems	14
CASp Reports	2
Casualty	24
City	Exhibit B
Claims	20
Comparable Buildings	Rider 1
Confirmation/Amendment	Exhibit C
Construction Drawings	Exhibit B
Contract	Exhibit B
Contractor	Exhibit B
Coordination Fee	Exhibit B
Corrective Action	11
Critical Systems	Exhibit G
Demolition Plan	Exhibit B
Deposit Period	42
Documents	10
Election Date	4
Eligibility Period	14
Emergency	44
Engineers	Exhibit B
Environmental Law	9
Environmental Permits	9
Exceptions	21

(ii)

Page(s)
Excluded Change	43
Excluded Claims	21
Exercise Date	Rider 1
Exercise Notice	Rider 1
Exit Survey	30
Experience	Exhibit F
Extension Option	Rider 1
Extension Option L-C Condition	39
Extension Rider	Rider 1
Facilities Team	14
Fair Market Rental Rate	Rider 1
FDIC	41
FF&E	50
FF&E/Moving Costs	Exhibit B
Final Costs	Exhibit B
Final Costs Statement	Exhibit B
Final Differential	Exhibit B
Final Reduction Amount	Exhibit B
Final Space Plan	Exhibit B
Final Working Drawings	Exhibit B
First Refusal Economic Terms	3
First Refusal Notice	3
First Refusal Space	3
Force Majeure	48
Hazardous Materials	9
Hazardous Materials List	10
Interest Notice	Rider 1
Interest Rate	8
Interim Cash Deposit	41
Landlord	1
Landlord Parties	12
Landlord’s Marketing Notice	50
L-C	35
L-C Amount	35
L-C Cure Period	37
L-C Draw Event	36
L-C Expiration Date	36
L-C FDIC Replacement Notice	37
LC Replacement Notice	41
Lease	1
Lease Commencement Date	5
Lease Expiration Date	5
Lease Tenn	5
Lease Year	5
M&R Reports	16

(iii)

Page(s)
Maintenance Meeting	15
Management Standard	14
MM Request	15
New Building	3
Notices	48
OFAC	49
Offer Notice	50
Option Rent	Rider 1
Option Rent Notice	Rider 1
Option Term	Rider 1
Original Tenant	5
Other Amenities	13
Outside Agreement Date	Rider 1
Parcel 2	3
Policy	21
Premises	1
Project	1
Proposition 13	2
PTR	21
Recapture Notice	27
Receivership	41
Reduction Amount	Exhibit B
Release	9
Rent	2
Rent Commencement Date	Exhibit C
Revenue Code	26
Rules and Regulations	8
Second Chance Economic Terms	4
Second Chance Notice	4
Secured Areas	43
Security Deposit Laws	40
Service Agreements	15
Service Provider	Exhibit F
Service Providers	Exhibit F
Signage	45
Signage Specifications	45
Subject Space	25
Subleasing Costs	27
Summary	1
Superior Leases	3
Superior Rights	3
Tax Expenses	2
Telecommunications Equipment	47
Tenant	1
Tenant Improvement Allowance	Exhibit B

(iv)

Page(s)
Tenant Improvement Allowance Items	Exhibit B
Tenant Improvements	Exhibit B
Tenant Maintenance Responsibilities	14
Tenant Parties	12, 21
Tenant Work Letter	Exhibit B
Tenant’s Parking Spaces	Summary
Tenant’s Agents	Exhibit B
Tenant’s Parties	9
Termination Consideration	6
Termination Date	6
Termination Notice	6
Termination Option	6
Transfer Notice	25
Transfer Premium	27
Transferee	25
Transfers	25

(v)

LEASE

This Lease, which includes the preceding Summary and the exhibits attached hereto and incorporated herein by this reference (the Lease, the Summary and the exhibits to be known sometimes collectively hereafter as the “Lease”), dated as of the date set forth in Section 1 of the Summary, is made by and between SCRIPPS SUMMIT INVESTMENTS LLC, a California limited liability company (“Landlord”), and FATE THERAPEUTICS, INC., a Delaware corporation (“Tenant”).

Article 1
PREMISES

1.1Premises.  Upon and subject to the terms, covenants and conditions hereinafter set forth in this Lease, Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the premises described in Section 6 of the Summary (the “Premises” which is also referred to herein as the “Project”).  Landlord agrees to allow Tenant to access the Premises twenty-four (24) hours per day, seven (7) days per week throughout the Lease Term.

1.2Condition of Premises.  Except as expressly set forth in this Lease and in the Tenant Work Letter, Landlord shall not be obligated to provide or pay for any improvement, remodeling or refurbishment work or services related to the improvement, remodeling or refurbishment of the Premises, and Tenant shall accept the Premises in its “As Is” condition as of the date hereof; provided, however, that Landlord, at Landlord’s sole cost and expense on or before that date which is sixty (60) days after the full execution and delivery of this Lease by Landlord and Tenant, shall repair one (1) of the HVAC chillers serving the Building (in accordance with the proposal from Pacific Rim Mechanical furnished to Tenant prior to the execution of this Lease) and shall have the elevators in the Building recertified.  Notwithstanding anything to the contrary in this Lease, in the event that, as of the date of execution of this Lease, the Project and each portion thereof, including without limitation the Building Systems (as defined in Article 7 of this Lease), in their condition existing as of such date without regard to any of the Tenant Improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Premises, are not in good working order, good condition and repair with no material deferred maintenance or, except with respect to the interior of the Building, is not in compliance with applicable laws (without regard to any of the Tenant Improvements, alterations or other improvements to be constructed or installed by or on behalf of Tenant in the Building), then Landlord shall be responsible, at its sole cost and expense which shall not be included as part of Additional Rent, for correcting any such matters as soon as reasonably possible after receiving written notice thereof from Tenant; provided, however, that if Tenant fails to give Landlord written notice of such matters within one hundred eighty (180) days after the date hereof, then the correction of any such matters shall, except for latent defects in the Building which could not have been reasonably discoverable by Tenant if Tenant had performed a diligent inspection of the Building during such one hundred eighty (180)-day period, in which case such one hundred eighty (180)-day period shall be deemed extended until that date which is one hundred eighty (180) days after the Lease Commencement Date, be Tenant’s responsibility at Tenant’s sole cost and expense.  Tenant shall be responsible for all compliance with law costs with respect to the interior of the Building.  Tenant also acknowledges that, except as otherwise expressly set forth in this Lease, neither Landlord nor any agent of Landlord has made any representation or warranty with respect to the Premises, the

Building, or the Project or their condition, or with respect to the suitability thereof for the conduct of Tenant’s business (including, but not limited to, any zoning/conditional use permit requirements which shall be Tenant’s responsibility and Tenant’s failure to obtain any such zoning/use permits (if any are required) shall not affect Tenant’s obligations under this Lease).  The taking of possession of the Premises by Tenant shall conclusively establish that the Premises (including the Building and the other improvements in the Project) were at such time complete and in good, sanitary and satisfactory condition and without any obligation on Landlord’s part to make any alterations, upgrades or improvements thereto.  For purposes of Section 1938(a) of the California Civil Code, Landlord hereby discloses to Tenant, and Tenant hereby acknowledges, that the Premises have not undergone inspection by a Certified Access Specialist (CASp).  In addition, the following notice is hereby provided pursuant to Section 1938(e) of the California Civil Code:

“A Certified Access Specialist (CASp) can inspect the subject premises and determine whether the subject premises comply with all of the applicable construction-related accessibility standards under state law.  Although state law does not require a CASp inspection of the subject premises, the commercial property owner or lessor may not prohibit the lessee or tenant from obtaining a CASp inspection of the subject premises for the occupancy or potential occupancy of the lessee or tenant, if requested by the lessee or tenant.  The parties shall mutually agree on the arrangements for the time and manner of the CASp inspection, the payment of the fee for the CASp inspection, and the cost of making any repairs necessary to correct violations of construction-related accessibility standards within the premises.”

In furtherance of and in connection with such notice: (i) Tenant, having read such notice and understanding Tenant’s right to request and obtain a CASp inspection and with advice of counsel, hereby elects not to obtain such CASp inspection and waives its rights to obtain a CASp inspection with respect to the Premises to the extent permitted by applicable laws now or hereafter in effect; and (ii) if the waiver set forth in clause (i) hereinabove is not enforceable pursuant to applicable laws, then Landlord and Tenant hereby agree as follows (which constitute the mutual agreement of the parties as to the matters described in the last sentence of the foregoing notice): (A) Tenant shall have the one-time right to request for and obtain a CASp inspection, which request must be made, if at all, in a written notice delivered by Tenant to Landlord on or before that date which is ten (10) days after the date hereof; (B) any CASp inspection timely requested by Tenant shall be conducted (1) between the hours of 9:00 a.m. and 5:00 p.m. on any business day, (2) only after ten (10) days’ prior written notice to Landlord of the date of such CASp inspection, (3) in a professional manner by a CASp designated by Landlord and without any testing that would damage the Premises, Building or Project in any way, and (4) at Tenant’s sole cost and expense, including, without limitation, Tenant’s payment of the fee for such CASp inspection, the fee for any reports prepared by the CASp in connection with such CASp inspection (collectively, the “CASp Reports”) and all other costs and expenses in connection therewith; (C) Tenant shall deliver a copy of any CASp Reports to Landlord within three (3) business days after Tenant’s receipt thereof; and (D) Tenant, at its sole cost and expense, shall be responsible for making any improvements, alterations, modifications and/or repairs to or within the Premises to correct violations of construction-related accessibility standards including, without limitation, any violations disclosed by such CASp inspection.

1.3Rentable Square Feet.  The parties hereby stipulate that the Building contains the rentable square feet set forth in Section 6 of the Summary, and such square footage amount is not subject to adjustment or remeasurement by Landlord or Tenant.  Accordingly, there shall be no adjustment in the Base Rent or other amounts set forth in this Lease which are determined based upon rentable square feet of the Building.

1.4Conditional Right of First Refusal to Lease.  In the event Landlord, in Landlord’s sole and absolute discretion, elects to construct a building (“New Building”) on the portion of the Premises commonly known as “Parcel 2”, as delineated on Exhibit A-2 attached hereto (“Parcel 2”), then Landlord and Tenant shall promptly enter into an amendment to this Lease whereby Parcel 2 shall be removed from the Premises and Landlord and Tenant shall execute such other commercially reasonable documents required by Landlord and/or Tenant in connection with the same provided that in no event shall such documents adversely affect Tenant’s use of the Premises or add any obligations or costs on Tenant; provided, however, Landlord agrees that neither any New Building, once completed, nor the construction of any New Building, shall reduce Tenant’s Parking Spaces.  During Landlord’s construction of the New Building, Landlord shall provide temporary parking on the remaining portion of the Premises which Tenant shall have the right to use during Landlord’s construction of the New Building as well as during Landlord’s construction of the new parking facility on the Real Property serving the Premises (or Landlord may use Alternative Parking (as defined below) consistent with the provisions of Section 6.3 below).  The removal of Parcel 2 from the Real Property shall not affect the Rent payable by Tenant under this Lease nor affect Tenant’s monetary obligations hereunder.  In the event Landlord elects to construct and does construct such New Building, then Landlord shall provide Tenant with a continuing (subject to the terms hereof) right of first refusal to lease space in the New Building (“First Refusal Space”).  Notwithstanding the foregoing, (i) such first refusal right of Tenant shall become effective only following the expiration or earlier termination of any existing lease pertaining to the First Refusal Space pertaining to any First Refusal Space which Tenant has previously failed to exercise its right of first refusal (the “Superior Leases”), including any renewal, expansion or extension rights of such existing lease, whether or not such renewal, expansion or extension rights are pursuant to an express written provision in such lease, and regardless of whether any such renewal, expansion or extension is consummated pursuant to a lease amendment or a new lease and (ii) Tenant’s first refusal right shall be subordinate and secondary to all currently existing rights of renewal, expansion, first refusal, first offer or similar rights previously granted to the tenants of the Superior Leases and any other future existing tenant of the New Building (the rights described in items (i) and (ii), above to be known collectively as “Superior Rights”).  Tenant’s right of first refusal shall be on the terms and conditions set forth in this Section 1.4.

1.4.1Procedure for Refusal.  Landlord shall notify Tenant (the “First Refusal Notice”) when Landlord receives a bona fide offer from a prospective third party tenant that Landlord is willing to accept for the First Refusal Space and/or when Landlord intends to submit a bona fide counteroffer which Landlord would be willing to accept (in each case where no holder of a Superior Right desires to lease such space).  The economic terms and conditions of Tenant’s lease of such First Refusal Space shall be as provided in Landlord’s First Refusal Notice (“First Refusal Economic Terms”).

1.4.2Procedure for Acceptance.  If Tenant wishes to exercise Tenant’s right of first refusal with respect to the space described in the First Refusal Notice, then within [***] after delivery of the First Refusal Notice to Tenant (“Election Date”), Tenant shall deliver an unconditional, irrevocable notice to Landlord of Tenant’s exercise of its right of first refusal with respect to the entire space described in the First Refusal Notice and on the First Refusal Economic Terms contained therein.  If Tenant does not exercise its right of first refusal within such [***] time period (on all of the First Refusal Economic Terms), then Landlord shall be free to lease the space described in the First Refusal Notice, during the [***] period after the expiration of such [***] period, to anyone to whom Landlord desires on any terms Landlord desires and Tenant’s right of first refusal with respect to the space described in the First Refusal Space shall, subject to Section 1.4.3 below, automatically terminate and this Section 1.4, shall be deemed null and void and of no further force or effect; provided, however, that if Landlord, within such [***] period, intends to enter into a lease upon First Refusal Economic Terms which are, in the aggregate, materially more favorable to a prospective tenant than those First Refusal Economic Terms proposed by Landlord in the First Refusal Notice to Tenant, then Landlord shall first deliver written notice to Tenant (“Second Chance Notice”) providing Tenant with the opportunity to lease the First Refusal Space on such more favorable First Refusal Economic Terms (such more favorable terms in the Second Chance Notice are referred to herein as the “Second Chance Economic Terms”).  For purposes hereof, Second Chance Economic Terms shall be materially more favorable to a third party if such Second Chance Economic Terms reflect a net effective rental rate [***].  Tenant’s failure to elect to lease the First Refusal Space upon such Second Chance Economic Terms by written notice to Landlord within [***] after Tenant’s receipt of such Second Chance Notice from Landlord shall be deemed to constitute Tenant’s election not to lease such space upon such Second Chance Economic Terms, in which case Landlord shall be entitled to lease such space to any third (3rd) party on any terms Landlord desires on terms not more favorable to such third party than initially proposed by Landlord in the First Refusal Notice (based on the [***] set forth above) and Tenant shall have no further right to lease such First Refusal Space set forth in the Second Chance Notice (and this Section 1.4 shall, subject to Section 1.4.3 below, be deemed null and void and of no further force or effect).  Notwithstanding anything to the contrary contained herein, Tenant must elect to exercise its right of first refusal, if at all, with respect to all of the space comprising the First Refusal Space offered by Landlord to Tenant at any particular time, and Tenant may not elect to lease only a portion thereof or object to any of the First Refusal Economic Terms.  Landlord’s right to lease space in the New Building shall be subject to Tenant’s rights in this Section 1.4.

1.4.3Continuing Right.  If the space offered in Landlord’s First Refusal Notice is only a portion of the First Refusal Space, then Tenant shall retain its right of first refusal pursuant to the terms of this Section 1.4 with respect to the remaining portion of the First Refusal Space which has never been included in a Landlord’s First Refusal Notice when Landlord determines that such remaining First Refusal Space is available for lease as set forth above.

1.4.4Construction of First Refusal Space.  Tenant shall take the First Refusal Space in its “As-Is” condition (except as otherwise provided in the First Refusal Notice), and Tenant shall be entitled to construct improvements in the First Refusal Space at Tenant’s expense, in accordance with and subject to the provisions of Article 8 of this Lease.

1.4.5Lease of First Refusal Space.  If Tenant timely exercises Tenant’s right to lease the First Refusal Space as set forth herein, Landlord and Tenant shall execute an amendment adding such First Refusal Space to this Lease upon the First Refusal Economic Terms set forth in Landlord’s First Refusal Notice and upon the same non-economic terms and conditions as applicable to the Premises then leased by Tenant under this Lease.  Tenant shall commence payment of rent for the First Refusal Space and the Lease Term of the First Refusal Space shall commence upon the date of delivery of such First Refusal Space to Tenant.  The Lease Term for the First Refusal Space shall be as provided in the First Refusal Economic Terms.

1.4.6No Defaults.  The rights contained in this Section 1.4 shall be personal to the original Tenant executing this Lease (“Original Tenant”) and to any Affiliate Assignee thereof, and may only be exercised by the Original Tenant or such Affiliate Assignee (and not any other assignee, sublessee or other transferee of the Original Tenant’s interest (or Affiliate Assignee’s interest) in this Lease).  In addition, at Landlord’s option and in addition to Landlord’s other remedies set forth in this Lease, at law and/or in equity, Tenant shall not have the right to lease the First Refusal Space as provided in this Section 1.4 if, as of the date of the First Refusal Notice, or, at Landlord’s option, as of the scheduled date of delivery of such First Refusal Space to Tenant, Tenant is in default of any monetary or material non-monetary provisions under this Lease beyond the expiration of all applicable notice and cure periods.

Article 2
LEASE TERM AND EARLY TERMINATION OPTION

2.1Lease Term.  The term of this Lease (the “Lease Term”) shall be as set forth in Section 7.1 of the Summary and shall commence on the date (the “Lease Commencement Date”) set forth in Section 7.2 of the Summary, and shall terminate on the date (the “Lease Expiration Date”) set forth in Section 7.3 of the Summary, unless this Lease is sooner terminated as hereinafter provided or if the Lease Term is extended per the Extension Option Rider.  Notwithstanding the foregoing, if the Lease Commencement Date falls on any day other than the first day of a calendar month then the Lease Term will be measured from the first day of the month following the month in which the Lease Commencement Date occurs.  Tenant’s early entry rights are set forth in Section 5.1 of Exhibit B.  For purposes of this Lease, the term “Lease Year” shall mean each consecutive twelve (12) month period during the Lease Term, provided that the last Lease Year shall end on the Lease Expiration Date.  If the Lease Commencement Date is a date which is other than the date set forth in Section 7.2(ii) of the Summary, then, following the Lease Commencement Date, Landlord shall deliver to Tenant an amendment to lease in the form attached hereto as Exhibit C, attached hereto, setting forth, among other things, the Lease Commencement Date and the Lease Expiration Date, and Tenant shall (absent manifest error) execute and return such amendment to Landlord within ten (10) business days after Tenant’s receipt thereof.  If Tenant fails to execute and return (or provide reasonable objections to) the amendment (that is absent manifest error) within such 5-business day period, Tenant shall be deemed to have approved and confirmed the dates set forth therein, provided that such deemed approval shall not relieve Tenant of its obligation to execute and return the amendment (and such failure shall constitute a default by Tenant hereunder).

2.2Early Termination Option.  Provided Tenant fully and completely satisfies each of the conditions set forth in this Section 2.2, Tenant shall have the one-time option (“Termination Option”) to terminate this Lease effective as of the one hundred twentieth (120th) month anniversary of the Lease Commencement Date (the “Termination Date”).

2.2.1Termination Exercise.  In order to exercise such Termination Option, Tenant must fully and completely satisfy each and every one of the following conditions: (i) Tenant must give Landlord written notice (“Termination Notice”) of its exercise of the Termination Option, which Termination Notice must be delivered to Landlord no earlier than the commencement of the one hundred eighth (108th) month anniversary of the Lease Commencement Date and no later than the last day of the one hundred twelfth (112th) month anniversary of the Lease Commencement Date, (ii) at the time of the Termination Notice, Tenant shall not be in default of any monetary or material non-monetary provisions under this Lease after expiration of applicable cure periods, and (iii) concurrently with Tenant’s delivery of the Termination Notice to Landlord, Tenant shall pay to Landlord the “Termination Consideration”.

2.2.2Termination Consideration.  As used herein, the “Termination Consideration” shall mean an amount equal to Thirty Million Dollars ($30,000,000.00).

2.2.3General.  If Tenant properly and timely exercises its Termination Option in Section 2.2 above in strict accordance with the terms hereof, this Lease shall expire at midnight on the Termination Date, and Tenant shall be required to surrender the initial Premises to Landlord on or prior to the Termination Date in accordance with the applicable provisions of this Lease.  The termination right set forth in Section 2.2 above is personal to the Original Tenant and any Affiliate Assignee.  Upon termination of this Lease pursuant to this Section 2.2, the parties shall be relieved of all further obligations under this Lease except for those obligations under this Lease which expressly survive the expiration or sooner termination of this Lease.  In no event shall this Section 2.2 apply to any space leased by Tenant in the New Building.

Article 3
BASE RENT

Tenant shall pay, without notice or demand, to Landlord at the address set forth in Section 3 of the Summary, or at such other place as Landlord may from time to time designate in writing, in currency or a check for currency which, at the time of payment, is legal tender for private or public debts in the United States of America, base rent (“Base Rent”) as set forth in Section 8 of the Summary (and subject to the three percent (3%) annual increases set forth therein), payable in equal monthly installments as set forth in Section 8 of the Summary in advance on or before the first day of each and every month during the Lease Term, without any setoff or deduction whatsoever.  Notwithstanding anything to the contrary in this Lease, Tenant may at its election pay any Rent to Landlord by electronic transfer and Landlord agrees to provide ACH information to Tenant.  No later than three (3) business days after the Lease Commencement Date, Tenant shall deliver to Landlord the Base Rent payable by Tenant for the Premises for the first (1st) full month of the Lease Term (i.e., $706,024.00).  If any rental payment date (including the Lease Commencement Date) falls on a day of the month other than the first day of such month or if any rental payment is for a period which is shorter than one month, then the rental for any such fractional month shall be a proportionate amount of a full calendar month’s rental based on the proportion that the number of days in such fractional month bears to the number of days in the calendar month during which such fractional month occurs (and if the Lease Commencement Date falls on a day of a month other than the first day of such month, then the excess Base Rent paid by Tenant for such calendar month shall be credited against Base Rent for the next calendar month.  All other payments or adjustments required to be made under the terms of this Lease that require proration on a time basis shall be prorated on the same basis.

Article 4
ADDITIONAL RENT

4.1Additional Rent.  Throughout the Lease Term, Tenant shall pay all expenses incurred by Tenant pertaining to the operation, repair, maintenance and restoration of the Premises as set forth in this Lease.  The Base Rent, together with Tax Expenses and any and all other amounts payable by Tenant pursuant to the terms of this Lease as well as any payments payable to any association pertaining to the CC&Rs, shall be hereinafter collectively referred to as the “Additional Rent.” The Base Rent and Additional Rent are herein collectively referred to as the “Rent.”

4.2“Tax Expenses” During the Lease Term, Tenant shall pay directly to the taxing authority or directly to Landlord (in the event Landlord receives the tax bills from the taxing authority) within thirty (30) days after Landlord’s presentation to Tenant of a reasonably detailed invoice including any back-up documentation provided by the applicable governmental authority, all federal, state, county, or local governmental or municipal taxes, fees, assessments, charges or other impositions of every kind and nature, whether general, special, ordinary or extraordinary, (including, without limitation, real estate taxes, general and special assessments, transit assessments, fees and taxes, child care subsidies, fees and/or assessments, job training subsidies, fees and/or assessments, open space fees and/or assessments, housing subsidies and/or housing fund fees or assessments, public art fees and/or assessments, leasehold taxes or taxes based upon the receipt of rent, including gross receipts or sales taxes applicable to the receipt of rent, personal property taxes imposed upon the fixtures, machinery, equipment, apparatus, systems and equipment, appurtenances, furniture and other personal property used in connection with the Building), which Landlord shall pay during any calendar year because of or in connection with the ownership, leasing and operation of the Premises or Landlord’s interest therein.

(a)Tax Expenses shall include, without limitation:

(i)Any tax on Landlord’s rent, right to rent or other income from the Building;

(ii)Any assessment, tax, fee, levy or charge in addition to, or in substitution, partially or totally, of any assessment, tax, fee, levy or charge previously included within the definition of real property tax, it being acknowledged by Tenant and Landlord that Proposition 13 was adopted by the voters of the State of California in the June 1978 election (“Proposition 13”) and that assessments, taxes, fees, levies and charges may be imposed by governmental agencies for such services as fire protection, street, sidewalk and road maintenance, refuse removal and for other governmental services formerly provided without charge to property owners or occupants.  It is the intention of Tenant and Landlord that all such new and increased assessments, taxes, fees, levies, and charges and all similar assessments, taxes, fees, levies and charges be included within the definition of Tax Expenses for purposes of this Lease;

(iii)Any assessment, tax, fee, levy, or charge allocable to or measured by the area of the Premises or the rent payable hereunder, including, without limitation, any gross income tax upon or with respect to the possession, leasing, operating, management, maintenance, alteration, repair, use or occupancy by Tenant of the Premises, or any portion thereof; and

(iv)Any assessment, tax, fee, levy or charge, upon this transaction or any document to which Tenant is a party, creating or transferring an interest or an estate in the Premises.

Notwithstanding anything to the contrary contained in this Section 4.3, there shall be excluded from Tax Expenses all excess profits taxes, franchise taxes, gift taxes, capital stock taxes, inheritance and succession taxes, estate taxes, federal and state net income taxes, and other taxes to the extent applicable to Landlord’s net income.

4.3Late Charges.  If any installment of Rent or any other sum due from Tenant shall not be received by Landlord or Landlord’s designee by ten (10) days after the due date therefor, then Tenant shall pay to Landlord a late charge equal to five percent (5%) of the amount due; provided, however, that Landlord will waive the imposition of the late charge for the first late payment of Rent in any one (1) calendar year.  The late charge shall be deemed Additional Rent and the right to require it shall be in addition to all of Landlord’s other rights and remedies hereunder, at law and/or in equity and shall not be construed as liquidated damages or as limiting Landlord’s remedies in any manner.  In addition to the late charge described above, any Rent or other amounts owing hereunder which are not paid on or before five (5) business days after the date that they are due shall thereafter bear interest until paid at a rate (the “Interest Rate”) equal to the lesser of (i) [***], or (ii) the highest rate permitted by applicable law.

Article 5
USE OF PREMISES; HAZARDOUS MATERIALS

5.1Use.  Tenant shall use the Premises solely for office, life science laboratory research and development, manufacturing, distribution, and any other use permitted under all applicable laws and zoning subject to the provisions within this Lease, and Tenant shall not use or permit the Premises to be used for any other purpose or purposes whatsoever.  Tenant shall not use, or suffer or permit any person or persons to use, the Premises or any part thereof for any use or purpose contrary to the provisions of Exhibit D, attached hereto, or in violation of the laws of the United States of America, the state in which the Project is located, or the ordinances, regulations or requirements of the local municipal or county governing body or other lawful authorities having jurisdiction over the Project.  Tenant shall comply with the rules and regulations described on Exhibit D attached hereto (the “Rules and Regulations”) and all currently recorded covenants, conditions, and restrictions.

5.2Hazardous Materials.

5.2.1Definitions: As used in this Lease, the following terms have the following meanings:

(a)“Environmental Law” means any past, present or future federal, state or local statutory or common law, or any regulation, ordinance, code, plan, order, permit, grant, franchise, concession, restriction or agreement issued, entered, promulgated or approved thereunder, relating to (a) the environment, human health or safety, including, without limitation, emissions, discharges, releases or threatened releases of Hazardous Materials (as defined below)

into the environment (including, without limitation, air, surface water, groundwater or land), or (b) the manufacture, generation, refining, processing, distribution, use, sale, treatment, receipt, storage, disposal, transport, arranging for transport, or handling of Hazardous Materials.

(b)“Environmental Permits” mean collectively, any and all permits, consents, licenses, approvals and registrations of any nature at any time required pursuant to, or in order to comply with, any Environmental Law or otherwise reasonably desired by Landlord including, but not limited to, any Spill Control Countermeasure Plan and any Hazardous Materials Management Plan.

(c)“Hazardous Materials” shall mean and include any hazardous or toxic materials, substances or wastes as now or hereafter (during the Lease Term) designated or regulated under any Environmental Law, including, without limitation, asbestos, petroleum, petroleum hydrocarbons and petroleum based products, urea formaldehyde foam insulation, polychlorinated biphenyls (“PCBs”), freon and other chlorofluorocarbons, “biohazardous waste,” “medical waste,” “infectious agent”, “mixed waste” or other waste under California Health and Safety Code §§ 117600 et, seq.

(d)“Release” shall mean with respect to any Hazardous Materials, any release, deposit, discharge, emission, leaking, pumping, leaching, spilling, seeping, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Materials.

5.2.2Tenant’s Obligations - Environmental Permits.  Tenant will (i) obtain and maintain in full force and effect all Environmental Permits that are required under any Environmental Laws applicable to Tenant’s operations or Tenant’s use of the Premises and (ii) be and remain in material compliance with all terms and conditions of all such Environmental Permits and with all Environmental Laws applicable to Tenant or Tenant’s use of the Premises.

5.2.3Tenant’s Obligations - Hazardous Materials.  Except as expressly permitted herein, Tenant agrees not to cause or permit any Hazardous Materials to be brought upon, stored, used, handled, generated, released or disposed of on, in, under or about the Premises, or any other portion of the Premises by Tenant, its agents, employees, subtenants, assignees, licensees, contractors or invitees (collectively, “Tenant’s Parties”), in violation of any Environmental Law without the prior written consent of Landlord, which consent Landlord may reasonably withhold.  Landlord acknowledges that it is not the intent of this Section 5.2 to prohibit or materially impair Tenant from operating its business for the uses permitted hereunder.  Tenant may operate its business according to the custom of Tenant’s industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in material compliance with applicable Environmental Laws.  As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Material to be present at the Premises and setting forth any and all governmental approvals or permits required in connection with the presence of such Hazardous Material at the Premises (the “Hazardous Materials List”).  If Tenant’s use of Hazardous Materials has changed, Tenant shall deliver to Landlord an updated Hazardous Materials List before any new Hazardous Materials are brought to the Premises.  Tenant shall deliver to Landlord (prior to the Lease Commencement Date or, if unavailable at the time, as soon as practicable after receipt from or submission to any Governmental Authority) true and correct copies of the following documents (hereinafter referred to as the “Documents”) relating to the handling, storage, disposal and emission of Hazardous Materials by Tenant at the Premises: permits; approvals; storage and management plans; notices of violations of applicable Environmental Laws; plans relating to the installation of any storage tanks to be installed in, on, under or about the Premises (provided that installation of storage tanks shall only be permitted after Landlord has given Tenant its written consent to do so, which consent Landlord may withhold in its reasonable discretion (but in no event shall Tenant install any below ground storage tanks)); and all closure plans or any other documents required by any and all governmental authorities for any storage tanks installed in, on, under or about the Premises for the closure of any such storage tanks.  For each type of Hazardous Material listed, the Documents shall include (t) the chemical name, (u) the material state (e.g., solid, liquid, gas or cryogen), (v) the concentration, (w) the storage amount and storage condition (e.g., in cabinets or not in cabinets), (x) the use amount and use condition (e.g., open use or closed use), (y) the location (e.g., room number or other identification) and (z) if known, the chemical abstract service number.  Tenant shall not be required, however, to provide Landlord with any portion of the Documents containing information of a proprietary nature, which Documents, in and of themselves, do not contain a reference to any Hazardous Materials or activities related to Hazardous Materials.  Upon the expiration or earlier termination of this Lease, Tenant agrees to promptly remove from the Premises, at its sole cost and expense, any and all Hazardous Materials brought on to the Premises by Tenant, including any equipment or systems containing Hazardous Materials which are installed, brought upon, stored, used, generated or released upon, in, under or about the Premises or any portion thereof by Tenant or any of Tenant’s Parties during the Lease Term.

5.2.4Landlord’s Right to Conduct Environmental Assessment.  At any time during the Lease Term, Landlord shall have the right, at Landlord’s sole cost and expense, to retain an environmental professional to conduct an environmental assessment of the Premises (as well as any other areas in, on or about the Premises that Landlord reasonably believes may have been affected adversely by Tenant’s use of the Premises (collectively, the “Affected Areas”) in order to confirm that the Premises and the Affected Areas do not contain any Hazardous Materials in violation of applicable Environmental Laws or under conditions constituting or likely to constitute a Release of Hazardous Materials.  Such environmental assessment shall be a so-called “Phase I” assessment or such other level of investigation which shall be the standard of diligence in the purchase or lease of similar property at the time, together with, at Landlord’s sole cost and expense, any additional investigation and report which would customarily follow any discovery contained in such initial Phase I assessment (including, but not limited to, any so-called “Phase II” report).  Such right to conduct such environmental assessment shall not be exercised more than once per calendar year unless Tenant is in default under this Section 5.2.  Landlord shall use its commercially reasonable efforts to minimize any disruption to Tenant’s business or use of the Premises from any such assessment.  Notwithstanding anything above to the contrary, in the event that any such environmental assessment performed by Landlord reveals that Tenant is in material breach of this Lease pertaining to Hazardous Materials, then the cost of any such environmental assessment shall be at Tenant’s sole cost and expense.

5.2.5Tenant’s Obligations to perform Corrective Action.  If the data from any environmental assessment authorized and undertaken by Landlord pursuant to Section 5.2.4 concludes that Tenant has Released Hazardous Materials on, under or emanating from the Premises and the Affected Areas in material violation of Environmental Law and that such Release requires any investigation and/or active response action, including without limitation active or passive remediation and monitoring or any combination of these activities (“Corrective Action”), Tenant shall undertake Corrective Action only with respect to contamination caused by Tenant if, and only to the extent required by the governmental authority exercising jurisdiction over the matter.  Any Corrective Action performed by Tenant will be performed with Landlord’s prior written approval, not to be unreasonably withheld, and in accordance with applicable Environmental Laws, at Tenant’s sole cost and expense and by an environmental consulting firm reasonably acceptable to Landlord.  Tenant may perform the Corrective Action before or after the expiration or earlier termination of this Lease, to the extent permitted by governmental agencies with jurisdiction over the Premises, the Building and the Project (provided, however, that any Corrective Action performed after the expiration or earlier termination of this Lease shall be subject to the access fee provisions set forth below).  Tenant or its consultant may install, inspect, maintain, replace and operate remediation equipment and conduct the Corrective Action as it considers necessary, subject to Landlord’s approval.  Tenant and Landlord shall, in good faith, cooperate with each other with respect to any Corrective Action after the expiration or earlier termination of this Lease so as not to interfere unreasonably with the conduct of Landlord’s or any third party’s business on the Premises, the Building and the Project.  It shall be reasonable for Landlord to require Tenant to deliver a “no further action” letter or substantially similar document from the applicable governmental agency and Landlord shall provide reasonable access until such time as such approval is obtained.  Landlord’s “reasonableness” as used in the immediately preceding sentence shall be based on (i) the zoning of the Premises as of the date in question, and (ii) the logical uses of the Premises as of the date in question.  If Landlord is unable to situate a tenant in the Premises as a result of ongoing remediation of the Premises and the Affected Areas by Tenant, Tenant shall be obligated to pay an access fee equal to the Monthly Rent until such time as Landlord is able to situate said tenant in the Premises.  Tenant agrees to install, at Tenant’s sole cost and expense, to the extent commercially reasonable, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises.  Tenant also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Tenant’s consultant and governmental agencies with jurisdiction over the Premises) in a location which will allow Landlord, to the extent reasonably practicable, the ability to lease the Premises to a subsequent user.  Any Hazardous Materials on, in, under or about the Premises and the Affected Areas existing prior to commencement of this Lease are solely Landlord’s responsibility and Tenant shall have no obligations whatsoever for any investigation or remediation associated with Hazardous Materials existing on the premises prior to the Commencement Date.  Landlord will indemnity Tenant for any and all costs and expenses associated with Hazardous Materials existing on the Premises prior to the Commencement Date; provided, however, that Landlord’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant.

5.2.6Tenant’s Duty to Notify Landlord Regarding Releases.  Tenant agrees to promptly notify Landlord of any Release of Hazardous Materials in the Premises which Tenant becomes aware of during the Lease Term, whether caused by Tenant or any other persons or entities.

5.2.7Tenant’s Environmental Indemnity.  To the fullest extent permitted by law, Tenant agrees to promptly indemnify, protect, defend and hold harmless Landlord and Landlord’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Landlord Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from Tenant’s Release of Hazardous Materials on, in, under or about the Premises solely to the extent the Release caused by Tenant or any of Tenant’s Parties during the Lease Term; provided, however, that Tenant’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Landlord.  Tenant’s obligations hereunder shall include, without limitation, and whether foreseeable or unforeseeable, all costs of any required or necessary repair, cleanup or detoxification or decontamination of the Premises or the preparation and implementation of any closure, remedial action or other required plans in connection therewith.  The provisions of this Section 5.2.7 will survive the expiration or earlier termination of this Lease.

5.2.8Landlord’s Environmental Indemnity.  To the fullest extent permitted by law, Landlord agrees to promptly indemnify, protect, defend and hold harmless Tenant and Tenant’s members, partners, subpartners, independent contractors, officers, directors, shareholders, employees, agents, successors and assigns (collectively, “Tenant Parties”) from and against any and all claims, damages, judgments, suits, causes of action, losses, liabilities, penalties, fines, expenses and costs (including, without limitation, clean-up, removal, remediation and restoration costs, sums paid in settlement of claims, attorneys’ fees, consultant fees and expert fees and court costs) which arise or result from the presence of Hazardous Materials on, in, under or about the Premises, the Building or any other portion of the Project not caused by Tenant; provided, however, that Landlord’s indemnity obligations shall not extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant.

5.2.9Landlord’s Remediation.  If Hazardous Materials are present at the Premises that are required by Environmental Law to be remediated and Tenant is not responsible therefor pursuant to Section 5.2, Landlord shall remediate such Hazardous Materials.  Landlord agrees to install, at Landlord’s sole cost and expense, to the extent commercially reasonable, screening around its remediation equipment so as to protect the aesthetic appeal of the Premises.  Landlord also agrees to use reasonable efforts to locate its remediation and/or monitoring equipment, if any (subject to the requirements of Landlord’s consultant and governmental agencies with jurisdiction over the Premises) in a location which will allow Tenant to fully utilize the Premises.

Article 6
SERVICES AND UTILITIES

6.1Services and Utilities.  Tenant shall pay for all water, gas, heat, light, power, telephone, internet service, cable television, other telecommunications and other utilities supplied to the Premises, together with any fees, surcharges and taxes thereon.  Landlord shall not be obligated to provide any janitorial services to the Premises.  Tenant agrees that Landlord shall not be liable for damages, by abatement of Rent or otherwise, for failure of any service or for any diminution in the quality or quantity thereof, and such failures or delays or diminution shall never be deemed to constitute an eviction or disturbance of Tenant’s use and possession of the Premises or relieve Tenant from paying Rent or performing any of its obligations under this Lease.

6.2Energy Statements.  For any utilities serving the Premises for which Tenant is billed directly by such utility provider, Tenant agrees to furnish to Landlord, upon Landlord’s written request which shall be requested no more than once every twelve (12) months during the Lease Term, (a) any invoices or statements for such utilities and (b) any other utility usage information reasonably requested by Landlord, including an ENERGY STAR® Statement of Performance (or similar comprehensive utility usage report if requested by Landlord) and any other information reasonably requested by Landlord for the immediately preceding year.  Tenant shall retain records of utility usage at the Premises, including invoices and statements from the utility provider, for at least [***], or such other period of time as may be requested by Landlord.  Tenant acknowledges that any utility information for the Premises may be shared with third parties, including Landlord’s consultants and governmental authorities.  In the event that Tenant fails to comply with this Section, Tenant hereby authorizes Landlord to collect utility usage information directly from the applicable utility providers and agree to pay Landlord a fee of [***] per month to collect such utility usage information.

6.3Abatement of Rent.  Notwithstanding anything to the contrary in this Lease, in the event that Tenant is prevented from using, and does not use, the Building or any portion thereof, or Tenant’s Parking Spaces or any portion thereof (where Landlord has not accommodated Tenant with the Alternative Parking (as defined below)), or the spoil courts, fitness center, outdoor seating or walking areas (the “Other Amenities”), in any of such cases as a result of (i) Landlord’s construction of the New Building, (ii) any failure in Tenant obtaining any of the essential utilities due to Landlord’s negligent or intentional acts or omissions, (iii) any failure in Tenant accessing the Building or Tenant’s Parking Spaces due to Landlord’s negligent or intentional acts or omissions or due to a beneficiary pursuant to an easement referenced in the Policy (as defined in Section 10.1 below) causing such failure of access, (iv) any repair, maintenance or alteration performed by Landlord, or (v) Landlord’s negligent or intentional acts or omissions or breach of this Lease, and provided that Tenant did not cause such interference, then Tenant shall immediately notify Landlord in writing and if such prevention continues for the relevant Eligibility Period (as defined below), then Tenant’s obligation to pay Base Rent shall be abated or reduced, as the case may be, from and after the first (1st) day following the Eligibility Period and continuing until such time that Tenant continues to be so prevented from using, and does not use, the Building or a portion thereof or Tenant’s Parking Spaces or any portion thereof (where Landlord has not accommodated Tenant with the Alternative Parking (as defined below)), or the Other Amenities, in the proportion that the rentable square feet of the portion of the Building that Tenant is prevented from using, and does not use, bears to the total rentable square feet of the Building (or in the case of Tenant’s Parking Spaces, in proportion to the number of Tenant’s Parking Spaces that Tenant is prevented from using, and does not use, bears to the total number of Tenant’s Parking Spaces; or in the case of the Other Amenities, Base Rent shall be abated by 10%).  For example, if Tenant is unable to use five percent (5%) of Tenant’s Parking Spaces from and after the relevant Eligibility Period, then Base Rent shall reduce by five percent (5%) (until Tenant is provided the use of Tenant’s Parking Spaces (or until Landlord provides the Alternative Parking to Tenant)).  To the extent Tenant shall be entitled to abatement of rent pursuant to Article 12, then the Eligibility Period shall not be applicable.  “Eligibility Period” means five (5) consecutive business days unless such interference is triggered by construction of the New Building in which case it shall mean one (1) business day and except that, if such five (5) business days Eligibility Period is triggered at least three times in any 12 month period, then the Eligibility Period shall be shortened to one (1) business day for any additional interference during such 12 month period.  With respect to parking during any construction of the New Building, Landlord may, at Landlord’s election and at Landlord’s sole cost, use valet/tandem parking or employ a reasonable shuttle service from a separate parking location, provided that (a) neither tandem parking nor such shuttle service shall be used for more than ninety (90) days, in the aggregate, during construction of the New Building, (b) such shuttle service is continuously available between the hours of 6am and 10pm on weekdays and between the hours of 8am and 6pm on weekends, and (c) such shuttle service that does not require more than a ten (10) minute ride from the alternate parking location to the Building (the “Alternative Parking”).

Article 7
REPAIRS

7.1Tenant’s Obligations.  Throughout the Lease Term, Tenant shall, at Tenant’s sole cost and expense, maintain, repair, improve and replace to the Management Standard, all portions of the Premises in accordance with the following provisions of this Article 7.  For purposes of this Lease, the portions of the Building and Premises to be so maintained, repaired and improved by Tenant and its Facilities Team (as defined in Section 7.2.2 below) shall include, without limitation, all of the systems (“Building Systems”) set forth in Exhibit G.  Tenant, at its sole cost and expense, shall also maintain and keep the sidewalks, landscaping, parking areas, curbs, roads, driveways, lighting standards, landscaping, sewers, water, gas and electrical distribution systems and facilities, drainage facilities, and all signs, both illuminated and non-illuminated, in good condition (all such items referenced in this Section 7.1 are collectively referred to herein as “Tenant Maintenance Responsibilities”).

7.2Management Standards.

7.2.1Professional Maintenance.  Tenant shall perform the Tenant Maintenance Responsibilities in a manner consistent with commercially reasonable standards followed by Landlord and other first-class owners and management companies that are managing “Comparable Buildings”, as defined in the Extension Option Rider (the “Management Standard”).

7.2.2Facilities Team.  Landlord and Tenant hereby acknowledge that Tenant’s in-house facilities management department (collectively, the “Facilities Team”) is comprised of a multi-disciplined staff of competent professional facilities maintenance, repair and management personnel.  Tenant shall cause, throughout the Lease Term, its Facilities Team to maintain requisite levels of capability and expertise, and apply such Facilities Team to the Project, as reasonably required to satisfy the Management Standard.

7.2.3Service Agreements.  To the extent required to perform the Tenant Maintenance Responsibilities, Tenant shall enter into service, repair and maintenance agreements (collectively, the “Service Agreements”) upon the terms and conditions of this Lease and with competent providers as required under Exhibit F of this Lease.  Each of Landlord and Tenant shall have the right to reasonably modify and amend the terms and conditions of Exhibit F attached hereto, from time to time, in accordance with commercially reasonable customary practices at Comparable Buildings.  With respect to such Service Agreements, Tenant shall provide Landlord with the name of the particular vendor, and the scope of work for which such vendor is retained.

7.3Records and Reports and Meeting Requirements.

7.3.1Annual Management Reports.  Two times per calendar year during the Lease Term, Tenant shall prepare and deliver to Landlord the following reports which shall be in form and substance reasonably satisfactory to Landlord.

7.3.1.1Utilities consumption and demand report and analysis for the preceding year, which report shall include, without limitation, the hours of use of the HVAC equipment and systems in the Premises.

7.3.1.2Any other reports as Landlord shall from time to time reasonably request in connection with the operation and management of the Building and Premises.

7.3.2Landlord’s Ownership of Records.  All plans and specifications maintained by Tenant in connection with the Building and/or any improvements, and any warranties and guaranties and operating manuals relating to the Building and/or Premises (collectively, the “Building Documents”) shall become the property of Landlord, and such documents (but Tenant may retain copies thereof) shall be delivered to Landlord upon the expiration or earlier termination of the Lease Term, to the extent not previously delivered to Landlord.

7.3.3Meeting Requirements.  At the written request of either Landlord or Tenant (a “MM Request”), each party shall arrange to meet and confer with the other (at a mutually reasonable and convenient time and location), as to the status of the maintenance, repair and other work required to be performed under this Lease and to (i) conduct a full inspection of the condition of the Premises including the Building structure and Building systems, (ii) review and discuss the Service Agreements, and (iii) review and discuss Tenant’s and Landlord’s obligations as set forth under this Lease (each, a “Maintenance Meeting”); provided, however, in no event shall Landlord or Tenant be required to participate in more than one such Maintenance Meeting during any six month period during the Lease Term, unless such a Maintenance Meeting is required in connection with an emergency situation or event.  In connection with, and in advance of, any such Maintenance Meeting, to the extent Landlord’s MM Request included a request for maintenance and repair reports, documents and back-up materials, Tenant shall promptly deliver any maintenance and repair reports, documents and back-up materials related to the maintenance, repair and other work required to be performed by Tenant under the Lease, to the extent the same are regularly and customarily generated and maintained by, and in the possession of, its Facilities Team (collectively, the “M&R Reports”).

7.3.4Books and Records.  Tenant shall maintain complete, detailed and accurate records, books and accounts of all funds disbursed in connection with Tenant’s obligations under this Article 7 (excepting salary disbursements internal to Tenant), including all M&R Reports.  Tenant agrees to keep all of the aforementioned documents (collectively, the “Books and Records”) safe and available to Landlord, and Tenant shall not dispose of any such Books or Records until the same are at least three (3) years old.

7.3.5Tenant’s Risk Management Obligations.  Tenant shall promptly investigate and make a full timely written report to Landlord as to all alleged accidents known to Tenant and/or all claims for damages relating to the Premises known to Tenant, including any damage or destruction to the Premises.  Tenant agrees not to knowingly permit the use of the Premises for any purpose which might void any policy of insurance held by Landlord or unreasonably increase the premiums therefor unless Tenant pays for such increased insurance payments or which might render any loss insured thereunder uncollectible.

7.4Repair, Maintenance and Testing.

7.4.1Tenant’s Repair, Maintenance and Improvement Obligations.  Tenant shall, at Tenant’s sole cost and expense maintain and repair and improve, in good repair and in a first- class condition, and pursuant to the specifications set forth in Exhibit F attached hereto, those portions of the Premises (inclusive of fixed improvements) which are Tenant Maintenance Responsibilities.  Tenant shall comply with all applicable laws in connection with the Tenant Maintenance Responsibilities.  At Landlord’s option, if Tenant fails to comply with its obligations as required in this Article 7, Landlord may, after written notice to Tenant, and Tenant’s failure to cure the same within five (5) days (or such shorter period in the event of an emergency) but only if Tenant is not diligently working to cure the same, and after providing Tenant a second notice setting forth Landlord’s intention to engage in self-help (except in the event of an emergency, in which case no notice to Tenant shall be required), but need not, perform such obligations, and Tenant shall pay Landlord the reasonable cost thereof.

7.4.2Tenant’s Testing Obligations.  Tenant shall operate, maintain, and test the Building Systems including all subsystems in any special areas as designated by Landlord, to the extent related to the Tenant Maintenance Responsibilities in a manner consistent with the Management Standard.  Tenant shall conduct such testing and maintenance in accordance with applicable laws.

7.5Capital Improvements.  Tenant[***] shall be required to perform all capital improvements in connection with the performance of Tenant’s Maintenance Obligations.  Tenant shall provide written notice to Landlord in the event that any such capital improvements are required during the Lease Term and shall perform the same in accordance with the terms of Article 8 of the Lease including Landlord’s approval of the same.  Notwithstanding anything to the contrary in this Lease, if, during the Lease Term, any Tenant Maintenance Responsibility is a capital replacement (as determined in accordance with GAAP) or a major repair which extends the useful life of the item which is required to be repaired beyond the remaining Lease Term, and if the useful life of such capital replacement is more than the remaining Lease Term (or major repair extends the useful life of the item which is required to be repaired beyond the remaining Lease Term) [***], then such item shall be replaced and/or repaired by Tenant (subject to Landlord’s prior approval of the plans and specifications and the cost of any such capital replacement or repair, to the extent that such approval is required by the provisions of Section 8.1), and Landlord shall reimburse Tenant a pro rata share of the cost thereof based upon a fraction, the numerator of which is the number of months of the expected useful life of such replacement item or repair item beyond the expiration of the Lease Term, and the denominator of which is the total number of months of the reasonably expected useful life of such capital improvement or major repair item.  Notwithstanding anything above to the contrary, (i) Tenant shall be solely responsible for any capital replacement or major repair necessitated due to Tenant’s negligence or willful misconduct or material breach of this Lease and (ii) in the event Tenant exercises an extension option such that the Lease Term extends beyond the useful life of any such capital replacement or major repair, then Landlord shall no longer be obligated to reimburse Tenant for any such capital replacement or major repair.

7.6Tenant’s Responsibilities Upon Termination of Management of the Project.  Upon the expiration or earlier termination of this Lease for any reason, Tenant shall forthwith, without necessity of demand or notice, deliver the following to Landlord, or Landlord’s appointed agent on the effective date of expiration or termination (except to the extent that any such item has already been delivered to Landlord).

7.6.1Copies of the Books and Records for the most recent full calendar year and any subsequent partial calendar year.

7.6.2A final accounting of all of Tenant’s direct payment obligations under Section 4.1 of the Lease (and the remaining terms of this Lease) attributable to the Project and accruing on or before the date of termination.

7.6.3Any third party warranties, guaranties and operating manuals in Tenant’s possession relating to the improvements in the Project and the Building Systems.

7.6.4All keys related to the telephone closets, janitorial closets, electrical closets, storage rooms, storage areas, electrical utility provider rooms or areas, rooftop access points, and other areas which would traditionally be characterized as common areas.

7.6.5The obligation of Tenant to deliver the foregoing shall survive the termination of the Lease.

Article 8
ADDITIONS AND ALTERATIONS

8.1Landlord’s Consent to Alterations.  Tenant may not make any improvements, alterations, additions or changes to the Premises (collectively, the “Alterations”) without first procuring the prior written consent of Landlord to such Alterations, which consent shall be requested by Tenant not less than [***] prior to the commencement thereof, and which consent shall not be unreasonably withheld by Landlord; provided, however, Landlord may withhold its consent in its sole and absolute discretion with respect to any Alterations which may materially adversely affect the structural components of the Building or the Systems and Equipment.  Tenant shall pay for all overhead, general conditions, fees and other costs and expenses of the Alterations, and [***].  The construction of the initial improvements to the Premises shall be governed by the terms of the Tenant Work Letter and not the terms of this Article 8 and shall not be deemed “Alterations”.  Notwithstanding the foregoing to the contrary, Landlord’s prior consent shall not be required with respect to any interior Alterations to the Building which (i) cost less than [***] for any one (1) job, and (ii) do not adversely affect the Building Systems and/or the Building structure; such alterations shall not be subject to Landlord’s supervision fee.

8.2Manner of Construction.  Landlord may impose[***], reasonable requirements, including, but not limited to, the requirement that Tenant utilize for such purposes only [***].  Tenant shall construct such Alterations and perform such repairs in compliance with any and all applicable rules and regulations of any federal, state, county or municipal code or ordinance and pursuant to a valid building permit, issued by the city in which the Building is located, and in conformance with Landlord’s reasonable construction rules and regulations.  Landlord’s approval of the plans, specifications and working drawings for Tenant’s Alterations shall create no responsibility or liability on the part of Landlord for their completeness, design sufficiency, or compliance with all laws, rules and regulations of governmental agencies or authorities.  All work with respect to any Alterations must be done in a good and workmanlike manner and diligently prosecuted to completion to the end that the Premises shall at all times be a complete unit except during the period of work.  Tenant shall cause all Alterations to be performed in such manner as not to obstruct access by any person to the Building or Project, and as not to obstruct the business of Landlord, or interfere with the labor force working at the Project.  If Tenant makes any Alterations, Tenant agrees to [***], it being understood and agreed that all of such Alterations shall be insured by Tenant pursuant to Article 10 below immediately upon completion thereof.  If Landlord has reasonable cause therefor, then Landlord may require Tenant to obtain [***].  Upon completion of any Alterations, Tenant shall (i) [***], (ii) [***], and (iii) [***].

8.3Landlord’s Property.  All Alterations, improvements, fixtures and/or equipment which may be installed or placed in or about the Premises (including, but not limited to, all floor and wall coverings, built-in cabinet work and paneling, sinks and related plumbing fixtures, laboratory benches, exterior venting fume hoods and walk-in freezers and refrigerators, ductwork, conduits, electrical panels and circuits)[ ***].  Furthermore, Landlord may require that Tenant remove any Alterations (i.e., all Alterations except the Tenant Improvements (other than with respect to the [***] as provided below)) upon the expiration or early termination of the Lease Term, and repair any damage to the Premises and Building caused by such removal (provided that Landlord so designates at the time that Landlord consents to such Alteration but Landlord will only be required to so designate in the event Tenant requests, in Tenant’s request for such consent, that Landlord make such determination).  Furthermore, Landlord may, by written notice to Tenant prior to the end of the Lease Term, or given following any earlier termination of this Lease, require Tenant, upon the expiration or sooner termination of this Lease [***], to restore any structural elements which are removed by Tenant as part of the Tenant Improvements within [***] which restoration shall, in the event this Lease is terminated due to Tenant’s default under this Lease (beyond the expiration of all applicable notice and cure periods set forth herein), include Tenant restoring [***].  In connection with such restoration, Tenant shall repair any damage to the Premises and Building and return the affected portion of the Premises to a building standard tenant improved condition as reasonably determined by Landlord; in no event shall Tenant have any other restoration obligations pertaining to the initial Tenant Improvement work performed by Tenant pursuant to the Tenant Work Letter.  If Tenant fails to complete such restoration of the [***] and return the affected portion of the Premises to a building standard tenant improved condition, Landlord may do so and may charge the cost thereof to Tenant.  Tenant hereby protects, defends, indemnifies and holds Landlord harmless from any liability, cost, obligation, expense or claim of lien in any manner relating to the installation, placement, removal or financing of any such Alterations, improvements, fixtures and/or equipment in, on or about the Premises, which obligations of Tenant shall survive the expiration or earlier termination of this Lease.  If Tenant fails to complete such removal and/or to repair by the end of the Lease Term (plus a reasonable cure period not to exceed [***]), Landlord may do so and may charge the cost thereof to Tenant.  Notwithstanding any other provision of this Article 8 to the contrary, in no event shall Tenant remove any improvement from the Premises as to which Landlord contributed payment, including the Tenant Improvements, without Landlord’s prior written consent, which consent Landlord may withhold in its sole and absolute discretion.

Article 9
COVENANT AGAINST LIENS

Tenant has no authority or power to cause or permit any lien or encumbrance of any kind whatsoever, whether created by act of Tenant, operation of law or otherwise, to attach to or be placed upon the Project, Building or Premises, and any and all liens and encumbrances created by Tenant shall attach to Tenant’s interest only.  Landlord shall have the right at all times to post and keep posted on the Premises any notice which it deems necessary for protection from such liens.  Tenant shall not cause or permit any lien of mechanics or materialmen or others to be placed against the Project, the Building or the Premises with respect to work or services claimed to have been performed for or materials claimed to have been furnished to Tenant or the Premises, and, in case of any such lien attaching or notice of any lien, Tenant shall cause it to be immediately released and removed of record by payment and release or furnish a bond or other security reasonably acceptable to Landlord.  If any such lien is not released and removed (or bonded over) within five (5) business days after notice of such lien is delivered by Landlord to Tenant, then Landlord may, at its option, take all action necessary to release and remove such lien, without any duty to investigate the validity thereof, and all sums, costs and expenses, including reasonable attorneys’ fees and costs, incurred by Landlord in connection with such lien shall be deemed Additional Rent under this Lease and shall immediately be due and payable by Tenant.  In the event that Tenant leases or finances the acquisition of equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.  In no event shall the address of the Premises be furnished on a financing statement without qualifying language as to applicability of the lien only to removable personal property located in an identified suite leased by Tenant.  Should any holder of a financing statement record or place of record a financing statement that appears to constitute a lien against any interest of Landlord or against equipment that may be located other than within an identified suite leased by Tenant, Tenant shall, within ten (10) days after filing such financing statement, cause (a) a copy of the Lender security agreement or other documents to which the financing statement pertains to be furnished to Landlord to facilitate Landlord’s ability to demonstrate that the lien of such financing statement is not applicable to Landlord’s interest and (b) Tenant’s lender to amend such financing statement and any other documents of record to clarify that any liens imposed thereby are not applicable to any interest of Landlord in the Premises.  Landlord shall sign any commercially reasonable agreements (and reasonably approved by Landlord’s counsel) which may be required by any such equipment financing lender for the benefit of Tenant.

Article 10
INDEMNIFICATION AND INSURANCE

10.1Indemnification and Waiver.  Tenant hereby assumes all risk of damage to property and injury to persons, in, on, or about the Premises from any cause whatsoever and agrees that Landlord and the Landlord Parties shall not be liable for, and are hereby released from any responsibility for, any damage to property or injury to persons or resulting from the loss of use thereof, which damage or injury is sustained by Tenant or by other persons claiming through Tenant, except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Parties or any breach of this Lease by Landlord.  Tenant shall indemnify, defend, protect, and hold harmless the Landlord Parties from any and all loss, cost, damage, expense and liability (including without limitation court costs and reasonable attorneys’ fees) (collectively, “Claims”) incurred in connection with or arising from any cause in, on or about the Premises (including, without limitation, Tenant’s installation, placement and removal of Alterations, improvements, fixtures and/or equipment in, on or about the Premises), due to the acts, omissions or negligence of Tenant or of any person claiming by, through or under Tenant, or of the contractors, agents, servants, employees, licensees or invitees of Tenant or any such person, in, on or about the Premises, the Building and Project, but only to the extent Tenant’s liability is not waived and released by Landlord pursuant to the terms of Section 10.4 of this Lease; provided, however, that Tenant’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Landlord or any Landlord Parties.  Notwithstanding anything in this Section 10.1 to the contrary, the foregoing assumption of risk, release and indemnity shall not apply to any Claims to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Parties or breach of this Lease by Landlord (collectively, the “Excluded Claims”), and Landlord shall indemnify, protect, defend and hold harmless Tenant and Tenant’s officers, agents and employees (collectively, “Tenant Parties”) from and against any such Excluded Claims, but only to the extent Landlord’s liability is not waived and released by Tenant pursuant to the terms of Section 10.4 of this Lease (provided, however, that Landlord’s indemnity shall, in no event, extend to loss of profits, loss of business or other consequential damages incurred by Tenant or any Tenant Parties).  Landlord represents that Landlord obtained a title insurance policy with respect to the Premises dated December 1, 2014, a copy of which Landlord has furnished to Tenant prior to the execution of this Lease (the “Policy”), which Policy identifies two encroachments as exceptions 21.A and 21.E.  In addition, Landlord previously obtained for Tenant a preliminary title report from First American with respect to the Premises (the “PTR”), which PTR identifies exceptions 3 through 26 as exceptions to title in Schedule B to the PTR (the specific exceptions referenced above with respect to the Policy and the PTR are collectively referred to herein as the “Exceptions”).  If Tenant incurs any losses, claims, liabilities, expenses and costs due to any matters set forth in the Exceptions, then Landlord shall (with counsel reasonably satisfactory to both Landlord and Tenant, at Tenant’s expense) seek recourse under the Policy and indemnify Tenant for such losses, claims, liabilities, expenses and costs but only to the extent Landlord’s indemnity costs are covered under the Policy and only to the extent of Landlord’s rights under the Policy; provided, however, (i) in no event shall Landlord’s indemnity obligations extend to loss of business, loss of profits or other consequential damages which may be suffered by Tenant and (ii) in the event Landlord transfers Landlord’s interest in the Project, then the term “Policy” shall mean a subsequent ownership title policy held by the transferee for the Project.  Each party’s agreement to indemnify the other pursuant to this Section 10.1 is not intended and shall not relieve any insurance carrier of its obligations under policies required to be carried by the indemnifying party pursuant to the provisions of this Lease.  The provisions of this Section 10.1 shall survive the expiration or sooner termination of this Lease.  Notwithstanding anything in this Lease to the contrary but subject to Section 6.3 and Landlord’s indemnity obligations in this Lease, Landlord shall not be liable to Tenant for, and Tenant assumes all risk of, damage to personal property or scientific research or intellectual property, including loss of records kept by Tenant within the Premises and damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, malfunctioning lab systems including any malfunction of the central plant systems, roof leaks or stoppages of lines), except to the extent caused by the gross negligence or willful misconduct of Landlord or any Landlord Parties.  Tenant further waives any claim for injury to Tenant’s business or loss of income relating to any such damage or destruction of personal property as described above.  Neither Landlord nor Tenant shall have any liability to the other for any consequential, indirect, special or punitive damages, except for Tenant’s liability pursuant to Article 16.

10.2Landlord’s Insurance.  During the Lease Term, Landlord shall carry commercial general liability insurance insuring in a form and with limits as would be covered by a prudent landlord of premises comparable to the Premises in the general vicinity of the Premises.  At Landlord’s option, all such insurance may be carried under any blanket or umbrella policies which Landlord has in force for other buildings and projects.  Landlord may, but shall not be obligated to, carry any other form or forms of insurance as Landlord or the mortgagees or ground lessors of Landlord may reasonably determine is advisable.  The cost of insurance obtained by Landlord pursuant to this Section 10.2 (including deductibles) shall be included in Additional Rent.  If Tenant’s peculiar use of the Premises (e.g. for uses not customarily undertaken by tenants in a similar business and who occupy similar buildings) causes any increase in the premium for such insurance policies, Landlord shall notify Tenant in writing and Tenant shall reimburse Landlord for any such increase.

10.3Tenant’s Insurance.  Tenant shall maintain the following coverages in the following amounts.

10.3.1During the Lease Term, Tenant shall maintain in effect at all times fire and hazard insurance written on a “special form” covering one hundred percent (100%) of the full replacement cost valuation of the Building and structures located on the land comprising the Premises in the event of fire, earthquake, terrorism, lightning and windstorm.  Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.  Tenant, at Tenant’s expense, shall comply with all rules, orders, regulations or requirements of the American Insurance Association (formerly the National Board of Fire Underwriters) and with any similar body.

10.3.2Commencing on the date hereof, Tenant shall maintain Commercial General Liability Insurance covering the insured against claims of bodily injury, personal injury and property damage arising out of Tenant’s operations, assumed liabilities or use of the Premises, including a Broad Form Commercial General Liability endorsement covering the insuring provisions of this Lease and the performance by Tenant of the indemnity agreements set forth in Section 10.1 above, (and with owned (if applicable) and non-owned automobile liability coverage, and liquor liability coverage if alcoholic beverages are served on the Premises) for limits of liability not less than:

Bodily Injury, Personal Injury Liability	$[***] each occurrence
and Property Damage Liability	$[***] annual aggregate

10.3.3During construction of the Tenant Improvements and at all times during the Lease Term, Physical Damage Insurance covering (i) all furniture, trade fixtures, equipment, merchandise (if any) and all other items of Tenant’s property on the Premises installed by, for, or at the expense of Tenant, (ii) the Tenant Improvements, including any Tenant Improvements which Landlord permits to be installed above the ceiling of the Premises or below the floor of the Premises, and (iii) all other improvements, alterations and additions to the Premises, including any improvements, alterations or additions installed at Tenant’s request above the ceiling of the Premises or below the floor of the Premises.  Such insurance shall be written on a “physical loss or damage” basis under a “special form” policy, for the full replacement cost value new without deduction for depreciation of the covered items and in amounts that meet any co-insurance clauses of the policies of insurance and shall include a vandalism and malicious mischief endorsement, sprinkler leakage coverage and earthquake sprinkler leakage coverage.

10.3.4Workers’ compensation insurance as required by law.

10.3.5Loss-of-income, business interruption and extra-expense insurance in such amounts as will reimburse Tenant for direct and indirect loss of earnings attributable to all perils commonly insured against by prudent tenants or attributable to prevention of loss of access to the Premises or to the Building as a result of such perils.

10.3.6Tenant shall carry comprehensive automobile liability insurance having a combined single limit of not less than [***] ($[***]) per occurrence and insuring Tenant against liability for claims arising out of ownership (if applicable), maintenance or use of any owned (if any), hired or non-owned automobiles.

10.3.7Intentionally blank

10.3.8Form of Policies.  The minimum limits of policies of insurance required of Tenant under this Lease shall in no event limit the liability of Tenant under this Lease.  Such insurance shall: (i) name Landlord, and any other party it so specifies, as an additional insured; (ii) specifically cover the liability assumed by Tenant under this Lease, including, but not limited to, Tenant’s obligations under Section 10.1 above (to the extent generally available in such coverage); (iii) be issued by an insurance company having a rating of not less than A-VIII in Best’s Insurance Guide or which is otherwise acceptable to Landlord and licensed to do business in the state in which the Project is located; (iv) be primary insurance as to all claims thereunder and provide that any insurance (if any) carried by Landlord is excess and is non-contributing with any insurance requirement of Tenant; (v) provide that said insurance shall not be canceled or coverage changed unless ten (10) days’ prior written notice shall have been given to Landlord and any mortgagee or ground or underlying lessor of Landlord (provided that such provision is commercially available); (vi) contain a cross-liability endorsement or severability of interest clause acceptable to Landlord; and (vii) with respect to the insurance required in Sections 10.3.1, 10.3.2 and 10.3.4 above, have deductible amounts not exceeding [***] ($[***]).  Tenant shall deliver such policies or certificates thereof to Landlord on or before the Lease Commencement Date and at least thirty (30) days before the expiration dates thereof.  If Tenant shall fail to procure such insurance, or to deliver such policies or certificate, within such time periods, Landlord may, at its option, in addition to all of its other rights and remedies under this Lease, and without regard to any notice and cure periods set forth in Section 19.1, procure such policies for the account of Tenant, and the cost thereof shall be paid to Landlord as Additional Rent within ten (10) days after delivery of bills therefor.  Tenant shall have the right to carry the insurance required hereunder in the form of blanket and/or umbrella policies.

10.4Subrogation.  Landlord and Tenant agree to have their respective insurance companies issuing property damage insurance waive any rights of subrogation that such companies may have against Landlord or Tenant, as the case may be.  Landlord and Tenant hereby waive any right that either may have against the other on account of any loss or damage to their respective property to the extent such loss or damage is insurable under policies of insurance for fire and all risk coverage, theft, public liability, or other similar insurance.

Article 11
DAMAGE AND DESTRUCTION

11.1Repair of Damage to Premises by Tenant.  Tenant shall promptly notify Landlord of any damage to the Premises resulting from fire or any other casualty (“Casualty”).  [***]  Any such restoration shall be subject to the terms and conditions of Article 8 of this Lease.  Notwithstanding anything above to the contrary, if the Casualty is such that (i) more than [***] of the Building is destroyed and such Casualty occurs during the [***] of the Lease Term, or (ii) the restoration will require [***], or (iii) the damage is not [***], Tenant may elect to terminate this Lease by giving Landlord written notice of such election within ninety (90) days following the Casualty.  In such event, [***].

11.2Waiver of Statutory Provisions.  The provisions of this Lease, including this Article 11, constitute an express agreement between Landlord and Tenant with respect to any and all damage to, or destruction of, all or any part of the Premises, the Building or any other portion of the Project, and any statute or regulation of the state in which the Project is located, including, without limitation, Sections 1932(2) and 1933(4) of the California Civil Code, with respect to any rights or obligations concerning damage or destruction in the absence of an express agreement between the parties, and any other statute or regulation, now or hereafter in effect, shall have no application to this Lease or any damage or destruction to all or any part of the Premises, the Building or any other portion of the Project.

Article 12
CONDEMNATION

12.1Permanent Taking.  If the whole or any part of the Premises, Building or Project shall be taken by power of eminent domain or condemned by any competent authority for any public or quasi-public use or purpose, or if any adjacent property or street shall be so taken or condemned, or reconfigured or vacated by such authority in such manner as to require the use, reconstruction or remodeling of any part of the Premises, Building or Project, or if Landlord shall grant a deed or other instrument in lieu of such taking by eminent domain or condemnation, each of Landlord and Tenant shall have the option to terminate this Lease upon [***] notice, provided such notice is given no later than [***] after the date of such taking, condemnation, deed or other instrument.  [***].  All Rent shall be apportioned as of the date of such termination, or the date of such taking, whichever shall first occur.  If any part of the Premises shall be taken, and this Lease shall not be so terminated, the Base Rent shall be proportionately abated.  Tenant hereby waives any and all rights it might otherwise have pursuant to Section 1265.130 of The California Code of Civil Procedure.

12.2Temporary faking.  Notwithstanding anything to the contrary contained in this Article 12, in the event of a temporary taking of all or any portion of the Premises for a period of one hundred and eighty (180) days or less, then this Lease shall not terminate but the Base Rent shall be abated for the period of such taking in proportion to the ratio that the amount of rentable square feet of the Premises taken bears to the total rentable square feet of the Premises.  Landlord shall be entitled to receive the entire award made in connection with any such temporary taking.

Article 13
COVENANT OF QUIET ENJOYMENT

Landlord covenants that Tenant, on paying the Rent, charges for services and other payments herein reserved and on keeping, observing and performing all the other terms, covenants, conditions, and agreements herein contained on the part of Tenant to be kept, observed and performed, shall, during the Lease Term, peaceably and quietly have, hold and enjoy the Premises subject to the terms, covenants, conditions, and agreements hereof without interference by any persons lawfully claiming by or through Landlord.  The foregoing covenant is in lieu of any other covenant express or implied.

Article 14
ASSIGNMENT AND SUBLETTING

14.1Transfers.  Tenant shall not, without the prior written consent of Landlord, assign, mortgage, pledge, hypothecate, encumber, or permit any lien to attach to, or otherwise transfer, this Lease or any interest hereunder, permit any assignment or other such foregoing transfer of this Lease or any interest hereunder by operation of law, sublet the Premises or any part thereof, or permit the use of the Premises by any persons other than Tenant and its employees (all of the foregoing are hereinafter sometimes referred to collectively as “Transfers” and any person to whom any Transfer is made or sought to be made is hereinafter sometimes referred to as a “Transferee”).  If Tenant shall desire Landlord’s consent to any Transfer, Tenant shall notify Landlord in writing, which notice (the “Transfer Notice”) shall include (i) the proposed effective date of the Transfer, which shall not be less than twenty (20) days nor more than one hundred eighty (180) days after the date of delivery of the Transfer Notice, (ii) a description of the portion of the Premises to be transferred (the “Subject Space”), (iii) all of the terms of the proposed Transfer, the name and address of the proposed Transferee, and a copy of all existing and/or proposed documentation pertaining to the proposed Transfer, (iv) current financial statements of the proposed Transferee certified by an officer, partner or owner thereof (which Landlord shall treat as confidential and not disclose), (v) a list of Hazardous Materials, certified by the proposed Transferee to be true and correct, that the proposed Transferee intends to use or store in the Premises, and (vi) such other information as Landlord may reasonably require.  Any Transfer made without Landlord’s prior written consent shall, at Landlord’s option, be null, void and of no effect, and shall, at Landlord’s option, constitute a default by Tenant under this Lease.  Whether or not Landlord shall grant consent, within thirty (30) days after written request by Landlord, Tenant shall pay to Landlord One Thousand Five Hundred Dollars ($1,500.00) to reimburse Landlord for its review and processing fees, and Tenant shall also reimburse Landlord for any reasonable legal fees incurred by Landlord in connection with Tenant’s proposed Transfer, not to exceed the sum of Three Thousand Dollars ($3,000.00).

14.2Landlord’s Consent.  Landlord shall not unreasonably withhold, condition or delay its consent to any proposed Transfer on the terms specified in the Transfer Notice and Landlord shall provide or withhold consent to the Transfer within ten (10) business days after receipt of the Transfer Notice.  If Landlord does not respond to Tenant in writing of its decision within said ten (10) business day period and if such failure continues for an additional three (3) business days after Tenant’s second written request, Landlord’s consent shall be deemed granted.  In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee jeopardizing directly or indirectly the status of Landlord or any of Landlord’s affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986 (as the same may be amended from time to time, the “Revenue Code”) pursuant to the following sentence.  Notwithstanding anything contained in this Lease to the contrary, (w) no Transfer shall be consummated on any basis such that the rental or other amounts to be paid by the occupant, assignee, manager or other transferee thereunder would be based, in whole or in part, on the income or profits derived by the business activities of such occupant, assignee, manager or other transferee; (x) Tenant shall not furnish or render any services to an occupant, assignee, manager or other transferee with respect to whom transfer consideration is required to be paid, or manage or operate the Premises or any capital additions so transferred, with respect to which transfer consideration is being paid; (y) Tenant shall not consummate a Transfer with any person in which Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Revenue Code); and (z) Tenant shall not consummate a Transfer with any person or in any manner that could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease, license or other arrangement for the right to use, occupy or possess any portion of the Premises to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Revenue Code, or any similar or successor provision thereto or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Revenue Code.  The parties hereby agree that it shall be reasonable under this Lease and under any applicable law for Landlord to withhold consent to any proposed Transfer where one or more of the following apply, without limitation as to other reasonable grounds for withholding consent:

14.2.1The Transferee is of a character or reputation or engaged in a business which is not consistent with the quality of the Building or Project;

14.2.2The Transferee intends to use the Subject Space for purposes which are not permitted under this Lease;

14.2.3The Transferee is either a governmental agency or instrumentality thereof;

14.2.4The Transferee is not a party of reasonable financial worth and/or financial stability in light of the responsibilities involved under the Lease on the date consent is requested;

14.2.5The proposed Transfer would cause Landlord to be in violation of another lease or agreement to which Landlord is a party, provided that Landlord notified Tenant of such restrictions prior to the date of this Lease; or

14.2.6Either the proposed Transferee, or any person or entity which directly or indirectly, controls, is controlled by, or is under common control with, the proposed Transferee, is negotiating with Landlord to lease space in the Project at such time, provided in each instance that Landlord has space available to meet such party’s needs within the Project.

If Landlord consents to any Transfer pursuant to the terms of this Section 14.2 (and does not exercise any recapture rights Landlord may have under Section 14.4 below), Tenant may within six (6) months after Landlord’s consent, enter into such Transfer of the Premises or portion thereof, upon substantially the same terms and conditions as are set forth in the Transfer Notice furnished by Tenant to Landlord pursuant to Section 14.1 above, provided that if there are any changes in the terms and conditions from those specified in the Transfer Notice (i) such that Landlord would initially have been entitled to refuse its consent to such Transfer under this Section 14.2, or (ii) which would cause the proposed Transfer to be materially more favorable to the Transferee than the terms set forth in Tenant’s original Transfer Notice, Tenant shall again submit the Transfer to Landlord for its approval and other action under this Article 14 (including Landlord’s right of recapture, if any, under Section 14.4 of this Lease).

14.3Transfer Premium.  If Landlord consents to a Transfer, as a condition thereto which the parties hereby agree is reasonable, Tenant shall pay to Landlord [***] of any Transfer Premium received by Tenant from such Transferee.  “Transfer Premium” shall mean all rent, additional rent or other consideration payable by such Transferee in excess of the Rent and Additional Rent payable by Tenant under this Lease on a per rentable square foot basis if less than all of the Premises is transferred, after deducting the reasonable expenses incurred by Tenant for (i) any reasonable changes, alterations and improvements to the Premises in connection with the Transfer (but only to the extent approved by Landlord), and (ii) any reasonable legal fees, marketing expenses and/or brokerage commissions in connection with the Transfer (collectively, the “Subleasing Costs”).  Transfer Premium shall also include, but not be limited to, key money and bonus money paid by Transferee to Tenant in connection with such Transfer, and any payment in excess of fair market value for services rendered by Tenant to Transferee or for assets, fixtures, inventory, equipment, or furniture transferred by Tenant to Transferee in connection with such Transfer.

14.4Landlord’s Option as to Subject Space.  Notwithstanding anything to the contrary contained in this Article 14, in the event of an assignment of this Lease to anyone other than an Affiliate or a subletting of substantially all of the Premises for the balance of the Lease Term to anyone other than an Affiliate, Landlord shall have the option, by giving written notice (“Recapture Notice”) to Tenant within twenty (20) days after receipt of any Transfer Notice, to recapture the Subject Space.  Such recapture notice shall terminate this Lease with respect to the Subject Space as of the date stated in the Transfer Notice as the effective date of the proposed Transfer.  However, if Landlord delivers a Recapture Notice to Tenant, Tenant may, within ten (10) days after Tenant’s receipt of the Recapture Notice, deliver written notice to Landlord indicating that Tenant is rescinding its request for consent to the proposed Transfer, in which case such Transfer shall not be consummated and this Lease shall remain in full force and effect as to the portion of the Premises that was the subject of the Transfer.  Tenant’s failure to so notify Landlord in writing within said ten (10)-day period shall be deemed to constitute Tenant’s election to allow the Recapture Notice to be effective.  If Landlord declines, or fails to elect in a timely manner to recapture the Subject Space under this Section 14.4, then, provided Landlord has consented to the proposed Transfer, Tenant shall be entitled to proceed to transfer the Subject Space to the proposed Transferee, subject to provisions of the last paragraph of Section 14.2 above.

14.5Effect of Transfer.  If Landlord consents to a Transfer: (i) the terms and conditions of this Lease shall in no way be deemed to have been waived or modified; (ii) such consent shall not be deemed consent to any further Transfer by either Tenant or a Transferee (except that any such further Transfer shall be subject to the provisions of this Article 14); (iii) Tenant shall deliver to Landlord, promptly after execution, an original executed copy of all documentation pertaining to the Transfer in form reasonably acceptable to Landlord; and (iv) no Transfer relating to this Lease or agreement entered into with respect thereto, whether with or without Landlord’s consent, shall relieve Tenant or any guarantor of the Lease from liability under this Lease.  Landlord or its authorized representatives shall have the right at all reasonable times to audit the books, records and papers of Tenant relating to any Transfer, and shall have the right to make copies thereof, provided that Landlord executes a commercially reasonable non-disclosure agreement.  If the Transfer Premium respecting any Transfer shall be found understated, Tenant shall, within thirty (30) days after demand, pay the deficiency and Landlord’s costs of such audit.

14.6Additional Transfers.  For purposes of this Lease, the term “Transfer” shall also include: (i) if Tenant is a partnership or limited liability company, the withdrawal or change, voluntary, involuntary or by operation of law, of more than fifty percent (50%) of the partners or members, or transfer of more than fifty percent (50%) of the partnership or membership interests, within a twelve (12)-month period, or the dissolution of the partnership without immediate reconstitution thereof; and (ii) if Tenant has become a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), (A) the dissolution, merger, consolidation or other reorganization of Tenant, (B) the sale or other transfer of more than an aggregate of fifty percent (50%) of the voting shares of Tenant (other than to immediate family members by reason of gift or death), within a twelve (12)-month period, or (C) the sale, mortgage, hypothecation or pledge of more than an aggregate of fifty percent (50%) of the value of the unencumbered assets of Tenant within a twelve (12)-month period.

14.7Special Transferees.  Tenant shall be permitted, upon prior written notice to Landlord (without otherwise triggering the provisions of this Article 14) to enter into any license agreement of offices within the Premises with licensees of Tenant not to exceed twenty percent (20%) of the rentable square feet of the Premises in the aggregate, and such licensees shall not be deemed a Transfer under this Article 15; provided that (a) Tenant shall give Landlord prior written notice of any such license agreement and promptly supply Landlord with any documents or information reasonably requested by Landlord regarding such licensees (including, but not limited to, applicable certificates of insurance), and (b) Tenant shall not be permitted to separately demise any such subleased space nor shall such subtenants be permitted to maintain a separate reception area in the premises.  However, any proposed sublease which would result in an aggregate amount of subleased space which is greater than twenty percent (20%) of the rentable square feet of the Premises, shall require Landlord’s prior written consent and shall be deemed a Transfer under this Article 14.

14.8Permitted Transferees.  Neither (A) the assignment or subletting by Tenant of all or any portion of this Lease or the Premises to (i) a parent or subsidiary of Tenant, or (ii) any person or entity which controls, is controlled by or under common control with Tenant, or (iii) any entity which purchases all or substantially all of the assets of Tenant in one or a series of transactions, or (iv) any entity into which Tenant is merged or consolidated (each such persons or entities described in (i), (ii), (iii) and (iv) being sometimes hereinafter referred to as an “Affiliate”), nor (B) any transfer of the stock of Tenant, shall be deemed a Transfer under this Article 14, provided that:

14.8.1Any such Affiliate was not formed, nor was such financing intended, as a subterfuge to avoid the obligations of this Article 14;

14.8.2Tenant gives Landlord prior written notice of any such assignment, sublease, financing or public offering, unless precluded by non-disclosure obligations, in which case Tenant shall notify Landlord promptly thereafter;

14.8.3Tenant or any such Affiliate (together with Tenant if Tenant survives such Transfer) has, following the effective date of any such assignment, sublease, financing or public offering, a tangible net worth, in the aggregate, computed in accordance with generally accepted accounting principles, which is equal to or greater than Tenant as of the effective date of any such assignment, sublease, financing or public offering;

14.8.4Any such Affiliate (other than in connection with a stock transaction) shall assume, in a written document reasonably satisfactory to Landlord and delivered to Landlord upon or prior to the effective date of such assignment or sublease, all the obligations of Tenant under this Lease; and

14.8.5Tenant shall remain fully liable for all obligations to be performed by Tenant under this Lease.

An Affiliate that is an assignee of Original Tenant’s (or a prior Affiliate Assignee’s) entire interest in this Lease may be referred to as an “Affiliate Assignee.”

Article 15
SURRENDER; OWNERSHIP AND REMOVAL OF PERSONAL PROPERTY

15.1Surrender of Premises.  No act or thing done by Landlord or any agent or employee of Landlord during the Lease Term shall be deemed to constitute an acceptance by Landlord of a surrender of the Premises unless such intent is specifically acknowledged in a writing signed by Landlord.  The delivery of keys to the Premises to Landlord or any agent or employee of Landlord shall not constitute a surrender of the Premises or effect a termination of this Lease, whether or not the keys are thereafter retained by Landlord, and notwithstanding such delivery Tenant shall be entitled to the return of such keys at any reasonable time upon request until this Lease shall have been properly terminated.  The voluntary or other surrender of this Lease by Tenant, whether accepted by Landlord or not, or a mutual termination hereof, shall not work a merger, and at the option of Landlord shall operate as an assignment to Landlord of all subleases or subtenancies affecting the Premises.

15.2Removal of Tenant Property by Tenant.  Upon the expiration of the Lease Term, or upon any earlier termination of this Lease, Tenant shall, subject to the provisions of this Article 15, quit and surrender possession of the Premises to Landlord in as good order and condition as when Tenant took possession and as thereafter improved by Landlord and/or Tenant, reasonable wear and tear, casualty and/or repairs which are specifically made the responsibility of Landlord hereunder excepted.  Tenant’s restoration obligations with respect to any Alterations may also include satisfying Landlord’s commercially reasonable procedures regarding the cleaning of any lab systems and sealing any connection points of any such lab systems to the Premises, all at Tenant’s sole cost and expense.  At least ten (10) days prior to Tenant’s surrender of possession of any part of the Premises, Tenant shall provide Landlord with (a) a facility decommissioning and Hazardous Materials closure plan for the Premises (“Exit Survey”) prepared by an independent third party reasonably acceptable to Landlord, and (b) written evidence of all necessary governmental releases obtained by Tenant in accordance with applicable laws, including laws pertaining to the surrender of the Premises.  In addition, Tenant agrees to remain responsible for remediation after the surrender of the Premises to the extent the Exit Survey concludes that Tenant has Released Hazardous Materials on, under or emanating from the Premises and the Affected Areas in material violation of Environmental Law and that such Release requires Corrective Action.  Tenant shall undertake Corrective Action only with respect to contamination caused by Tenant if, and only to the extent required by the governmental authority exercising jurisdiction over the matter.  Tenant shall, upon the expiration or earlier termination of this Lease, furnish to Landlord evidence that Tenant has closed all governmental permits and licenses, if any, issued in connection with Tenant’s or Tenant’s Parties’ activities at the Premises.  If any such governmental permits or licenses have been issued and Tenant fails to provide evidence of such closure on or before the expiration or earlier termination of this Lease, then until Tenant does so, the holdover provisions of Article 16 of this Lease shall apply.  Upon such expiration or termination, Tenant shall, without expense to Landlord, remove or cause to be removed from the Premises all telephone, data, and other cabling and wiring (including any cabling and wiring associated with the wi-fi network, if any) installed or caused to be installed by Tenant (including any cabling and wiring, installed above the ceiling of the Premises or below the floor of the Premises), if and to the extent that such cabling, wiring and wi-fi network will materially adversely affect the next tenant of the Premises), all debris and rubbish, and such items of furniture, equipment, free-standing cabinet work, and other articles of personal property owned by Tenant or installed or placed by

Tenant at its expense in the Premises, and such similar articles of any other persons claiming under Tenant, as Landlord may, in its sole discretion, require to be removed, and Tenant shall repair at its own expense all damage to the Premises and Building resulting from such removal.  Tenant’s obligations under this Section 15.2 shall survive the expiration or earlier termination of this Lease.

Article 16
HOLDING OVER

If Tenant holds over after the expiration of the Lease Term hereof, with or without the express or implied consent of Landlord, such tenancy shall be from month-to-month only, and shall not constitute a renewal hereof or an extension for any further term, and in such case Base Rent shall be payable at a monthly rate equal to one hundred twenty-five percent (125%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease for the first thirty (30) days of such holding over and one hundred fifty percent (150%) of the Base Rent applicable during the last rental period of the Lease Term under this Lease thereafter.  Such month- to-month tenancy shall be subject to every other term, covenant and agreement contained herein.  Landlord hereby expressly reserves the right to require Tenant to surrender possession of the Premises to Landlord as provided in this Lease upon the expiration or other termination of this Lease.  The provisions of this Article 16 shall not be deemed to limit or constitute a waiver of any other rights or remedies of Landlord provided herein or at law.  If Tenant fails to surrender the Premises prior to three months after the termination or expiration of this Lease, in addition to any other liabilities to Landlord accruing therefrom, Tenant shall protect, defend, indemnify and hold Landlord harmless from all loss, costs (including reasonable attorneys’ fees) and liability resulting from such failure, including, without limiting the generality of the foregoing, any claims made by any succeeding tenant founded upon such failure to surrender, and any lost profits to Landlord resulting therefrom; provided, however, that Tenant’s obligation to indemnify and hold Landlord harmless with respect to such claims shall be conditioned upon Landlord providing Tenant with not less than thirty (30) days’ prior written notice that Landlord has entered into a lease for the Premises or has received a bona fide offer to lease the Premises, and that Landlord will be unable to deliver possession, or perform improvements, due to Tenant’s holdover.

Article 17
ESTOPPEL CERTIFICATES

Within ten (10) business days following a request in writing by Landlord, Tenant shall execute and deliver to Landlord a commercially reasonable estoppel certificate, which, as submitted by Landlord, shall be in the form as may be reasonably required by any prospective mortgagee or purchaser of the Project (or any portion thereof), indicating therein any exceptions thereto that may exist at that time, and shall also contain any other information reasonably requested by Landlord or Landlord’s mortgagee or Landlord’s prospective mortgagees.  Tenant shall execute and deliver whatever other instruments may be reasonably required for such purposes.  Failure by Tenant to so deliver such estoppel certificate shall be a material default of the provisions of this Lease.  If Tenant has become a closely held corporation (i.e., whose stock is not publicly held and not traded through an exchange or over the counter), then upon request from time to time, Tenant agrees to provide to Landlord, within ten (10) business days after Landlord’s delivery of written request therefor, current financial statements for Tenant, dated no earlier than one (1) year prior to such written request, certified as accurate by Tenant or, if available, audited financial statements prepared by an independent certified public accountant with copies of the auditor’s statement; provided that Landlord executes Tenant’s customary and commercially reasonable non-disclosure agreement.  Landlord from time to time shall, within twenty (20) business days after written request by Tenant, execute, acknowledge and deliver to Tenant a written statement certifying that the Lease is unmodified and in full force and effect (or that the same is in full force and effect as modified, listing the instruments of modification), the dates to which rent and the other charges have been paid; and that to the actual knowledge of Landlord, without having made independent investigation, Tenant is not in default hereunder (or specifying the nature of any default(s) Landlord claims to exist at the time of such certification).

Article 18
SUBORDINATION

This Lease is subject and subordinate to all present and future ground leases of the Project and to the lien of any mortgages or trust deeds, now or hereafter in force against the Project, if any, and to all renewals, extensions, modifications, consolidations and replacements thereof, and to all advances made or hereafter to be made upon the security of such mortgages or trust deeds, unless the holders of such mortgages or trust deeds, or the lessors under such ground lease, require in writing that this Lease be superior thereto; provided, however, that a condition precedent to the subordination of this Lease to any future ground or underlying lease or to the lien of any future mortgage or deed of trust is that Landlord shall obtain for the benefit of Tenant a commercially reasonable subordination, non-disturbance and attornment agreement from the landlord or lender of such future instrument containing commercially reasonable terms and conditions.  Landlord represents and warrants to Tenant that there is no existing lender with a deed of trust encumbering the Premises as of the date hereof.  Tenant covenants and agrees in the event any proceedings are brought for the foreclosure of any such mortgage, or if any ground lease is terminated, to attorn, without any deductions or set-offs whatsoever, to the purchaser upon any such foreclosure sale, or to the lessor of such ground lease, as the case may be, if so requested to do so by such purchaser or lessor, and to recognize such purchaser or lessor as the lessor under this Lease.  Tenant shall, within five (5) days of request by Landlord, execute such further instruments or assurances as Landlord may reasonably deem necessary to evidence or confirm the subordination or superiority of this Lease to any such mortgages, trust deeds, or ground leases subject to non-disturbance provisions set forth above.  Tenant waives the provisions of any current or future statute, rule or law which may give or purport to give Tenant any right or election to terminate or otherwise adversely affect this Lease and the obligations of the Tenant hereunder in the event of any foreclosure proceeding or sale.

Article 19
TENANT S DEFAULTS; LANDLORD’S REMEDIES

19.1Events of Default by Tenant.  All covenants and agreements to be kept or performed by Tenant under this Lease shall be performed by Tenant at Tenant’s sole cost and expense and without any reduction of Rent.  Tenant shall only be deemed to be in default or breach of this Lease only upon the occurrence of any of the following:

19.1.1Any failure by Tenant to pay any Rent, Additional Rent or any other charge required to be paid under this Lease, or any part thereof, within five (5) business days after delivery of written notice that the same was not paid when due, provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; or

19.1.2Any failure by Tenant to observe or perform any other provision, covenant or condition of this Lease to be observed or performed by Tenant (other than the payment of Rent or Additional Rent) where such failure continues for fifteen (15) days after written notice thereof from Landlord to Tenant; provided however, that any such notice shall be in lieu of, and not in addition to, any notice required under California Code of Civil Procedure Section 1161 or any similar or successor law; and provided further that if the nature of such default is such that the same cannot reasonably be cured within a fifteen (15)-day period, Tenant shall not be deemed to be in default if it diligently commences such cure within such period and thereafter diligently proceeds to rectify and cure said default as soon as possible; or

19.1.3Permanent abandonment of the Premises by Tenant.

19.1.4Tenant makes an assignment for the benefit of creditors.

19.1.5A receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant’s assets and Tenant does not cure same within one hundred twenty (120) days.

19.1.6Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, (the “Bankruptcy Code”) or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days.

19.1.7Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days.

19.1.8Tenant fails to deliver an estoppel certificate in accordance with Article 17 following a second request from Landlord and the passage of five (5) business days.

19.1.9Tenant’s interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action.

19.2Landlord’s Remedies Upon Default.  Upon the occurrence of any such default by Tenant, Landlord shall have, in addition to any other remedies available to Landlord at law or in equity, the option to pursue any one or more of the following remedies, each and all of which shall be cumulative and nonexclusive, without any notice or demand whatsoever.

19.2.1Terminate this Lease, in which event Tenant shall immediately surrender the Premises to Landlord, and if Tenant fails to do so, Landlord may, without prejudice to any other remedy which it may have for possession or arrearages in rent, enter upon and take possession of the Premises and expel or remove Tenant and any other person who may be occupying the Premises or any part thereof, without being liable for prosecution or any claim for damages therefor; and Landlord may recover from Tenant the following:

(i)the worth at the time of award of any unpaid rent which has been earned at the time of such termination; plus

(ii)the worth at the time of award of the amount by which the unpaid rent which would have been earned after termination until the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iii)the worth at the time of award of the amount by which the unpaid rent for the balance of the Lease Term after the time of award exceeds the amount of such rental loss that Tenant proves could have been reasonably avoided; plus

(iv)any other amount necessary to compensate Landlord for all the detriment proximately caused by Tenant’s failure to perform its obligations under this Lease or which in the ordinary course of things would be likely to result therefrom; plus

(v)at Landlord’s election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by applicable law.

The term “rent” as used in this Section 19.2 shall be deemed to be and to mean all sums of every nature required to be paid by Tenant pursuant to the terms of this Lease, whether to Landlord or to others.  As used in Sections 19.2.1(i) and (ii), above, the “worth at the time of award” shall be computed by allowing interest at the Interest Rate set forth in Section 4.5 above.  As used in Section 19.2.1 (iii) above, the “worth at the time of award” shall be computed by discounting such amount at the discount rate of the Federal Reserve Bank of San Francisco at the time of award plus one percent (1%).

19.2.2Landlord shall have the remedy described in California Civil Code Section 1951.4 (lessor may continue lease in effect after lessee’s breach and abandonment and recover rent as it becomes due, if lessee has the right to sublet or assign, subject only to reasonable limitations).  Accordingly, if Landlord does not elect to terminate this Lease on account of any default by Tenant, Landlord may, from time to time, without terminating this Lease, enforce all of its rights and remedies under this Lease, including the right to recover all rent as it becomes due.

19.2.3Landlord may, but shall not be obligated to, make any such payment or perform or otherwise cure any such obligation, provision, covenant or condition on Tenant’s part to be observed or performed (and may enter the Premises for such purposes).  In the event of Tenant’s failure to perform any of its obligations or covenants under this Lease, and such failure to perform poses a material risk of injury or harm to persons or damage to or loss of property, then Landlord shall have the right to cure or otherwise perform such covenant or obligation at any time after such failure to perform by Tenant, whether or not any such notice or cure period set forth in Section 19.1 above has expired.  Any such actions undertaken by Landlord pursuant to the foregoing provisions of this Section 19.2.3 shall not be deemed a waiver of Landlord’s rights and remedies as a result of Tenant’s failure to perform and shall not release Tenant from any of its obligations under this Lease.

19.3Payment by Tenant.  Tenant shall pay to Landlord, within ten (10) days after delivery by Landlord to Tenant of statements therefor: (i) sums equal to expenditures reasonably made and obligations incurred by Landlord in connection with Landlord’s performance or cure of any of Tenant’s obligations pursuant to the provisions of Section 19.2.3 above; and (ii) sums equal to all expenditures made and obligations incurred by Landlord in collecting or attempting to collect the Rent or in enforcing or attempting to enforce any rights of Landlord under this Lease or pursuant to law, including, without limitation, all legal fees and other amounts so expended.  Tenant’s obligations under this Section 19.3 shall survive the expiration or sooner termination of the Lease Term.

19.4Sublessees of Tenant.  Whether or not Landlord elects to terminate this Lease on account of any default by Tenant, as set forth in this Article 19, Landlord shall have the right to terminate any and all subleases, licenses, concessions or other consensual arrangements for possession entered into by Tenant and affecting the Premises or may, in Landlord’s sole discretion, succeed to Tenant’s interest in such subleases, licenses, concessions or arrangements.  If Landlord elects to succeed to Tenant’s interest in any such subleases, licenses, concessions or arrangements, Tenant shall, as of the date of notice by Landlord of such election, have no further right to or interest in the rent or other consideration receivable thereunder.

19.5Waiver of Default.  No waiver by Landlord of any violation or breach by Tenant of any of the terms, provisions and covenants herein contained shall be deemed or construed to constitute a waiver of any other or later violation or breach by Tenant of the same or any other of the terms, provisions, and covenants herein contained.  Forbearance by Landlord in enforcement of one or more of the remedies herein provided upon a default by Tenant shall not be deemed or construed to constitute a waiver of such default.  The acceptance of any Rent hereunder by Landlord following the occurrence of any default, whether or not known to Landlord, shall not be deemed a waiver of any such default, except only a default in the payment of the Rent so accepted.

19.6Efforts to Relet.  For the purposes of this Article 19, Tenant’s right to possession shall not be deemed to have been terminated by efforts of Landlord to relet the Premises, by its acts of maintenance or preservation with respect to the Premises, or by appointment of a receiver to protect Landlord’s interests hereunder.  The foregoing enumeration is not exhaustive, but merely illustrative of acts which may be performed by Landlord without terminating Tenant’s right to possession.

19.7Bankruptcy.  In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other applicable laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant’s obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion:

(i)Those acts specified in the Bankruptcy Code or other applicable laws as included within the meaning of “adequate assurance,” even if this Lease does not concern a shopping center or other facility described in such applicable laws;

(ii)A prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease;

(iii)A cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or

(iv)The assumption or assignment of all of Tenant’s interest and obligations under this Lease.

Article 20
LETTER OF CREDIT

20.1Delivery of Letter of Credit.  Tenant shall deliver to Landlord, concurrently with Tenant’s execution of this Lease, an unconditional, clean, irrevocable letter of credit (the “L-C”) in the amount set forth in Section 20.3 below (the “L-C Amount”), which L-C shall be issued by Silicon Valley Bank or any money-center, solvent and nationally recognized bank (a bank which accepts deposits, maintains accounts, has a California office which will negotiate a letter of credit, and whose deposits are insured by the FDIC) reasonably acceptable to Landlord (such approved, issuing bank being referred to herein as the “Bank”), which Bank must have a short term Fitch Rating which is not less than “Fl”, and a long term Fitch Rating which is not less than “A”(or in the event such Fitch Ratings are no longer available, a comparable rating from Standard and Poor’s Professional Rating Service or Moody’s Professional Rating Service) (collectively, the “Bank’s Credit Rating Threshold”), and which L-C shall be in the form of Exhibit E, attached hereto.  Tenant shall pay all expenses, points and/or fees incurred by Tenant in obtaining the L-C.  The L-C shall (i) be “callable” at sight, irrevocable and unconditional (other than as set forth in the L-C), (ii) be maintained in effect, whether through renewal or extension, for the period commencing on the date of this Lease and continuing until the date (the “L-C Expiration Date”) that is no less than forty-five (45) days after the expiration of the Lease Term as the same may be extended (provided that the Bank shall have the right, annually, not to renew by providing the notice to Landlord described here), and, if the L-C shall expire (without auto-renewal) prior to the L-C Expiration Date, Tenant shall deliver a new L-C or certificate of renewal or extension to Landlord at least [***] prior to such expiration prior to the L-C Expiration Date of the L-C then held by Landlord, without any action whatsoever on the part of Landlord, (iii) be fully assignable by Landlord, its successors and assigns, (iv) permit partial draws and multiple presentations and drawings, and (v) be otherwise subject to the International Standby Practices-ISP 98, International Chamber of Commerce Publication #590.  Landlord, or its then managing agent, shall have the right to draw down an amount up to the face amount of the L-C if any of the following shall have occurred or be applicable: (A) such amount is due to Landlord under the terms and conditions of this Lease, beyond any L-C Cure Period (as defined below), or (B) Tenant has filed a voluntary petition under the U. S. Bankruptcy Code or any state bankruptcy code (collectively, “Bankruptcy Code”), or (C) an involuntary petition has been filed against Tenant under the Bankruptcy Code (and the same has not been vacated within [***] thereafter), or (D) the Lease has been rejected, or is deemed rejected, under Section 365 of the U.S. Bankruptcy Code, following the filing of a voluntary petition by Tenant under the Bankruptcy Code, or the filing of an involuntary petition against Tenant under the Bankruptcy Code, or (E) the Bank has notified Landlord that the L-C will not be renewed or extended through the L-C Expiration Date and Tenant has not provided a replacement L-C within the applicable time period above, or (F) Tenant is placed into receivership or conservatorship, or becomes subject to similar proceedings under Federal or State law, or (G) Tenant executes an assignment for the benefit of creditors, or (H) if (1) any of the Bank’s Fitch Ratings (or other comparable ratings to the extent the Fitch Ratings are no longer available) have been reduced below the Bank’s Credit Rating Threshold, or (2) there is otherwise a material adverse change in the financial condition of the Bank (each, a “Bank Credit Threat”), and Tenant has failed to provide Landlord with a replacement letter of credit, conforming in all respects to the requirements of this Article 20 (including, but not limited to, the requirements placed on the issuing Bank more particularly set forth in this Section 20.1 above), in the amount of the applicable L-C Amount or, if applicable, provide Landlord with the Interim Cash Deposit (as provided in Section 20.8.1 below), all within [***] following Landlord’s written demand therefor (with no other notice or cure or grace period being applicable thereto, notwithstanding anything in this Lease to the contrary) (each of the foregoing being an “L-C Draw Event”).  The L-C shall be honored by the Bank regardless of whether Tenant disputes Landlord’s right to draw upon the L-C.  In addition, in the event the Bank is placed into receivership or conservator ship by the Federal Deposit Insurance Corporation or any successor or similar entity, then, effective as of the date such receivership or conservatorship occurs, said L-C shall be deemed to fail to meet the requirements of this Article 21, and, within [***] following Landlord’s notice to Tenant of such receivership or conservatorship (the “L-C FDIC Replacement Notice”), Tenant shall replace such L-C with a substitute letter of credit from a different issuer (which issuer shall meet or exceed the Bank’s Credit Rating Threshold and shall otherwise be reasonably acceptable to Landlord) and that complies in all respects with the requirements of this Article 20 or Tenant shall provide Landlord with the Interim Cash Deposit (as provided in Section 20.8.1 below).  If Tenant fails to replace such L-C with such conforming, substitute letter of credit (or Interim Cash Deposit) pursuant to the terms and conditions of this Section 20.1, then, notwithstanding anything in this Lease to the contrary, Landlord shall have the right to declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto (other than the aforesaid [***] period).  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.  In the event of an assignment by Tenant of its interest in this Lease (and irrespective of whether Landlord’s consent is required for such assignment), the acceptance of any replacement or substitute letter of credit by Landlord from the assignee shall be subject to Landlord’s prior written approval, which approval shall not be unreasonably withheld, conditioned or delayed, and the attorney’s fees incurred by Landlord in connection with such determination shall be payable by Tenant to Landlord within [***] of billing.  “L-C Cure Period” shall mean any applicable notice and cure period expressly set forth in this Lease except that there shall be no L-C Cure Period if Landlord is not permitted for any legal reason from providing written notice of a default.

20.2Application of L-C.  Tenant hereby acknowledges and agrees that Landlord is entering into this Lease in material reliance upon the ability of Landlord to draw upon the L-C upon the occurrence of any L-C Draw Event.  In the event of any L-C Draw Event, Landlord may, but without obligation to do so, and without notice to Tenant (except in connection with an L-C Draw Event under Section 20.1(H) above), draw upon the L-C, in part or in whole, to cure any such L-C Draw Event and/or to compensate Landlord for any and all damages of any kind or nature sustained or which Landlord reasonably estimates that it will sustain resulting from Tenant’s breach or default of the Lease, beyond any applicable notice and cure period expressly set forth in this Lease, or other L-C Draw Event and/or to compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.  The use, application or retention of the L-C, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by any applicable law, it being intended that Landlord shall not first be required to proceed against the L-C, and such L-C shall not operate as a limitation on any recovery to which Landlord may otherwise be entitled.  Tenant agrees not to interfere in any way with payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw upon the L-C; provided that nothing in this Section 20.2 shall in any way limit Tenant’s rights under Section 20.7.  No condition or term of this Lease shall be deemed to render the L-C conditional to justify the issuer of the L-C in failing to honor a drawing upon such L-C in a timely manner.  Tenant agrees and acknowledges that (i) the L-C constitutes a separate and independent contract between Landlord and the Bank, (ii) Tenant is not a third party beneficiary of such contract, (iii) Tenant has no property interest whatsoever in the L-C or the proceeds thereof, and (iv) in the event Tenant becomes a debtor under any chapter of the Bankruptcy Code, Tenant is placed into receivership or conservatorship, and/or there is an event of a receivership, conservatorship or a bankruptcy filing by, or on behalf of, Tenant, neither Tenant, any trustee, nor Tenant’s bankruptcy estate shall have any right to restrict or limit Landlord’s claim and/or rights to the L-C and/or the proceeds thereof by application of Section 502(b)(6) of the U.S. Bankruptcy Code or otherwise.

20.3L-C Amount: Maintenance of L-C by Tenant: Liquidated Damages.

20.3.1L-C Amount.  The L-C Amount shall be equal to the amount set forth in Section 10 of the Summary.  The L-C Amount shall, at any and all times during the Lease Term (including any Option Term), be equal to Fifteen Million Dollars ($15,000,000), subject to reduction as set forth below or elsewhere in this Lease.

20.3.2Reduction of L-C Amount.  To the extent that Tenant is not in default of any monetary or material non-monetary provisions under this Lease (beyond the applicable notice and cure period set forth in this Lease), the L-C Amount shall be reduced to the following amounts from and after the following dates:

Date of Reduction	L-C Amount
The last day of the [***] of the Lease Commencement Date	$[***]
The last day of the [***] of the Lease Commencement Date	$[***]
The last day of the [***] of the Lease Commencement Date	$[***]

Notwithstanding anything to the contrary set forth in this Section 20.3.2, in no event shall the L-C Amount as set forth above decrease during any period in which Tenant is in default of any monetary or material non-monetary provisions under this Lease, but such decrease shall take place retroactively after such default is cured, provided that no such decrease shall thereafter take effect in the event this Lease is terminated early due to such default by Tenant.

The L-C Amount is also subject to reduction as provided in Section 4.2.1 of Exhibit B of the Tenant Work Letter.

Any reduction of the L-C Amount shall be evidenced by Tenant providing to Landlord a certificate amendment to the L-C and such amendment shall conform in all respects to the representations of this Article 20.  Alternatively, Tenant may obtain a replacement L-C in the reduced L-C Amount, and Landlord will return the existing L-C to the Bank with instructions to cancel the such existing L-C.  In addition, Landlord will cooperate with Tenant’s efforts to obtain an L-C amendment or replacement L-C by providing applicable instructions to the Bank to effect such amendment or replacement.

20.3.3In General.  If, as a result of any drawing by Landlord of all or any portion of the L-C, the amount of the L-C shall be less than the L-C Amount, Tenant shall, within [***] thereafter, provide Landlord with additional letter(s) of credit in an amount equal to the deficiency, and any such additional letter(s) of credit shall comply with all of the provisions of this Article 20, and if Tenant fails to comply with the foregoing, the same shall be subject to the terms of Section 20.3.3 below.  Tenant further covenants and warrants that it will neither assign nor encumber the L-C or any part thereof and that neither Landlord nor its successors or assigns will be bound by any such assignment, encumbrance, attempted assignment or attempted encumbrance.  Without limiting the generality of the foregoing, if the L-C expires earlier than the L-C Expiration Date, Landlord will accept a renewal thereof (such renewal letter of credit to be in effect and delivered to Landlord, as applicable, not later than [***] prior to the expiration of the L- C), which shall be irrevocable and, subject to the annual right of the Bank not to renew, automatically renewable as above provided through the L-C Expiration Date upon the same terms as the expiring L-C or such other terms as may be acceptable to Landlord in its sole discretion.  As an express condition to Tenant’s right to extend the Lease Term pursuant to the Extension Option Rider, Tenant shall, not later than [***] prior to the commencement of the Option Term, deliver to Landlord a new L-C or certificate of renewal or extension evidencing the L-C Expiration Date as [***] after the expiration of the Option Term (the “Extension Option L-C Condition”).  However, if the L-C is not timely renewed, or if Tenant fails to maintain the L-C in the amount and in accordance with the terms set forth in this Article 20, Landlord shall have the right to present the L-C to the Bank in accordance with the terms of this Article 20, and the proceeds of the L-C may be applied by Landlord against any Rent payable by Tenant under this Lease that is not paid when due, beyond any applicable notice and cure period expressly set forth in this Lease, and/or to pay for all losses and damages that Landlord has suffered or that Landlord reasonably estimates that it will suffer as a result of any breach or default by Tenant under this Lease, beyond any applicable notice and cure period set forth in this Lease.  In the event Landlord elects to exercise its rights under the foregoing sentence, (I) any unused proceeds shall constitute the property of Landlord (and not Tenant’s property or, in the event of a receivership, conservatorship, or a bankruptcy filing by, or on behalf of, Tenant, property of such receivership, conservatorship or Tenant’s bankruptcy estate) and need not be segregated from Landlord’s other assets, and (II) Landlord agrees to pay to Tenant within

[***] after the L-C Expiration Date the amount of any proceeds of the L-C received by Landlord and not applied against any Rent payable by Tenant under this Lease that was not paid when due or used to pay for any losses and/or damages suffered by Landlord (or reasonably estimated by Landlord that it will suffer) as a result of any breach or default by Tenant under this Lease, beyond any applicable notice and cure period expressly set forth in this Lease; provided, however, that if prior to the L-C Expiration Date a voluntary petition is filed by Tenant, or an involuntary petition is filed against Tenant by any of Tenant’s creditors, under the Bankruptcy Code, then Landlord shall not be obligated to make such payment in the amount of the unused L-C proceeds until either all preference issues relating to payments under this Lease have been resolved in such bankruptcy or reorganization case or such bankruptcy or reorganization case has been dismissed.

20.3.4Intentionally Omitted.

20.4Transfer and Encumbrance.  The L-C shall provide that Landlord, its successors and assigns, may, at any time and without notice to Tenant and without first obtaining Tenant’s consent thereto, transfer (one or more times) all or any portion of its interest in and to any party, person or entity, provided such transfer is part of the assignment by Landlord of its rights and interests in and to this Lease or is a transfer by Landlord to its lender.  In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the L-C, in whole or in part, to the transferee and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said L-C to a new landlord.  In connection with any such transfer of the L-C by Landlord, Tenant shall, at Tenant’s sole cost and expense, execute and submit to the Bank such applications, documents and instruments as may be necessary to effectuate such transfer and, Tenant shall be responsible for paying the Bank’s transfer and processing fees in connection therewith; provided that, Landlord shall have the right (in its sole discretion), but not the obligation, to pay such fees on behalf of Tenant, in which case Tenant shall reimburse Landlord within [***] after Tenant’s receipt of an invoice from Landlord therefor.

20.5L-C Not a Security Deposit.  Landlord and Tenant (1) acknowledge and agree that in no event or circumstance shall the L-C or any renewal thereof or substitute therefor or any proceeds thereof be deemed to be or treated as a “security deposit” under any law applicable to security deposits in the commercial context, including, but not limited to, Section 1950.7 of the California Civil Code, as such Section now exists or as it may be hereafter amended or succeeded (the “Security Deposit Laws”), (2) acknowledge and agree that the L-C (including any renewal thereof or substitute therefor or any proceeds thereof) is not intended to serve as a security deposit, and the Security Deposit Laws shall have no applicability or relevancy thereto, and (3) waive any and all rights, duties and obligations that any such party may now, or in the future will, have relating to or arising from the Security Deposit Laws.  Tenant hereby irrevocably waives and relinquishes the provisions of Section 1950.7 of the California Civil Code and any successor statute, and all other provisions of law, now or hereafter in effect, which (x) establish the time frame by which a landlord must refund a security deposit under a lease, and/or (y) provide that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant or to clean the premises, it being agreed that Landlord may, in addition, claim those sums specified in this Article 20 and/or those sums reasonably necessary to (a) compensate Landlord for any loss or damage caused by Tenant’s breach of this Lease, including any damages Landlord suffers following termination of this Lease, and/or (b) compensate Landlord for any and all damages arising out of, or incurred in connection with, the termination of this Lease, including, without limitation, those specifically identified in Section 1951.2 of the California Civil Code.

20.6Non-Interference By Tenant.  Tenant agrees not to interfere in any way with any payment to Landlord of the proceeds of the L-C, either prior to or following a “draw” by Landlord of all or any portion of the L-C, regardless of whether any dispute exists between Tenant and Landlord as to Landlord’s right to draw down all or any portion of the L-C.  No condition or term of this Lease shall be deemed to render the L-C conditional and thereby afford the Bank a justification for failing to honor a drawing upon such L-C in a timely manner.  Tenant shall not request or instruct the Bank of any L-C to refrain from paying sight draft(s) drawn under such L-C.

20.7Remedy for Improper Drafts.  Tenant’s sole remedy in connection with the improper presentment or payment of sight drafts drawn under any L-C shall be the right to obtain from Landlord a refund of the amount of any sight draft(s) that were improperly presented or the proceeds of which were misapplied, together with interest at the Interest Rate and reasonable actual out-of-pocket attorneys’ fees, provided that at the time of such refund, Tenant increases the amount of such L-C to the amount (if any) then required under the applicable provisions of this Lease.  Tenant acknowledges that the presentment of sight drafts drawn under any L-C, or the Bank’s payment of sight drafts drawn under such L-C, could not under any circumstances cause Tenant injury that could not be remedied by an award of money damages, and that the recovery of money damages would be an adequate remedy therefor.  In the event Tenant shall be entitled to a refund as aforesaid and Landlord shall fail to make such payment within [***] after demand, Tenant shall have the right to deduct the amount thereof together with interest thereon at the Interest Rate from the next installment(s) of Base Rent.

20.8Bank Placed Into Receivership.

20.8.1Bank Placed Into Receivership.  In the event the Bank is placed into receivership or conservatorship (any such event, a “Receivership”) by the Federal Deposit Insurance Corporation or any successor or similar entity (the “FDIC”) or in the event of a Bank Credit Threat then, effective as of the date such Receivership or Bank Credit Threat occurs, the L- C shall be deemed to not meet the requirements of this Article 20, and, within [***] following Landlord’s notice to Tenant of such Receivership (the “LC Replacement Notice”), Tenant shall (i) replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 20 or (ii), in the event Tenant demonstrates to Landlord that Tenant is reasonably unable to obtain a substitute L- C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 20 within the foregoing [***] period, deposit with Landlord cash in the L-C Amount (the “Interim Cash Deposit”); provided, however, that, in the case of the foregoing sub-clause (ii), Tenant shall, within [***] after the LC Replacement Notice, replace the L-C with a substitute L-C from a different issuer reasonably acceptable to Landlord and that complies in all respects with the requirements of this Article 20, and upon Landlord’s receipt and acceptance of such replacement L-C, Landlord shall return to Tenant the Interim Cash Deposit, with no obligation on the part of Landlord to pay any interest thereon.  If Tenant fails to comply in any respect with the requirements of this Section 20.8.1, then, notwithstanding anything in this

Lease to the contrary, Landlord shall have the right to (a) declare Tenant in default of this Lease for which there shall be no notice or grace or cure periods being applicable thereto other than the aforesaid [***] periods, (b) if applicable, retain such Interim Cash Deposit until such time as such default is cured by Tenant, which retention shall not constitute a waiver of any right or remedy available to Landlord under the terms of this Lease or at law, and (c) pursue any and all remedies available to it under this Lease and at law, including, without limitation, if Tenant has failed to provide the Interim Cash Deposit, treating any Receivership as a Bank Credit Threat and exercising Landlord’s remedies under Section 20.8.1 above, to the extent possible pursuant to the existing FDIC policy.  Tenant shall be responsible for the payment of any and all costs incurred with the review of any replacement L-C (including without limitation Landlord’s reasonable attorneys’ fees), which replacement is required pursuant to this Section or is otherwise requested by Tenant.

20.8.2Interim Cash Deposit.  During any period that Landlord remains in possession of the Interim Cash Deposit (any such period, a “Deposit Period”), it is understood by the parties that such Interim Cash Deposit shall be held by Landlord as security for the full and faithful performance of Tenant’s covenants and obligations under this Lease.  The Interim Cash Deposit shall not constitute an advance of any Rent, an advance payment of any other kind, nor a measure of Landlord’s damages in case of Tenant’s default.  If, during any such Deposit Period, Tenant defaults with respect to any provisions of this Lease beyond any applicable notice and cure period expressly set forth in this Lease, including, but not limited to, the provisions relating to the payment of Rent, the removal of property and the repair of resultant damage, then Landlord may but shall not be required to, from time to time, without notice to Tenant and without waiving any other remedy available to Landlord, use the Interim Cash Deposit, or any portion of it, to the extent necessary to cure or remedy such default or failure or to compensate Landlord for all damages sustained by Landlord or which Landlord reasonably estimates that it will sustain resulting from Tenant’s default or failure to comply fully and timely with its obligations pursuant to this Lease, in each case beyond any applicable notice and cure period expressly set forth in this Lease.  Tenant shall immediately pay to Landlord on demand any amount so applied in order to restore the Interim Cash Deposit to its original amount, and Tenant’s failure to immediately do so shall constitute a default under this Lease.  In the event Landlord is in possession of the Interim Cash Deposit at the expiration or earlier termination of this Lease, and Tenant is in compliance with the covenants and obligations set forth in this Lease at the time of such expiration or termination, then Landlord shall return to Tenant the Interim Cash Deposit, less any amounts deducted by Landlord to reimburse Landlord for any sums to which Landlord is entitled under the terms of this Lease, within sixty (60) days following both such expiration or termination and Tenant’s vacation and surrender of the Premises.  Landlord’s obligations with respect to the Interim Cash Deposit are those of a debtor and not a trustee.  Landlord shall not be required to maintain the Interim Cash Deposit separate and apart from Landlord’s general or other funds, and Landlord may commingle the Interim Cash Deposit with any of Landlord’s general or other funds.  Tenant shall not at any time be entitled to interest on the Interim Cash Deposit.  In the event of a transfer of Landlord’s interest in the Building, Landlord shall transfer the Interim Cash Deposit, in whole or in part, to the transferee (including the Ground Lessor) and thereupon Landlord shall, without any further agreement between the parties, be released by Tenant from all liability therefor, and it is agreed that the provisions hereof shall apply to every transfer or assignment of the whole or any portion of said Interim Cash Deposit to a new landlord.  Tenant hereby waives the provisions of Section 1950.7 of the California Civil Code, or any successor statute.

20.8.3Financial Crisis.  Notwithstanding anything above to the contrary, in the event a national or global economic crisis exists such that institutional lenders based in the United States are no longer providing letters of credit to tenants based on the financial condition of Tenant existing as of the date of this Lease then, so long as Landlord and Tenant mutually agree that such financial crisis exists and for so long as such financial crisis exists, Tenant shall have the right to deposit with Landlord a cash security deposit in lieu of the L-C; provided, however, that Tenant’s right to provide cash in lieu of the L-C is conditioned upon Tenant providing Landlord with written rejection letters from no less than three (3) institutional lenders whereby such lenders rejected Tenant’s request for an L-C and such rejection letters expressly state that such rejection was not based on the financial condition of Tenant.

Article 21
COMPLIANCE WITH LAW

Tenant shall not do anything or suffer anything to be done in or about the Premises which will in any way conflict with any law, statute, ordinance or other governmental rule, regulation or requirement now in force or which may hereafter be enacted or promulgated.  At its sole cost and expense, Tenant shall promptly comply with all such governmental measures, other than the making of structural changes to the Building (the “Excluded Change”); provided, however, to the extent such Excluded Change is required due to or triggered by Tenant’s use of the Premises or Tenant’s Alterations or improvements to the Building, then Tenant shall be responsible to make such Excluded Change.  In addition, Tenant shall fully comply with all present or future governmental mandatory programs intended to manage parking, transportation or traffic in and around the Project.  The judgment of any court of competent jurisdiction or the admission of Tenant in any judicial action, regardless of whether Landlord is a party thereto, that Tenant has violated any of said governmental measures, shall be conclusive of that fact as between Landlord and Tenant.

Article 22
ENTRY BY LANDLORD

Landlord reserves the right at all reasonable times and upon reasonable notice to Tenant to enter the Premises to: (i) inspect them; (ii) show the Premises to prospective purchasers, mortgagees or tenants, or to the ground lessors; (iii) to post notices of nonresponsibility; or (iv) perform Landlord’s Maintenance Responsibilities.  Notwithstanding anything to the contrary contained in this Article 22, (A) Landlord may enter the Premises at any time, without notice to Tenant, in an Emergency (as defined below) and (B) except in accordance with the preceding Clause (A), (X) Landlord shall be required to provide at least forty-eight (48) hours’ prior written notice of any entry, (Y) any such entry must be accompanied by a Tenant representative and (Z) no such entry shall be permitted to any manufacturing or clean room areas except during planned shutdowns and for no more than one hour.  Any such entries shall be without the abatement of Rent and shall include the right to take such reasonable steps as required to accomplish the stated purposes; provided, however, that Landlord shall use commercially reasonable efforts to minimize any disruption to Tenant’s business operations in the Premises during any such entry.  Subject to Section 6.8 and Landlord’s indemnity obligations in this Lease, Tenant hereby waives any claims for damages or for any injuries or inconvenience to or interference with Tenant’s business, lost profits, any loss of occupancy or quiet enjoyment of the Premises, and any other loss occasioned thereby.  For each of the above purposes, Landlord shall at all times have a key with which to unlock all the doors in the Premises, excluding Tenant’s vaults, safes and special security areas designated in advance by Tenant.  In an Emergency (as defined below), Landlord shall have the right to enter without notice and use any means that Landlord may deem proper to open the doors in and to the Premises.  Any entry into the Premises in the manner hereinbefore described shall not be deemed to be a forcible or unlawful entry into, or a detainer of, the Premises, or an actual or constructive eviction of Tenant from any portion of the Premises.  Notwithstanding anything to the contrary in this Lease, Tenant may designate certain areas of the Premises as “Secured Areas” should Tenant require such areas for the purpose of securing certain valuable property or confidential information.  In connection with the foregoing, Landlord shall not enter such Secured Areas except in the event of an emergency (and in such event Landlord agrees to keep any information discovered in such emergency entry strictly confidential).  Landlord shall only repair such secured areas to the extent Landlord is required to perform Landlord’s Maintenance Responsibilities.  For purposes of this Article 22, an “Emergency” shall mean an event threatening immediate and material danger to people located in the Building, or creates a realistic possibility of an immediate and material interference with, or immediate and material interruption of a material aspect of, Tenant’s business operations at the Premises.

Article 23
PARKING

Throughout the Lease Term, Tenant shall have the exclusive right to use, free of parking charges, all of the parking spaces serving the Premises.  The parking rights provided to Tenant pursuant to this Article 23 are provided solely for use by Tenant’s own personnel, visitors, guests, invitees, contractors and agents and such rights may not be transferred, assigned, subleased or otherwise alienated by Tenant without Landlord’s prior approval, except in connection with an assignment of this Lease or sublease of the Premises made in accordance with Article 14 above.

Article 24
MISCELLANEOUS PROVISIONS

24.1Terms; Captions.  The necessary grammatical changes required to make the provisions hereof apply either to corporations or partnerships or individuals, men or women, as the case may require, shall in all cases be assumed as though in each case fully expressed.  The captions of Articles and Sections are for convenience only and shall not be deemed to limit, construe, affect or alter the meaning of such Articles and Sections.

24.2Binding Effect.  Each of the provisions of this Lease shall extend to and shall, as the case may require, bind or inure to the benefit not only of Landlord and of Tenant, but also of their respective successors or assigns, provided this clause shall not permit any assignment by Tenant contrary to the provisions of Article 14 above.

24.3No Waiver.  No waiver of any provision of this Lease shall be implied by any failure of a party to enforce any remedy on account of the violation of such provision, even if such violation shall continue or be repeated subsequently, any waiver by a party of any provision of this Lease may only be in writing, and no express waiver shall affect any provision other than the one specified in such waiver and that one only for the time and in the manner specifically stated.  No receipt of monies by Landlord from Tenant after the termination of this Lease shall in any way alter the length of the Lease Term or of Tenant’s right of possession hereunder or after the giving of any notice shall reinstate, continue or extend the Lease Term or affect any notice given Tenant prior to the receipt of such monies, it being agreed that after the service of notice or the commencement of a suit or after final judgment for possession of the Premises, Landlord may receive and collect any Rent due, and the payment of said Rent shall not waive or affect said notice, suit or judgment.

24.4Modification of Lease.  If any current or prospective mortgagee or ground lessor for the Project requires modifications to this Lease, which modifications will not cause an increased cost or expense to Tenant or in any other way adversely (other than adversely in a nonmaterial manner) change the rights and obligations of Tenant hereunder, then and in such event, Tenant agrees that this Lease may be so modified and agrees to execute whatever commercially reasonable documents are required therefor and deliver the same to Landlord within ten (10) days following the request therefor.  If Landlord or any such current or prospective mortgagee or ground lessor require execution of a short form of Lease for recording, containing, among other customary provisions, the names of the parties, a description of the Premises and the Lease Term, Tenant shall execute such short form of Lease (provided that such form is in a commercially reasonable form) and to deliver the same to Landlord within ten (10) days following the request therefor.

24.5Transfer of Landlord’s Interest.  Landlord has the right to transfer all or any portion of its interest in the Project, the Building and/or in this Lease, and upon any such transfer, Landlord shall automatically be released from all liability under this Lease for matters arising after such transfer and Tenant shall look solely to such transferee for the performance of Landlord’s obligations hereunder after the date of transfer.  The liability of any transferee of Landlord shall be limited to the interest of such transferee in the Project and such transferee shall be without personal liability under this Lease, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.  Landlord may also assign its interest in this Lease to a mortgage lender as additional security but such assignment shall not release Landlord from its obligations hereunder and Tenant shall continue to look to Landlord for the performance of its obligations hereunder.  Neither Landlord’s affiliates, nor any of Landlord’s or its Affiliates’ partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord’s obligations or any deficiency under this Lease, and service of process shall not be made against any shareholder, member, director, officer, employee or agent of Landlord or any of Landlord’s affiliates (except to the extent necessary to effect service of process against Landlord).  No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action, and service of process shall not be made against any partner or member of Landlord except as may be necessary to secure jurisdiction of the partnership joint venture or limited liability company, as applicable.  No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates.

24.6Prohibition Against Recording.  Except as provided in Section 24.4 of this Lease, neither this Lease, nor any memorandum, affidavit or other writing with respect thereto, shall be recorded by Tenant or by anyone acting through, under or on behalf of Tenant, and the recording thereof in violation of this provision shall make this Lease null and void at Landlord’s election.

24.7Landlord’s Title: Air Rights.  Landlord’s title is and always shall be paramount to the title of Tenant.  Nothing herein contained shall empower Tenant to do any act which can, shall or may encumber the title of Landlord.  No rights to any view or to light or air over any property, whether belonging to Landlord or any other person, are granted to Tenant by this Lease.

24.8Tenant’s Signs.  Subject to this Section 24.8, Tenant shall be entitled to install, at its sole cost and expense, legally permitted signage on the Premises identifying Tenant (“Signage”).  The graphics, materials, size, color, design, lettering, lighting (if any), specifications and exact location of the Signage (collectively, the “Signage Specifications”) shall be subject to Tenant’s receipt of all required governmental permits and approvals, shall be subject to all applicable governmental laws and ordinances, and all current covenants, conditions and restrictions affecting the Premises.  Tenant hereby acknowledges that Landlord has made no representations or warranty to Tenant with respect to the probability of obtaining such approvals and permits.  In the event Tenant does not receive the necessary permits and approvals for the Signage, Tenant’s and Landlord’s rights and obligations under the remaining provisions of this Lease shall not be affected.  The cost of installation of the Signage, as well as all costs of design and construction of such Signage and all other costs associated with such Signage, including, without limitation, permits, maintenance and repair, shall be the sole responsibility of Tenant.  The rights to the Signage shall be personal to the Original Tenant and any Affiliate Assignee and may not be transferred.  Should the Signage require commercially reasonable maintenance or repairs (other than from sun damage, fading or discoloration of the surface areas upon which its Signage was installed), Landlord shall have the right to provide written notice thereof to Tenant and Tenant shall cause such repairs and/or maintenance to be performed within thirty (30) days after receipt of such notice from Landlord at Tenant’s sole cost and expense.  Upon the expiration or earlier termination of this Lease, Tenant shall, at Tenant’s sole cost and expense, cause the Signage to be removed from the Premises and shall cause the Premises to be restored to the condition existing prior to the placement of such Signage (provided that Tenant shall not be responsible for sun damage, fading or discoloration of the surface areas upon which its Signage was installed).  If Tenant fails to remove such Signage and to restore the Premises as provided in the immediately preceding sentence within thirty (30) days following the expiration or earlier termination of this Lease, then Landlord may perform such work, and all costs and expenses incurred by Landlord in so performing such work shall be reimbursed by Tenant to Landlord within ten (10) days after Tenant’s receipt of invoice therefor.  The immediately preceding sentence shall survive the expiration or earlier termination of this Lease.

24.9Relationship of Parties.  Nothing contained in this Lease shall be deemed or construed by the parties hereto or by any third party to create the relationship of principal and agent, partnership, joint venturer or any association between Landlord and Tenant, it being expressly understood and agreed that neither the method of computation of Rent nor any act of the parties hereto shall be deemed to create any relationship between Landlord and Tenant other than the relationship of landlord and tenant.

24.10Application of Payments.  Landlord shall have the right to apply payments received from Tenant pursuant to this Lease, regardless of Tenant’s designation of such payments, to satisfy any obligations of Tenant hereunder, in such order and amounts as Landlord, in its sole discretion, may elect.

24.11Time of Essence.  Time is of the essence of this Lease and each of its provisions.

24.12Partial Invalidity.  If any term, provision or condition contained in this Lease shall, to any extent, be invalid or unenforceable, the remainder of this Lease, or the application of such term, provision or condition to persons or circumstances other than those with respect to which it is invalid or unenforceable, shall not be affected thereby, and each and every other term, provision and condition of this Lease shall be valid and enforceable to the fullest extent possible permitted by law.

24.13No Warranty.  In executing and delivering this Lease, Tenant has not relied on any representation, including, but not limited to, any representation whatsoever as to the amount of any item comprising Additional Rent or the amount of the Additional Rent in the aggregate, or any warranty or any statement of Landlord which is not set forth herein or in one or more of the Exhibits attached hereto.

24.14Landlord Exculpation.  Notwithstanding anything in this Lease to the contrary, and notwithstanding any applicable law to the contrary, the liability of Landlord and the Landlord Parties under this Lease (including any successor landlord) and any recourse by Tenant against Landlord or the Landlord Parties shall be limited solely and exclusively to an amount which is equal to the ownership interest of Landlord in the Project (excluding any proceeds thereof), and neither Landlord, nor any of the Landlord Parties shall have any personal liability therefor, and Tenant hereby expressly waives and releases such personal liability on behalf of itself and all persons claiming by, through or under Tenant.

24.15Entire Agreement.  There are no oral agreements between the parties hereto affecting this Lease and this Lease supersedes and cancels any and all previous negotiations, arrangements, brochures, agreements and understandings, if any, between the parties hereto or displayed by Landlord to Tenant with respect to the subject matter thereof, and none thereof shall be used to interpret or construe this Lease.  This Lease and any side letter or separate agreement executed by Landlord and Tenant in connection with this Lease and dated of even date herewith contain all of the terms, covenants, conditions, warranties and agreements of the parties relating in any manner to the rental, use and occupancy of the Premises, shall be considered to be the only agreement between the parties hereto and their representatives and agents, and none of the terms, covenants, conditions or provisions of this Lease can be modified, deleted or added to except in writing signed by the parties hereto.  All negotiations and oral agreements acceptable to both parties have been merged into and are included herein.  There are no other representations or warranties between the parties, and all reliance with respect to representations is based totally upon the representations and agreements contained in this Lease.

24.16Telecommunications Equipment.  At any time during the Lease Term, subject to the terms of this Section 24.16, Tenant shall have the exclusive right to install, at Tenant’s sole cost and expense, satellite or microwave dishes or other communication equipment (the “Telecommunications Equipment”) upon the roof of the Building to the extent the same is reasonably necessary for equipment used in connection with Tenant’s business operations at the Premises.  Tenant shall comply with any roof or roof-related warranties.  The physical appearance and the size of the Telecommunications Equipment shall be subject to Landlord’s written approval prior to installation (which approval will not unreasonably be withheld, conditioned or delayed) any covenants, conditions, or restrictions currently encumbering the Premises and, any applicable laws.  Tenant shall maintain such Telecommunications Equipment in good condition and repair, at Tenant’s sole cost and expense.  The cost of the Telecommunications Equipment, including but not limited to the permitting, installation, maintenance and removal thereof shall be at Tenant’s sole cost and expense.  If Tenant fails to maintain its Telecommunications Equipment, or if Tenant fails to remove such Telecommunications Equipment upon termination of this Lease, or fails to repair any damage caused by such removal, Landlord may do so at Tenant’s expense.  Tenant shall on demand reimburse Landlord for all actual, documented and reasonable costs incurred by Landlord to effect such removal, which amounts shall be deemed Additional Rent and shall include without limitation, all sums disbursed, incurred or deposited by Landlord, including Landlord’s costs, expenses and actual attorneys’ fees with interest thereon.  Tenant shall indemnify, defend and hold harmless Landlord from and against any loss, cost, claim, lawsuit, liability or expense (including reasonable attorneys’ fees and disbursements) arising directly or indirectly out of Tenant’s Telecommunications Equipment or any failure to perform any of its obligations under this Section 24.16.

24.17Force Majeure.  Any prevention, delay or stoppage due to strikes, lockouts, labor disputes, acts of God, inability to obtain services, labor, or materials or reasonable substitutes therefor, governmental actions, civil commotions, fire or other casualty, and other causes beyond the reasonable control of the party obligated to perform, except with respect to the obligations imposed with regard to Rent and other charges to be paid by Tenant pursuant to this Lease (collectively, the “Force Majeure”), notwithstanding anything to the contrary contained in this Lease, shall excuse the performance of such party for a period equal to any such prevention, delay or stoppage and, therefore, if this Lease specifies a time period for performance of an obligation of either party, that time period shall be extended by the period of any delay in such party’s performance caused by a Force Majeure.

24.18Waiver of Redemption by Tenant.  Tenant hereby waives for Tenant and for all those claiming under Tenant all right now or hereafter existing to redeem by order or judgment of any court or by any legal process or writ, Tenant’s right of occupancy of the Premises after any termination of this Lease.

24.19Notices.  All notices, demands, statements or communications (collectively, “Notices”) given or required to be given by either party to the other hereunder shall be in writing, shall be sent by United States certified or registered mail, postage prepaid, return receipt requested, or delivered personally, or delivered via any reputable national overnight courier service that provides proof of delivery (i) to Tenant at the appropriate address set forth in Section 5 of the Summary, or to such other place as Tenant may from time to time designate in a Notice to Landlord; or (ii) to Landlord at the addresses set forth in Section 3 of the Summary, or to such other firm or to such other place as Landlord may from time to time designate in a Notice to Tenant.  Any Notice will be deemed given on the date it is actually delivered or that delivery is attempted but refused.  If Tenant is notified of the identity and address of Landlord’s mortgagee or ground lessor, Tenant shall give to such mortgagee or ground lessor written notice of any default by Landlord under the terms of this Lease by registered or certified mail, and such mortgagee or ground lessor shall be given a reasonable opportunity to cure such default prior to Tenant’s exercising any remedy available to Tenant.

24.20Joint and Several.  If there is more than one person or entity executing this Lease as Tenant, the obligations imposed upon such persons and entities under this Lease are and shall be joint and several.

24.21Representations.  Tenant guarantees, warrants and represents that (a) Tenant is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) Tenant has and is duly qualified to do business in the state in which the Project is located, (c) Tenant has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform all Tenant’s obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of Tenant is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which Tenant is constituted or to which Tenant is a party.  In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to the best of its knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control (“OFAC”) of the Department of the Treasury (including those named on OFAC’s Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

24.22Jury Trial: Attorneys’ Fees.  IF EITHER PARTY COMMENCES LITIGATION AGAINST THE OTHER FOR THE SPECIFIC PERFORMANCE OF THIS LEASE, FOR DAMAGES FOR THE BREACH HEREOF OR OTHERWISE FOR ENFORCEMENT OF ANY REMEDY HEREUNDER, THE PARTIES HERETO AGREE TO AND HEREBY DO WAIVE ANY RIGHT TO A TRIAL BY JURY.  In the event of any such commencement of litigation, the prevailing party shall be entitled to recover from the other party such costs and reasonable attorneys’ fees as may have been incurred, including any and all costs incurred in enforcing, perfecting and executing such judgment.

24.23Governing Law.  This Lease shall be construed and enforced in accordance with the laws of the state in which the Project is located.

24.24Submission of Lease.  Submission of this instrument for examination or signature by Tenant does not constitute a reservation of or an option for lease, and it is not effective as a lease or otherwise until execution and delivery by both Landlord and Tenant.

24.25Brokers.  Landlord and Tenant each hereby represents and warrants to the other party that it (i) has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease, excepting only the real estate brokers or agents specified in Section 11 of the Summary (collectively, the “Brokers”), and (ii) knows of no other real estate broker or agent who is entitled to a commission in connection with this Lease.  Each party agrees to indemnify and defend the other party against and hold the other party harmless from any and all claims, demands, losses, liabilities, lawsuits, judgments, and costs and expenses (including without limitation reasonable attorneys’ fees) with respect to any leasing commission or equivalent compensation alleged to be owing on account of the indemnifying party’s dealings with any real estate broker or agent in connection with this Lease other than the Brokers.

24.26Independent Covenants.  This Lease shall be construed as though the covenants herein between Landlord and Tenant are independent and not dependent and Tenant hereby expressly waives the benefit of any statute to the contrary and agrees that if Landlord fails to perform its obligations set forth herein, Tenant shall not be entitled to make any repairs or perform any acts hereunder at Landlord’s expense or to any setoff of the Rent or other amounts owing hereunder against Landlord; provided, however, that the foregoing shall in no way impair the right of Tenant to commence a separate action against Landlord for any violation by Landlord of the provisions hereof so long as notice is first given to Landlord and any holder of a mortgage or deed of trust covering the Building, Project or any portion thereof, of whose address Tenant has theretofore been notified, and an opportunity is granted to Landlord and such holder to correct such violations as provided above.

24.27Signatures.  The parties hereto consent and agree that this Lease may be signed and/or transmitted by facsimile, e-mail of a .pdf document or using electronic signature technology (e.g., via DocuSign or similar electronic signature technology), and that such signed electronic record shall be valid and as effective to bind the party so signing as a paper copy bearing such party’s handwritten signature.  The parties further consent and agree that (1) to the extent a party signs this Lease using electronic signature technology, by clicking “SIGN”, such party is signing this Lease electronically, and (2) the electronic signatures appearing on this Lease shall be treated, for purposes of validity, enforceability and admissibility, the same as handwritten signatures.

24.28Intentionally Omitted.

24.29Notice of Sale.  In the event Landlord, in its sole discretion, elects to sell the entire Premises or the parcel upon which the Building is situated, then Landlord agrees to notify Tenant in writing of Landlord’s intention to market the Premises (“Landlord’s Marketing Notice”), which Landlord’s Marketing Notice shall be provided to Tenant at approximately the same time as the same is provided to potential third party buyers.  In addition, in the event Landlord receives an unsolicited third-party offer to purchase the Premises and only in the event Landlord has not previously provided a Landlord’s Marketing Notice to Tenant, then Landlord agrees to notify Tenant in writing (“Offer Notice”) that Landlord has received an offer but Landlord shall not be obligated to provide Tenant with any of the terms or conditions of the offer.  In such event, Landlord agrees not to respond to such third-party offer within five (5) business days after delivery of the Offer Notice to Tenant.  In no event shall this Section 24.29 provide Tenant with any preferential right or option to purchase the Premises; the sole purpose of this Section 24.29 is to provide Tenant with notice of Landlord’s marketing efforts in connection with a potential sale of the Premises.

24.30Existing Furniture.   As part of the consideration for entering into this Lease, title to all of the furniture, fixtures and equipment currently located within the Premises as of the date hereof (collectively, the “FF&E”) shall automatically pass to Tenant and Landlord hereby conveys and assigns to Tenant good and marketable title to the FF&E free of any liens or encumbrances of any kind.  Tenant confirms that it has had the reasonable opportunity to inventory and inspect the FF&E and hereby represents that it accepts the FF&E “AS IS AND WITH ALL FAULTS”.

24.31Expansion Right.  Upon Tenant providing written notice to Landlord of its requirement for additional space at the Real Property, Landlord and Tenant shall engage in good faith negotiations with each other related to constructing an additional building on the Real Property and leasing the entirety of such building to Tenant; provided, however, that neither party shall be obligated to enter into any agreement related to any such additional building and/or the leasing of the same.

[Remainder of Page Intentionally Left Blank; Signatures on Next Page]

IN WITNESS WHEREOF, Landlord and Tenant have caused this Lease to be executed the day and date first above written.

“Landlord”:
SCRIPPS SUMMIT IN VESTMENTS LLC, a California limited liability company

By:	Dart Interests LLC Its: Managing Member

	By:	/s/ Christopher Kelsey
Name: Christopher Kelsey Its: President

“Tenant”:
FATE THERAPEUTICS, INC., a Delaware corporation

By:	/s/ J. Scott Wolchko
Name: J. Scott Wolchko Its: CEO
By:	/s/ Cindy Tahl
Name: Cindy Tahl Its: General Counsel & Corporate Secretary

*** If Tenant is a CORPORATION, the authorized officers must sign on behalf of the corporation and indicate the capacity in which they are signing.  The Lease must be executed by the president or vice president and the secretary or assistant secretary, unless the bylaws or a resolution of the board of directors shall otherwise provide, in which event, the bylaws or a certified copy of the resolution, as the case may be, must be attached to this Lease.

EXHIBIT A

SITE PLAN OF PREMISES

[***]

EXHIBIT A

EXHIBIT A-l

LEGAL DESCRIPTION OF THE PREMISES

PARCEL “A”:

PARCEL 2 OF PARCEL MAP NO. 18391, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 16, 1999.

PARCEL “B”:

PARCEL 1 OF PARCEL MAP NO. 18391, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, DECEMBER 16, 1999.

PARCEL “C”:

NON-EXCLUSIVE EASEMENTS FOR THE USE OF A FIBER OPTIC CONDUIT AND FOR DRAINAGE OVER THOSE PORTIONS OF LOTS 1,2, 3 AND 4 OF SCRIPPS NORTHRIDGE BUSINESS CENTER, IN THE CITY OF SAN DIEGO, COUNTY OF SAN DIEGO, STATE OF CALIFORNIA, ACCORDING TO MAP THEREOF NO. 12911 FILED IN THE OFFICE OF THE COUNTY RECORDER OF SAN DIEGO COUNTY, JANUARY 8, 1992 AS MORE FULLY DESCRIBED IN THAT CERTAIN “EASEMENT AND MAINTENANCE AGREEMENT” DATED FEBRUARY 25, 2000 AND RECORDED MARCH 6, 2000 AS FILE NO. 2000-011986 OF OFFICIAL RECORDS.

EXHIBIT A-1

EXHIBIT A-2

PARCEL 2 OUTLINE

[***]

EXHIBIT A-2

EXHIBIT B

TENANT WORK LETTER

This Tenant Work Letter (“Tenant Work Letter”) shall set forth the terms and conditions relating to the construction of the Premises.  All references in this Tenant Work Letter to the “Lease” shall mean the relevant portions of the Lease to which this Tenant Work Letter is attached as Exhibit B.

SECTION 1

LANDLORD’S OBLIGATIONS

Except for the Tenant Improvement Allowance set forth below, Landlord shall not be obligated to make or pay for any alterations or improvements to the Premises.

SECTION 2

TENANT IMPROVEMENTS

2.1Tenant Improvement Allowance.  Tenant shall be entitled to a one-time tenant improvement allowance (the “Tenant Improvement Allowance”) in the amount of up to, but not exceeding One Hundred Fifty Dollars ($150.00) per rentable square foot of the Building (i.e., up to Twenty-Nine Million Eight Hundred Thirty-Two Thousand Dollars ($29,832,000.00) based on 198,880 rentable square feet of the Building), to help Tenant pay for the costs of the design, permitting and construction of Tenant’s initial improvements which are permanently affixed to the Building (collectively, the “Tenant Improvements”); provided, however, that Landlord shall have no obligation to disburse all or any portion of the Tenant Improvement Allowance to Tenant unless Tenant makes a request for disbursement pursuant to the terms and conditions of Section 2.2 below prior to that date which is six (6) months after the Lease Commencement Date.  Notwithstanding anything above to the contrary Tenant, upon prior written notice to Landlord, shall have the right to reduce the Tenant Improvement Allowance by up to Twenty-Five Dollars ($25.00) per rentable square foot (i.e., an amount not to exceed Four Million Nine Hundred Seventy-Two Thousand Dollars ($4,972,000.00).  In such event, the initial Base Rent payable by Tenant shall be reduced by using a discount rate of eight percent (8%), discounted over the initial 180 month Lease Term.  For example, if Tenant elects not to use Five Dollars ($5.00) per rentable square foot of the Tenant Improvement Allowance then the monthly Base Rent per rentable square foot shall be reduced as provided in Exhibit H attached to the Lease.  Landlord and Tenant shall execute an amendment to the Lease to confirm such reduction in Base Rent.  In no event shall Landlord be obligated to make disbursements pursuant to this Tenant Work Letter in a total amount which exceeds the Tenant Improvement Allowance.  Tenant shall not be entitled to receive any cash payment or credit against Rent or otherwise for any unused portion of the Tenant Improvement Allowance which is not used to pay for the Tenant Improvement Allowance Items (as defined below).  Notwithstanding the foregoing, an amount not to exceed [***] of any unused amount of the Tenant Improvement Allowance shall be made available to Tenant to help Tenant pay for the actual and documented costs incurred by Tenant (the “FF&E/Moving Costs”) for the purchase of and installation of cabling, furniture, fixtures and equipment for the Premises

EXHIBIT B

(including, without limitation, security, audio/visual systems, signage, and telecommunications costs) and the cost of moving to the Premises.  Landlord shall disburse from the Tenant Improvement Allowance the available portion thereof to help Tenant pay for the FF&E/Moving Costs actually incurred by Tenant within thirty (30) days after Landlord has received Tenant’s written request for disbursement together with copies of invoices from third parties evidencing the amount of such FF&E/Moving Costs to be paid by Landlord.

2.2Disbursement of the Tenant Improvement Allowance.

2.2.1Tenant Improvement Allowance Items.  Except as otherwise set forth in this Tenant Work Letter, the Tenant Improvement Allowance shall be disbursed by Landlord only for the following items and costs (collectively, the “Tenant Improvement Allowance Items”):

2.2.1.1Payment of the fees of the Architect and the Engineers (as such terms are defined below), provided, however, that only an amount not to exceed [***] per rentable square foot of the Building (i.e., [***] based on 198,880 rentable square feet of the Building) may be deducted from the Tenant Improvement Allowance to pay for such fees;

2.2.1.2The payment of plan check, permit and license fees relating to construction of the Tenant Improvements;

2.2.1.3The cost of construction of the Tenant Improvements, including, without limitation, project or construction management fees (including, without limitation, for the Manager (as defined below)), contractors’ fees and general conditions, testing and inspection costs, costs of utilities, trash removal, parking and hoists, and the costs of after-hours freight elevator usage.

2.2.1.4The cost of any changes in the base, shell and core of the Building when such changes are required by the Construction Drawings (including if such changes are due to the fact that such work is prepared on an unoccupied basis), such cost to include all direct architectural and/or engineering fees and expenses incurred in connection therewith;

2.2.1.5The cost of any changes to the Construction Drawings or Tenant Improvements required by applicable laws ;

2.2.1.6Sales and use taxes and Title 24 fees; and

2.2.1.7The Coordination Fee (as defined below).

2.2.2Disbursement of Tenant Improvement Allowance.  Subject to Section 2.1 above, during the construction of the Tenant Improvements, Landlord shall make monthly disbursements of the Tenant Improvement Allowance for Tenant Improvement Allowance Items for the benefit of Tenant and shall authorize the release of monies for the benefit of Tenant as follows:

EXHIBIT B

2.2.2.1Monthly Disbursements.  From time to time during the construction of the Tenant Improvements (but no more frequently than monthly), Tenant shall deliver to Landlord: (i) a request for payment of the Contractor (as defined below), approved by Tenant, in a commercially reasonable form mutually approved by Landlord and Tenant, showing the schedule, by trade, of percentage of completion of the Tenant Improvements in the Building, detailing the portion of the work completed and the portion not completed, and demonstrating that the relationship between the cost of the work completed and the cost of the work to be completed complies with the terms of the Construction Budget (as defined below) (or any deviations therefrom; (ii) invoices from all of Tenant’s Agents (as defined below), for labor rendered and materials delivered to the Premises; (iii) executed mechanic’s lien releases from all of Tenant’s Agents in accordance with the Contract and California Civil Code Section 8138 (i.e., initially conditional progress payment release forms, then with the next billing cycle (provided that Landlord disbursed the Tenant Improvement Allowance with respect to the prior cycle), unconditional progress payment release forms), and all other information reasonably requested by Landlord; and (iv) with respect to the first request, (1) copy of the contract with the Contractor; (2) copy of the Contractor’s certificate of insurance, including Additional Insured endorsement naming Landlord (and any other party requested by Landlord) as additional insureds; and (3) the Contractor’s schedule of values, showing total contract value.  Within fifteen (15) days following Landlord’s receipt of a completed disbursement request submission,, Landlord shall deliver a check to Tenant made jointly payable to either (as requested by Tenant) Contractor or Tenant in payment of the lesser of (A) the amounts so requested by Tenant, as set forth in this Section 2.2.2.1, above and (B) the balance of any remaining available portion of the Tenant Improvement Allowance, provided that Landlord does not dispute (within five (5) business days after such receipt by Landlord) any request for payment based on material non-compliance of any work with the Approved Working Drawings (as defined below), or due to any materially substandard work.  Landlord’s payment of such amounts shall not be deemed Landlord’s approval or acceptance of the work furnished or materials supplied as set forth in Tenant’s payment request.

2.2.2.2Final Documents.  Upon final completion of the Tenant Improvements, Tenant shall deliver to Landlord copies of (A) properly executed and final unconditional mechanics lien releases in compliance with applicable California law; (B) a (permanent or temporary) certificate of occupancy or permit cards signed off by the City of San Diego (the “City”) with respect to the Premises; (C) as-built plans and City-permitted plans for the Tenant Improvements; and (D) operation manuals and warranties for equipment included within the Tenant Improvements, if applicable.

2.2.2.3Other Terms.  Landlord shall only be obligated to make disbursements from the Tenant Improvement Allowance to the extent costs are incurred by Tenant for Tenant Improvement Allowance Items.

2.2.3Specifications for Building Standard Components.  The components to be used in the construction of the Tenant Improvements in the Building shall be new and comparable in quality to the components in Comparable Buildings which are under construction as of the date hereof or which have been constructed over the three (3)-year period preceding the date of this Lease.

EXHIBIT B

SECTION 3

CONSTRUCTION DRAWINGS

3.1Selection of Architect/Construction Drawings.  Tenant shall retain [***] as the architect (collectively, the “Architect”) to prepare the Construction Drawings, and [***] as Tenant’s project or construction manager (the “Manager”).  Tenant shall retain the engineering consultants approved (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Landlord does not reasonably object to a written request for approval within three (3) business days of request and such failure continues for one (1) additional business day after Tenant’s second written request for approval) by Landlord (the “Engineers”) to prepare all plans and engineering working drawings relating to the structural, mechanical, electrical, plumbing, HVAC, lifesafety, and sprinkler work in the Building; provided that, [***], if selected by Tenant, are hereby approved by Landlord.  The plans and drawings to be prepared by Architect and the Engineers hereunder shall be known collectively as the “Construction Drawings.” All Construction Drawings shall be subject to Landlord’s approval (which shall not be unreasonably withheld, conditioned or delayed).  Tenant and Architect shall verify, in the field, the dimensions and conditions as shown on the relevant portions of the base building plans, and Tenant and Architect shall be solely responsible for the same, and Landlord shall have no responsibility in connection therewith.  Landlord’s review of the Construction Drawings as set forth in this Section 3, shall be for its sole purpose and shall not imply Landlord’s review of the same, or obligate Landlord to review the same, for quality, design, code compliance or other like matters.  Accordingly, notwithstanding that any Construction Drawings are reviewed by Landlord or its space planner, architect, engineers and consultants, and notwithstanding any advice or assistance which may be rendered to Tenant by Landlord or Landlord’s space planner, architect, engineers, and consultants, Landlord shall have no liability whatsoever in connection therewith and shall not be responsible for any omissions or errors contained in the Construction Drawings.

3.2Demolition Plan.  Attached hereto as Schedule 1 is a demolition plan for a portion of the Building (“Demolition Plan”), which Demolition Plan is hereby approved by Landlord and Tenant.  Subject to Tenant complying with all applicable laws (including, if applicable, obtaining any required permits and governmental approvals), Tenant shall have the right to commence the work described in the Demolition Plan upon the full execution and delivery of this Lease by Landlord and Tenant.

3.3Final Space Plan.  Tenant shall supply Landlord with four (4) copies signed by Tenant of its final space plan for the Tenant Improvements before any architectural working drawings or engineering drawings have been commenced.  The final space plan (the “Final Space Plan”) shall include a demolition plan of certain existing improvements in the Building as well as a layout and designation of all offices, rooms and other partitioning, their intended use, and equipment to be contained therein.  The Final Space Plan shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Landlord does not reasonably object to a request for approval within five (5) business days of request with respect to Landlord’s initial review of the Final Space Plan if such failure continues for two (2) additional business days after Tenant’s second written request) and within two (2) business days with respect to any subsequent review of a revised Final Space Plan (and if such failure continues for one (1) additional business day after Tenant’s second written request)).

EXHIBIT B

3.4Final Working Drawings.  After the Final Space Plan has been approved by Landlord and Tenant, Tenant shall promptly cause the Architect and the Engineers to complete the architectural and engineering drawings for the Premises, and cause the Architect to compile a fully coordinated set of architectural, structural, mechanical, electrical and plumbing working drawings in a form which is complete to allow subcontractors to bid on the work and to obtain all applicable permits for the Tenant Improvements (collectively, the “Final Working Drawings”), and shall submit the same to Landlord for Landlord’s approval.  Tenant shall supply Landlord with four (4) copies of the cover sheet signed by Tenant (and one electronic copy) of such Final Working Drawings.  The Final Working Drawings shall be subject to Landlord’s approval (which approval shall not be unreasonably withheld, conditioned or delayed and shall be deemed given if Landlord does not reasonably object to a request for approval within five (5) business days of request with respect to Landlord’s initial review of the Final Working Drawings if such failure continues for two (2) additional business days after Tenant’s second written request and within two (2) business days with respect to any subsequent review of a revised Final Working Drawing if such failure continues for one (1) additional business day after Tenant’s second written request.

3.5Approved Working Drawings.  The Final Working Drawings shall be approved by Landlord (the “Approved Working Drawings”) prior to the commencement of construction of the Tenant Improvements by Tenant.  After approval by Landlord of the Final Working Drawings, Tenant shall promptly submit the same to the appropriate governmental authorities for all applicable building permits.  Tenant hereby agrees that neither Landlord nor Landlord’s consultants shall be responsible for obtaining any building permit or certificate of occupancy for the Premises and that obtaining the same shall be Tenant’s responsibility; provided, however, that Landlord shall cooperate with Tenant in executing permit applications and performing other ministerial acts reasonably necessary to enable Tenant to obtain any such permit or certificate of occupancy.  No changes, modifications or alterations in the Approved Working Drawings may be made without the prior written consent of Landlord, which consent shall not be unreasonably withheld and shall be deemed given if Landlord does not reasonably object to a request for consent within three (3) business days of Tenant’s written request if such failure continues for one (1) additional business day after Tenant’s second written request.

SECTION 4

CONSTRUCTION OF THE TENANT IMPROVEMENTS

4.1Tenant’s Selection of Contractor and Tenant’s Agents.

4.1.1The Contractor.  Tenant shall select and retain a general contractor reasonably approved by Landlord to construct the Tenant Improvements; provided, however, that [***], if selected by Tenant, is hereby approved by Landlord.  Tenant shall deliver to Landlord notice of its selection of the general contractor upon such selection, which contractor shall thereafter be the “Contractor” hereunder.

4.1.2Tenant’s Agents.  All subcontractors, materialmen, and suppliers used by Tenant (such subcontractors, materialmen, and suppliers, and the Contractor to be known collectively as “Tenant’s Agents”) must be approved in writing by Landlord, which approval shall not be unreasonably withheld or delayed; provided, however, that with respect to non-major trade subcontractors, materialmen and suppliers, Landlord’s approval shall not be required so long as the same are competent, licensed and have previously performed work in Comparable Buildings.

EXHIBIT B

4.2Construction of Tenant Improvements by Tenant’s Agents.

4.2.1Construction Contract; Cost Budget.  Prior to Tenant’s execution of the construction contract and general conditions with Contractor (the “Contract”), Tenant shall submit the Contract to Landlord for its approval, which approval shall not be unreasonably withheld or delayed and shall be deemed given if Landlord does not reasonably object to a request for approval within three (3) business days of Tenant’s written request if such failure continues for one (1) additional business day after Tenant’s second written request.  Prior to the commencement of the construction of the Tenant Improvements, and after Tenant has accepted all bids for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Budgeted Costs Statement”), by trade, of the total costs to be incurred, or which have been incurred, as set forth more particularly in Sections 2.2.1.1 through 2.2.1.7 above, in connection with the design, permitting and construction of the Tenant Improvements to be performed by or at the direction of Tenant or the Contractor (the “Budgeted Costs”).  After completion of the construction of the Tenant Improvements, and after Tenant has paid all invoices for the Tenant Improvements, Tenant shall provide Landlord with a written detailed cost breakdown (the “Final Costs Statement”), by trade, of the final costs actually incurred, as set forth more particularly in Section 2.2.1.1 through 2.2.1.7 above, in connection with the design, permitting and construction of the Tenant Improvements performed by or at the direction of Tenant or the Contractor (the “Final Costs”).  Notwithstanding anything in this Lease to the contrary, (a) if the Budgeted Costs Statement shows that the Budgeted Costs are projected to be less than $49,720,000.00 (the amount of such difference is referred to herein as the “Budget Differential”), then the Tenant Improvement Allowance shall be reduced by an amount equal to [***] of the Budget Differential (such [***] amount, the “Budget Reduction Amount”),1 and the original L-C Amount (of $15,000,000) shall be reduced by [***] of the Budget Reduction Amount and (b) if the Final Costs Statement shows Final Costs are less than $49,720,000.00 (the amount of such difference is referred to herein as the “Final Differential”), and provided that Landlord had disbursed to Tenant the entire Tenant Improvement Allowance of $29,832,000.00, then Tenant shall pay to Landlord within ten (10) days of Landlord’s request following Landlord’s receipt of the Final Costs Statement (and Tenant’s failure to so pay within such 10-day period shall constitute a default under the Lease) the amount of [***] of the Final Differential (the “Final Reduction Amount”), and the original L-C Amount (of $15,000,000) shall be reduced by 50% of the Final Reduction Amount.  Any reduction of the original L-C Amount pursuant to the preceding sentence shall reduce the three amounts set forth in Section 20.3.2 above by, respectively, [***] of the amount of reduction of the original L-C Amount.

4.2.2Tenant’s Agents.

4.2.2.1Landlord’s General Conditions for Tenant’s Agents and Tenant Improvement Work.  Tenant’s and Tenant’s Agents’ construction of the Tenant Improvements shall comply with the following: The Tenant Improvements shall be constructed in strict accordance with the Approved Working Drawings.

[1]

For example, if such total hard and soft costs are projected to be $47,731,200.00 or $240 per rentable square foot, then the Tenant Improvement Allowance would be reduced by the amount of $[***] ($250 minus $240, multiplied by 60% multiplied by 198,880) to the amount of $28,638,720.00.

EXHIBIT B

4.2.2.2Coordination Fee.  Tenant shall pay a logistical coordination fee (the “Coordination Fee”) to Landlord in an amount equal to [***], which Coordination Fee shall be for services relating to the coordination of the construction of the Tenant Improvements and shall be deducted by Landlord from the Tenant Improvement Allowance.

4.2.2.3Indemnity.  Tenant’s indemnity of Landlord as set forth in the Lease shall also apply with respect to any and all costs, losses, damages, injuries and liabilities related in any way to any act or omission of Tenant or Tenant’s Agents, or anyone directly or indirectly employed by any of them, or in connection with Tenant’s non-payment of any amount arising out of the Tenant Improvements and/or Tenant’s disapproval of all or any portion of any request for payment; except to the extent caused by the grossly negligent or intentional acts or breaches of the Lease of or by Landlord or its agents, contractors, employees or officers and not covered by insurance required to be maintained by Tenant under the Lease.

4.2.2.4Insurance Requirements.

4.2.2.4.1General Coverages.  All of Tenant’s Agents shall carry worker’s compensation insurance covering all of their respective employees, and shall also carry public liability insurance, including property damage, all with limits, in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.2Special Coverages.  Tenant shall carry [***] insurance in an amount equal to the [***] of the improvements being constructed by Tenant, and such other insurance [***], it being understood and agreed that the Tenant Improvements shall be insured by Tenant pursuant to the Lease immediately upon completion thereof.  Such insurance shall be in amounts and shall include such extended coverage endorsements as may be reasonably required by Landlord, and in form and with companies as are required to be carried by Tenant as set forth in the Lease.

4.2.2.4.3General Terms.  Certificates for all insurance carried pursuant to this Section 4.2.2.4 shall be delivered to Landlord before the commencement of construction of the Tenant Improvements and before the Contractor’s equipment is moved onto the site.  All such policies of insurance must contain a provision that the company writing said policy will give Landlord thirty (30) days prior written notice of any cancellation of such insurance.  If the Tenant Improvements are damaged by any cause during the course of the construction thereof, Tenant shall immediately repair the same at Tenant’s sole cost and expense.  All policies carried under this Section 4.2.2.4 shall insure Landlord and Tenant, as their interests may appear, as well as Contractor and Tenant’s Agents, and shall name as additional insureds Landlord’s property manager, Landlord’s asset manager, and all mortgagees and ground lessors of the Premises and any other parties specified by Landlord.  All insurance, except Workers’ Compensation, maintained by Tenant’s Agents shall preclude subrogation claims by the insurer against anyone insured thereunder.  Such insurance shall provide that it is primary insurance as respects the owner and that any other insurance maintained by owner is excess and noncontributing with the insurance required hereunder.  The requirements for the foregoing insurance shall not derogate from the provisions for indemnification of Landlord by Tenant under Section 4.2.2.3 of this Tenant Work Letter.

EXHIBIT B

4.2.3Governmental Compliance.  The Tenant Improvements shall comply in all respects with the following: (i) the Code and other state, federal, city or quasi-governmental laws, codes, ordinances and regulations, as each may apply according to the rulings of the controlling public official, agent or other person; (ii) applicable standards of the American Insurance Association (formerly, the National Board of Fire Underwriters) and the National Electrical Code; and (iii) building material manufacturer’s specifications.

4.2.4Inspection by Landlord.  With prior notification and accompaniment by Contractor to ensure site safety compliance, Landlord shall have the right to inspect the Tenant Improvements at all times, provided however, that Landlord’s failure to inspect the Tenant Improvements shall in no event constitute a waiver of any of Landlord’s rights hereunder nor shall Landlord’s inspection of the Tenant Improvements constitute Landlord’s approval of the same.  Should Landlord disapprove any portion of the Tenant Improvements, Landlord shall notify Tenant in writing of such disapproval and shall specify the items disapproved.  Any defects or deviations in, and/or disapproval by Landlord of, the Tenant Improvements shall be rectified by Tenant at no expense to Landlord, provided however, that if Landlord determines that a material defect or material deviation exists or disapproves of any matter in connection with any portion of the Tenant Improvements and such defect, deviation or matter is likely to adversely affect the mechanical, electrical, plumbing, HVAC or life-safety systems of the Building, the structure or exterior appearance of the Building, Landlord may (after written notice to Tenant and Tenant’s failure to cure same within five (5) days of request but only if Tenant is not diligently working to cure the same) take such action as Landlord deems necessary, at Tenant’s expense and without incurring any liability on Landlord’s part, to correct any such defect, deviation and/or matter, including, without limitation, causing the cessation of performance of the construction of the Tenant Improvements until such time as the defect, deviation and/or matter is corrected to Landlord’s reasonable satisfaction.

4.2.5Meetings.  Commencing upon the execution of the Lease, Tenant shall hold weekly meetings at a reasonable time, with the Architect and the Contractor regarding the progress of the preparation of Construction Drawings and the construction of the Tenant Improvements, which meetings shall be held at a location designated by Landlord, and Landlord and/or its agents shall receive prior notice of, and shall have the right to attend, all such meetings, and, upon Landlord’s request, certain of Tenant’s Agents shall attend such meetings.  In addition, minutes shall be taken at all such meetings, a copy of which minutes shall be promptly delivered to Landlord.  One such meeting each month shall include the review of Contractor’s current request for payment.

4.3Notice of Completion; Copy of “As Built” Plans.  Within ten (10) days after completion of construction of the Tenant Improvements, Landlord shall cause a Notice of Completion to be recorded in the office of the Recorder of the County in which the Building is located in accordance with Section 3093 of the Civil Code of the State of California or any successor statute, and shall furnish a copy thereof to Tenant upon such recordation.  At the conclusion of construction, (i) Tenant shall cause the Architect and Contractor (A) to update the Approved Working Drawings as necessary to reflect all changes made to the Approved Working Drawings during the course of construction, (B) to certify to the best of their knowledge that the “record-set” of as-built drawings are true and correct, which certification shall survive the expiration or termination of the Lease, (C) to deliver to Landlord one (1) electronic set of such as-

EXHIBIT B

built drawings within ninety (90) days following issuance of a certificate of occupancy for the Premises, and (D) to deliver to Landlord a computer disk containing the Approved Working Drawings in AutoCAD format, and (ii) Tenant shall deliver to Landlord an electronic copy of all warranties, guaranties, and operating manuals and information relating to the improvements, equipment, and systems in the Premises.

4.4Coordination by Tenant’s Agents with Landlord.  Upon Tenant’s delivery of the Contract to Landlord under Section 4.2.1 of this Tenant Work Letter, Tenant shall furnish Landlord with a schedule setting forth the projected date of the completion of the Tenant Improvements and showing the critical time deadlines for each phase, item or trade relating to the construction of the Tenant Improvements.

SECTION 5

MISCELLANEOUS

5.1Tenant’s Entry Into the Premises.  Subject to the terms hereof, Landlord shall allow Tenant access to the Premises on the date of the full execution and delivery of this Lease by Landlord and Tenant for the sole purpose of Tenant performing the Tenant Improvement work (including installing trade fixtures and equipment) therein and without the obligation to pay Rent until the Lease Commencement Date; provided, however, that upon no less than thirty (30) days’ prior written notice to Landlord, Tenant shall have the right to occupy up to 25,000 rentable square feet of the Building and, in such event, then Tenant shall be obligated to pay for utilities consumed by Tenant in such occupied portion of the Building as well as any other costs such as janitorial and maintenance costs payable by Tenant under the Lease for such portion of the Premises as provided in Section 4.1 of the Lease (but in no event shall Tenant be obligated to pay Base Rent, exterior maintenance, property management fees, Tax Expenses or insurance other than insurance required to be maintained by Tenant pursuant to Sections 10.3.2 and 10.3.3 of the Lease (unless, with respect to Section 10.3.3, Tenant’s Contractor is carrying such insurance during such period of time).  Tenant shall also have the right to use the Other Amenities during Tenant’s early occupancy of the Building subject to Tenant paying for any costs associated with Tenant’s use of such Other Amenities.  Tenant further acknowledges and agrees that Landlord shall not be liable for any injury, loss or damage which may occur to any of Tenant’s work made in or about the Premises in connection with such entry or to any property placed therein prior to the Lease Commencement Date, the same being at Tenant’s sole risk and liability, except to the extent caused by the grossly negligent or intentional acts or omissions or breach of the Lease by or of Landlord or its employees, officers, agents or contractors and not covered by insurance required to be carried by Tenant under the Lease.  Tenant shall be liable to Landlord for any damage to any portion of the Premises, including the Tenant Improvement work, caused by Tenant or any of Tenant’s employees, agents, contractors, consultants, workmen, mechanics, suppliers and invitees.  If the performance of Tenant’s work in connection with such entry causes extra costs to be incurred by Landlord, Tenant shall promptly reimburse Landlord for such extra costs.  In addition, Tenant shall hold Landlord harmless from and indemnify, protect and defend Landlord against any loss or damage to the Premises and against injury to any persons caused by Tenant’s actions pursuant to this Section 5.1.

EXHIBIT B

5.2Tenant’s Representative.  Tenant has designated [***] as its sole representative with respect to the matters set forth in this Tenant Work Letter, who shall have full authority and responsibility to act on behalf of the Tenant as required in this Tenant Work Letter.

5.3Landlord’s Representative.  Landlord has designated [***] as its sole representative with respect to the matters set forth in this Tenant Work Letter, who, until further notice to Tenant, shall have full authority and responsibility to act on behalf of the Landlord as required in this Tenant Work Letter.

5.4Time of the Essence in This Tenant Work Letter.  Unless otherwise indicated, all references herein to a “number of days” shall mean and refer to calendar days.  If any item requiring approval is timely disapproved by Landlord, the procedure for preparation of the document and approval thereof shall be repeated until the document is approved by Landlord.

5.5Tenant’s Lease Default.  Notwithstanding any provision to the contrary contained in the Lease, if an event of default (beyond applicable notice and cure periods) by Tenant of the Lease has occurred at any time on or before the substantial completion of the Premises, or if Landlord has notified Tenant of material breach of this Work Letter and Tenant has failed to cure such breach within five (5) days of such notice, then, in addition to all other rights and remedies granted to Landlord pursuant to the Lease, at law and/or in equity, Landlord shall have the right to withhold payment of all or any portion of the Tenant Improvement Allowance and/or Landlord may cause Contractor to cease the construction of the Premises (in which case, Tenant shall be responsible for any delay in the substantial completion of the Premises caused by such work stoppage).  In addition, if the Lease is terminated prior to the Lease Commencement Date, for any reason due to a default by Tenant as described in Section 19.1 of the Lease, in addition to any other remedies available to Landlord under the Lease, at law and/or in equity, Tenant shall pay to Landlord, as Additional Rent under the Lease, within five (5) business days after Tenant’s receipt of a statement therefor, any and all costs (if any) incurred by Landlord (including any portion of the Tenant Improvement Allowance disbursed by Landlord) and not reimbursed or otherwise paid by Tenant through the date of such termination in connection with the Tenant Improvements to the extent planned, installed and/or constructed as of such date of termination, including, but not limited to, any costs related to the removal of all or any portion of the Tenant Improvements and restoration costs related thereto.

EXHIBIT B

EXHIBIT C

CONFIRMATION OF LEASE TERMS/AMENDMENT TO LEASE

This CONFIRMATION OF LEASE TERMS/AMENDMENT TO LEASE ("Confirmation/Amendment") is made and entered into effective as of _________________, 20__, by and between SCRIPPS SUMMIT INVESTMENTS LLC, a California limited liability company ("Landlord") and _______________, a ____________ ("Tenant").

r e c i t a l s :

A.Landlord and Tenant entered into that certain Lease dated as of _____________________ (the "Lease") pursuant to which Landlord leased to Tenant and Tenant leased from Landlord certain "Premises", as described in the Lease, in that certain building located at ________________, ____________, California ______.

B.Except as otherwise set forth herein, all capitalized terms used in this Amendment shall have the same meaning as such terms have in the Lease.

C.Landlord and Tenant desire to amend the Lease to confirm the commencement and expiration dates of the term, as hereinafter provided.

NOW, THEREFORE, in consideration of the foregoing Recitals and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.Confirmation of Dates.  The parties hereby confirm that the term of the Lease commenced as of ____________________ for a term of _________________________ ending on _______________________ (unless sooner terminated as provided in the Lease.  Tenant shall commence to pay rent on _______________, 20__ ("Lease Commencement Date").

2.No Further Modification.  Except as set forth in this Confirmation/Amendment, all of the terms and provisions of the Lease shall remain unmodified and in full force and effect.

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT C -1-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

IN WITNESS WHEREOF, this Confirmation/Amendment has been executed as of the day and year first above written.

“Landlord”:
SCRIPPS SUMMIT INVESTMENTS LLC, a California limited liability company

By:	Dart Interests LLC Its: Managing Member

By:
Name: Christopher Kelsey Its: President

“Tenant”:
,
a

By:
Name:
Its:

By:
Name:
Its:

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT C -2-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

EXHIBIT D

RULES AND REGULATIONS

Tenant shall faithfully observe and comply with the following Rules and Regulations.  In the event of any inconsistency between any provision of the following Rules and Regulations and the provisions of the Lease, the provisions of the Lease shall control.  In the event Landlord's consent or approval is required pursuant to any of the following Rules and Regulations, such consent or approval shall not be unreasonably withheld, conditioned or delayed.

1.Intentionally Blank

2.Neither Tenant nor its employees, agents, contractors, invitees or licensees shall bring any firearm, whether loaded or unloaded, into the Project at any time.

3.Intentionally Blank

4.Upon termination of the Lease, Tenant shall deliver to Landlord all keys and passes for offices, rooms, parking lot and toilet rooms which shall have been furnished Tenant. If the keys so furnished are lost, Tenant shall pay Landlord therefor.

5.Intentionally Blank

6.No equipment of any type shall be placed on the Premises which in Landlord's opinion exceeds the load limits of the floor or otherwise threatens the soundness of the structure or improvements of the Building.

7.Intentionally Blank

8.Without Landlord's prior written consent, which shall not be unreasonably withheld, Tenant shall not use the name of the Project or any picture of the Project in connection with, or in promoting or advertising the business of, Tenant, except Tenant may use the address of the Project as the address of its business.

9.Tenant assumes full responsibility for protecting the Premises from theft, robbery and pilferage, which may arise from a cause other than Landlord's negligence, which includes keeping doors locked and other means of entry to the Premises closed and secured.

10.Intentionally Blank

11.Tenant shall not advertise the business, profession or activities of Tenant conducted in the Project in any manner which violates any applicable laws.

12.Tenant shall promptly remove all rubbish and waste from the Premises.

13.Intentionally Blank

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT D -1-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

14.Landlord reserves the right to exclude or expel from the Project any person who, in the judgment of Landlord, is intoxicated or under the influence of liquor or drugs, or who shall in any manner do any act in violation of any of these Rules and Regulations.

Tenant shall be deemed to have read these Rules and Regulations and to have agreed to abide by them as a condition of its occupancy of the Premises.

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT D -2-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

EXHIBIT E

FORM OF LETTER OF CREDIT

[See attached]

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT E -1-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

L/C DRAFT LANGUAGE

IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER _____________

ISSUE DATE: ______________

ISSUING BANK:

SILICON VALLEY BANK

3003 TASMAN DRIVE

2ND FLOOR, MAIL SORT HF210

SANTA CLARA, CALIFORNIA 95054

BENEFICIARY:

SCRIPPS SUMMIT INVESTMENTS LLC

3811 TURTLE CREEK BOULEVARD, SUITE 975

DALLAS, TEXAS 75219

ATTENTION:  TIM SULLIVAN

APPLICANT:

FATE THERAPEUTICS, INC.

3535 GENERAL ATOMICS COURT STE 200

SAN DIEGO CA 92121

AMOUNT: US$15,000.000.00  (FIFTEEN MILLION AND 00/100 U.S. DOLLARS)

EXPIRATION DATE:	ONE YEAR FROM ISSUANCE
PLACE OF EXPIRATION:	ISSUING BANK’S COUNTERS AT ITS ABOVE ADDRESS

LADIES AND GENTLEMEN:

WE HEREBY ESTABLISH OUR IRREVOCABLE STANDBY LETTER OF CREDIT NO. ___________ IN YOUR FAVOR FOR THE ACCOUNT OF FATE THERAPEUTICS, INC., UP TO THE AGGREGATE AMOUNT OF USD $15,000,000.00 (U.S. DOLLARS) EFFECTIVE IMMEDIATELY AND EXPIRING ON ___(Expiration Date)___ AVAILABLE BY PAYMENT UPON PRESENTATION OF YOUR DRAFT AT SIGHT DRAWN ON SILICON VALLEY BANK WHEN ACCOMPANIED BY THE FOLLOWING DOCUMENT(S):

1. THE ORIGINAL OF THIS IRREVOCABLE STANDBY LETTER OF CREDIT AND AMENDMENT(S), IF ANY.

2. BENEFICIARY'S SIGNED STATEMENT  SIGNED BY AN AUTHORIZED SIGNATORY OF SCRIPPS SUMMIT INVESTMENTS LLC ("LANDLORD") STATING THE FOLLOWING:

"THE UNDERSIGNED HEREBY CERTIFIES THAT THE LANDLORD, EITHER (A) UNDER THE LEASE (DEFINED BELOW), OR (B) AS A RESULT OF THE TERMINATION OF SUCH LEASE, HAS THE RIGHT TO DRAW DOWN THE AMOUNT OF USD IN ACCORDANCE WITH THE TERMS OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), OR SUCH AMOUNT CONSTITUTES DAMAGES OWING BY THE TENANT TO BENEFICIARY RESULTING FROM THE BREACH OF SUCH LEASE BY THE TENANT THEREUNDER, OR THE TERMINATION OF SUCH LEASE, AND SUCH AMOUNT REMAINS UNPAID AT THE TIME OF THIS DRAWING."

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT E -2-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT WE HAVE RECEIVED A WRITTEN NOTICE OF [Insert Bank Name] SILICON VALLEY BANK'S ELECTION NOT TO EXTEND ITS STANDBY LETTER OF CREDIT NO. ___________ AND HAVE NOT RECEIVED A REPLACEMENT LETTER OF CREDIT WITHIN AT LEAST THIRTY (30) DAYS PRIOR TO THE PRESENT EXPIRATION DATE."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF THE FILING OF A VOLUNTARY PETITION UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE BY THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

"THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ___________ AS THE RESULT OF AN INVOLUNTARY PETITION HAVING BEEN FILED UNDER THE U.S. BANKRUPTCY CODE OR A STATE BANKRUPTCY CODE AGAINST THE TENANT UNDER THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED (COLLECTIVELY, THE "LEASE"), WHICH FILING HAS NOT BEEN DISMISSED AT THE TIME OF THIS DRAWING."

OR

“THE UNDERSIGNED HEREBY CERTIFIES THAT BENEFICIARY IS ENTITLED TO DRAW DOWN THE FULL AMOUNT OF LETTER OF CREDIT NO. ________________ AS THE RESULT OF THE REJECTION, OR DEEMED REJECTION, OF THAT CERTAIN OFFICE LEASE DATED [Insert Lease Date], AS THE SAME MAY HAVE BEEN AMENDED, UNDER SECTION 365 OF THE U.S. BANKRUPTCY CODE.”

SPECIAL CONDITIONS:

PARTIAL DRAWINGS AND MULTIPLE PRESENTATIONS MAY BE MADE UNDER THIS STANDBY LETTER OF CREDIT, PROVIDED, HOWEVER, THAT EACH SUCH DEMAND THAT IS PAID BY US SHALL REDUCE THE AMOUNT AVAILABLE UNDER THIS STANDBY LETTER OF CREDIT.

ALL INFORMATION REQUIRED WHETHER INDICATED BY BLANKS, BRACKETS OR OTHERWISE, MUST BE COMPLETED AT THE TIME OF DRAWING.

ALL SIGNATURES MUST BE MANUALLY EXECUTED IN ORIGINALS.

ALL BANKING CHARGES ARE FOR THE APPLICANT'S ACCOUNT.

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IT IS A CONDITION OF THIS STANDBY LETTER OF CREDIT THAT IT SHALL BE DEEMED AUTOMATICALLY EXTENDED WITHOUT AMENDMENT FOR A PERIOD OF ONE YEAR  FROM THE PRESENT OR ANY FUTURE EXPIRATION DATE, UNLESS AT LEAST THIRTY (30) DAYS PRIOR TO THE EXPIRATION DATE WE SEND YOU NOTICE BY NATIONALLY RECOGNIZED OVERNIGHT COURIER SERVICE SUCH AS UPS OR FED-EX THAT WE ELECT NOT TO EXTEND THIS LETTER OF CREDIT FOR ANY SUCH ADDITIONAL PERIOD.  SAID NOTICE WILL BE SENT TO THE ADDRESS INDICATED ABOVE, UNLESS A CHANGE OF ADDRESS IS OTHERWISE NOTIFIED BY YOU TO US IN WRITING BY RECEIPTED MAIL OR COURIER. ANY NOTICE TO US WILL BE DEEMED EFFECTIVE ONLY UPON ACTUAL RECEIPT BY US AT OUR DESIGNATED OFFICE.  IN NO EVENT, AND WITHOUT FURTHER NOTICE FROM OURSELVES, SHALL THE EXPIRATION DATE BE EXTENDED BEYOND A FINAL EXPIRATION DATE OF JULY 31, 2036.

THIS LETTER OF CREDIT MAY BE TRANSFERRED SUCCESSIVELY IN WHOLE OR IN PART ONLY UP TO THE THEN AVAILABLE AMOUNT IN FAVOR OF A NOMINATED TRANSFEREE ("TRANSFEREE"), ASSUMING SUCH TRANSFER TO SUCH TRANSFEREE IS IN COMPLIANCE WITH ALL APPLICABLE U.S. LAWS AND REGULATIONS.  AT THE TIME OF TRANSFER, THE ORIGINAL LETTER OF CREDIT AND ORIGINAL AMENDMENT(S) IF ANY, MUST BE SURRENDERED TO US TOGETHER WITH OUR TRANSFER FORM ATTACHED HERETO AS EXHIBIT “A” DULY EXECUTED AND PAYMENT OF OUR CUSTOMARY TRANSFER FEES, WHICH FEES SHALL BE PAYABLE BY APPLICANT (PROVIDED THAT BENEFICIARY MAY, BUT SHALL NOT BE OBLIGATED TO, PAY SUCH FEES TO US ON BEHALF OF APPLICANT, AND SEEK REIMBURSEMENT THEREOF FROM APPLICANT).  IN CASE OF ANY TRANSFER UNDER THIS LETTER OF CREDIT, THE DRAFT AND ANY REQUIRED STATEMENT MUST BE EXECUTED BY THE TRANSFEREE AND WHERE THE BENEFICIARY'S NAME APPEARS WITHIN THIS STANDBY LETTER OF CREDIT, THE TRANSFEREE'S NAME IS AUTOMATICALLY SUBSTITUTED THEREFOR.

ALL DRAFTS REQUIRED UNDER THIS STANDBY LETTER OF CREDIT MUST BE MARKED: ''DRAWN UNDER SILICON VALLEY BANK STANDBY LETTER OF CREDIT NO. ___________."

We hereby agree with you that if drafts are presented to SILICON VALLEY BANK under this Letter of Credit at or prior to 10:00am california time on a business day, and provided that such drafts presented conform to the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the succeeding business day.  If drafts are presented to silicon valley bank under this Letter of Credit after 10:00 am california time, on a business day, and provided that such drafts conform with the terms and conditions of this Letter of Credit, payment shall be initiated by us in immediately available funds by our close of business on the second succeeding business day.  As used in this Letter of Credit, "business day" shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the state of California are authorized or required by law to close.  If the expiration date for this Letter of Credit shall ever fall on a day which is not a business day then such expiration date shall automatically be extended to the date which is the next business day.

Presentation of a drawing under this Letter of Credit may be made on or prior to the then current expiration date hereof by hand delivery, courier service, overnight mail, or facsimile.  Presentation by facsimile transmission shall be by transmission of the above required sight draft drawn on us together with this Letter of Credit to our facsimile number, (408) 496-2418 OR (408) 969-6510, attention: trade finance department, with telephonic confirmation of our receipt of such facsimile transmission at our telephone number (408) 450-5001 OR (408) 654-7176 or to such other facsimile or telephone numbers, as to which you have received written notice from us as being the applicable such number.  We agree to notify you in writing, by NATIONALLY RECOGNIZED OVERNIGHT courier service such as ups or fed-

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ex, of any change in such direction. Any facsimile presentation pursuant to this paragraph shall also state thereon that the original of such sight draft and Letter of Credit are being remitted, for delivery on the next business day, to silicon valley bank at the applicable address for presentment pursuant to the paragraph FOLLOWING this one.

WE HEREBY ENGAGE WITH YOU THAT ALL DOCUMENT(S) DRAWN UNDER AND IN COMPLIANCE WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT WILL BE DULY HONORED IF DRAWN AND PRESENTED FOR PAYMENT AT OUR OFFICE LOCATED AT SILICON VALLEY BANK, 3003 TASMAN DRIVE, 2ND FLOOR TASMAN DRIVE, MAILSORT HF210, SANTA CLARA, CALIFORNIA 95054 ATTN: TRADE FINANCE DEPARTMENT, ON OR BEFORE THE EXPIRATION DATE OF THIS CREDIT.

IF THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT NO. ___________ IS LOST, STOLEN OR DESTROYED, WE WILL ISSUE YOU A “CERTIFIED TRUE COPY” OF THIS STANDBY LETTER OF CREDIT NO. ____________ UPON OUR RECEIPT OF YOUR INDEMNITY LETTER TO SILICON VALLEY BANK WHICH WILL BE SENT TO YOU UPON OUR RECEIPT OF YOUR WRITTEN REQUEST THAT THIS STANDBY LETTER OF CREDIT NO. ___________ IS LOST, STOLEN, OR DESTROYED.  IF THE ORIGINAL OF THIS STANDBY LETTER OF CREDIT NO. ____________ IS MUTILATED, WE WILL ISSUE YOU A REPLACEMENT STANDBY LETTER OF CREDIT WITH THE SAME NUMBER, DATE AND TERMS AS THE ORIGINAL UPON OUR RECEIPT OF THE MUTILATED STANDBY LETTER OF CREDIT.

IF ANY INSTRUCTIONS ACCOMPANYING A DRAWING UNDER THIS LETTER OF CREDIT REQUEST THAT PAYMENT IS TO BE MADE BY TRANSFER TO YOUR ACCOUNT WITH ANOTHER BANK, WE WILL ONLY EFFECT SUCH PAYMENT BY FED WIRE TO A U.S. REGULATED BANK, AND WE AND/OR SUCH OTHER BANK MAY RELY ON AN ACCOUNT NUMBER SPECIFIED IN SUCH INSTRUCTIONS EVEN IF THE NUMBER IDENTIFIES A PERSON OR ENTITY DIFFERENT FROM THE INTENDED PAYEE.

EXCEPT SO FAR AS OTHERWISE EXPRESSLY STATED HEREIN, THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE "INTERNATIONAL STANDBY PRACTICES" (ISP 98) INTERNATIONAL CHAMBER OF COMMERCE (PUBLICATION NO. 590).

SILICON VALLEY BANK,

AUTHORIZED SIGNATURE	AUTHORIZED SIGNATURE

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EXHIBIT “A”

TRANSFER FORM

DATE: ____________________

TO:	SILICON VALLEY BANK
	3003 TASMAN DRIVE	RE: IRREVOCABLE STANDBY LETTER OF CREDIT
	SANTA CLARA, CA 95054	NO.	ISSUED BY
	ATTN:INTERNATIONAL DIVISION.	SILICON VALLEY BANK, SANTA CLARA
	STANDBY LETTERS OF CREDIT	L/C AMOUNT:

GENTLEMEN:

FOR VALUE RECEIVED, THE UNDERSIGNED BENEFICIARY HEREBY IRREVOCABLY TRANSFERS TO:

_________________________________________________________________________________________

(NAME OF TRANSFEREE)

_________________________________________________________________________________________

(ADDRESS)

ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY TO DRAW UNDER THE ABOVE LETTER OF CREDIT UP TO ITS AVAILABLE AMOUNT AS SHOWN ABOVE AS OF THE DATE OF THIS TRANSFER.

BY THIS TRANSFER, ALL RIGHTS OF THE UNDERSIGNED BENEFICIARY IN SUCH LETTER OF CREDIT ARE TRANSFERRED TO THE TRANSFEREE. TRANSFEREE SHALL HAVE THE SOLE RIGHTS AS BENEFICIARY THEREOF, INCLUDING SOLE RIGHTS RELATING TO ANY AMENDMENTS, WHETHER INCREASES OR EXTENSIONS OR OTHER AMENDMENTS, AND WHETHER NOW EXISTING OR HEREAFTER MADE. ALL AMENDMENTS ARE TO BE ADVISED DIRECTLY TO THE TRANSFEREE WITHOUT NECESSITY OF ANY CONSENT OF OR NOTICE TO THE UNDERSIGNED BENEFICIARY.

THE ORIGINAL OF SUCH LETTER OF CREDIT IS RETURNED HEREWITH, AND WE ASK YOU TO ENDORSE THE TRANSFER ON THE REVERSE THEREOF, AND FORWARD IT DIRECTLY TO THE TRANSFEREE WITH YOUR CUSTOMARY NOTICE OF TRANSFER.

SIGNATURE AUTHENTICATED

The names(s), title(s), and signature(s) conform to that/those on file with us for the company and the signature(s) is/are authorized to execute this instrument.

_______________________________________

(Name of Bank)

_______________________________________

(Address of Bank)

_______________________________________

(City, State, Zip Code)

_______________________________________

(Print Authorized Name and Title)

_______________________________________

(Authorized Signature)

_______________________________________

(Telephone Number)

______________________________ (BENEFICIARY’S NAME) By:________________________________ Printed Name:________________________ Title:_______________________________

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EXHIBIT F

LIST OF QUALIFICATIONS OF SERVICE PROVIDERS AND AGREEMENTS

For purposes hereof, the term "Experience" shall mean experience in Comparable Buildings.

1.General Qualifications.  Tenant shall enter into and maintain Service Agreements with reputable, certified (if certification in such service area is required) and professionally licensed, if applicable, service vendors and/or providers (each a "Service Provider" and collectively, the "Service Providers") with a proven work history and who are demonstrably qualified to perform the applicable services, repair and maintenance work described in the repair, maintenance and improvement specifications set forth in Exhibit G, and the terms and conditions of such Service Agreements shall require each Service Provider's compliance with the such applicable specifications.

2.Levels of Experience for Critical Systems.  The 'lead' on-site employee for each of the Service Providers providing service, repair and/or maintenance for the Building's mechanical, electrical, plumbing, fire/life safety and HVAC systems (the "Critical Systems") shall (i) have not less than seven (7) years' Experience; (ii) have not less than three thousand (3,000) hours of service logged in as an employee or independent contractor for such Service Provider; and (iii) have obtained all licenses and certifications (if available) that are (a) required by any governmental or quasi‑governmental authority having jurisdiction over the Building, or (b) generally requested by landlords and/or owners of Comparable Buildings.

3.Levels of Experience for Other Building Systems.  The 'lead' on-site employee for those Service Providers providing service, repair and/or maintenance for the Building Systems other than the Critical Systems shall (i) have not less than five (5) years' Experience; (ii) have not less than one thousand (1,000) hours of service logged in as an employee or independent contractor for such Service Provider; and (iii) have obtained all licenses and certifications (if available) that are (a) required by any governmental or quasi‑governmental authority having jurisdiction over the Building, or (b) generally requested by landlords and/or owners of Comparable Buildings.

Landlord and Tenant shall periodically review and reasonably adjust the foregoing specifications so as to ensure compliance with the Management Standard while allowing Tenant the flexibility to effectively manage and maintain the Building.

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EXHIBIT G

REPAIR, MAINTENANCE, AND IMPROVEMENTS SPECIFICATIONS

1.FIRE/LIFE/SAFETY.

1.1General Standards.  Tenant shall cause all fire/life/safety equipment to be inspected quarterly, arrange for annual testing and maintenance of such equipment, and have equipment maintenance records available for Landlord's review.

1.2Quarterly Maintenance.  Tenant shall ensure that an inspection is conducted at least quarterly of all exit and emergency lights and a 30‑second functional test be conducted on all battery powered fixtures.  If deficiencies are noted, immediate corrective action must be taken.  Personnel making inspections must keep records of all units inspected, including those found to require corrective action.  The inspection must include at least the following.

1.2.1Test the integrity of the lamp and battery through test button for 30 seconds.

1.2.2Check each light for physical damage.

1.2.3Align beams and tighten if necessary.

1.2.4Check AC and charge lamps if applicable.

1.2.5Replace burnt out bulbs.

1.3Annual Maintenance.  All battery powered exit and emergency lights must be maintained at least annually in accordance with applicable code requirements and the manufacturer's directions, and must include a full function test on every battery powered exit and emergency lighting system.  Equipment shall be fully operational for the duration of the test.  Steps include, but are not limited to the following.

1.3.190 Minute full function test.

1.3.2Disconnect AC power supply to each unit.

1.3.3Check battery and lens for sulfation/corrosion.

1.3.4Clean unit and lens.

1.3.5Adjust beam for proper alignment.

1.3.6Check charging system voltage.

1.3.7Check battery voltage output.

1.3.8Troubleshooting/repair, which may include, but is not limited to, checking charging system voltage and adjusting to correct level, checking battery output voltage and checking line voltage to remote fixtures.

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1.4Recordkeeping.  Tenant or its Service Providers shall keep written records of all inspections and tests for review by Landlord and/or any governmental or quasi-governmental authority having jurisdiction over the Building.

1.5Removal and Disposition of Old Batteries.  Tenant shall ensure that all discarded batteries are disposed of in an appropriate manner, and in keeping with Applicable Laws and regulations dealing with rechargeable batteries.

2.HVAC and MEP SYSTEMS.  Tenant shall cause the performance of the following services and maintenance specification in connection with the Building's HVAC and mechanical, electrical and plumbing systems.

2.1Tenant shall employ a staff or Service Provider which shall operate, monitor and maintain in good working order and condition, the HVAC, plumbing and electrical systems, and all other equipment related to the mechanical and electrical plant of the building.

2.2Tenant shall engage contractors when required and shall purchase replacement parts and equipment all, at Tenant's expense.

2.3Develop and maintain in operation, a program for preventative maintenance of the mechanical equipment in the building, which program shall include, without limitation, the annual servicing of all HVAC chillers.

2.4Establish a program of inventory control for replacement parts, supplies, removable tools and equipment.

2.5Prepare, maintain and regularly review logs having to do with the service, repair and operation of the mechanical systems of the Building.

2.6Develop and implement a comprehensive program of preventive maintenance for the mechanical and electrical equipment contained on the site, which program shall include, without limitation, (i) servicing (as needed) and annual maintenance of all earthquake motion devices (accelograph) located within the Building; (ii) annual infrared testing of all electrical panels and busses contained with the Building; (iii) annual (but more frequently if needed) inspections of the Building's swingstage and davit systems; and (iv) annual testing and maintenance of the Building's automatic transfer switches.

2.7Provide Landlord  access to daily engineering logs, periodic management reports and preventive maintenance schedules.

2.8Establish and Maintain a maintenance library to include equipment manufacturer owner/operation manuals, maintenance manuals, operating logs and similar compilations of information pertaining to the site and its equipment.

2.9Develop and implement a comprehensive engineering personnel training program addressing:  Safety at the Workplace, Preventive Maintenance, Agency Compliance and Quality Customer Service.

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2.10Prepare and provide Landlord with periodic reports on energy consumption and analysis.

3.JANITORIAL, SECURITY, LANDSCAPING, PEST CONTROL AND PARKING OPERATION SERVICES. To be provided in a manner consistent with that provided in Comparable Buildings.

4.ELEVATOR.  Tenant shall cause the elevators to be maintained in compliance with the following standards.

4.1Motor Rooms.  The motor room and secondary space floors and equipment are to be painted, kept free of dust, lint, oil residue, carbon dust and debris.  Code authorities prohibit the storage of equipment and parts not relative to the operation and maintenance of the elevators in the motor rooms.  Spare parts, lubricants and wiring diagrams will be kept orderly in storage cabinets.  Metal rag pails with covers will be provided for the storage of clean rags only.  All waste materials will be removed from the area immediately and disposed of properly.  Up to date maintenance charts, callback logs, job stamps and material safety data sheets will be readily accessible.  All chemicals must be properly labeled.  Equipment rooms shall be locked to prevent unauthorized access.

4.2Hoistway, Pit and Car Tops.  These areas must be kept free of debris and accumulation or storage of materials such as parts, lubricants, etc.  Pits shall be maintained in a reasonably dry condition as directed by code authorities.  Oil spills shall be cleaned up immediately.  All covers shall be secured in place.

4.3Cab Enclosure.  All covers and accessory boxes shall be secured in place and if lockable, locked at all times.  All fastenings and screws will be secured and tightened.  Missing screws shall be replaced.  Car operating panels, indicators and markings shall be maintained as installed.

4.4Safety Requirement.  Safety awareness is of the utmost importance.  Barricades, proper tools and safety equipment shall be used to minimize risk or exposure to danger to employees and the public.  Under no circumstances shall work be performed in unbarricaded open hoistways.  If continuous work is being performed, hoistway doors shall be closed when the immediate area is unattended.

4.4.1Strict adherence to applicable lockout/tagout procedures shall be enforced.

4.4.2All safety devices and circuits shall operate as intended.  They shall not be overridden and must operate in compliance with applicable codes.  Unsafe equipment or conditions will be corrected or reported to Landlord immediately.  Under no circumstances shall unsafe equipment be put into operation.  Periodic checks shall be performed to ensure the proper operation of all safety devices.

4.4.3Lighting in the work areas shall be sufficient so as not to endanger maintenance personnel.  Unique or adverse job conditions and deviation from applicable codes with respect to the elevator spaces or work areas shall be documented and discussed with Landlord.  Environmental conditions must be suitable for the safe operation of equipment by the public and Tenant employees.

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4.4.4Adjustments to the operating systems, which may affect the safety of passengers, shall not be made while the passengers have access to riding the elevators.  Doors should be disabled and/or barricades affixed to prevent use during adjustment.

4.5Door Operation.  Doors shall be smooth, quiet and positive without noticeable bumps.  Car and hall door rollers and gibs shall be replaced and hanger tracks cleaned when required.  Upthrusts shall be adjusted and door alignment checked periodically to ensure proper operation and adherence to code clearance requirements.  Consistent operation shall be maintained from floor to floor and with similar cars within a group.  The doors will be maintained per the speed, force and time adjustments specified by the manufacturer or enforced by the local code authority.  An annual check of horizontal power operated doors shall be made to ensure that the force necessary to prevent the closing of the doors does not exceed 30 pounds.  Particular attention shall be paid to reopening features and safety devices such as door open buttons, safety edges, photocells, detector edges, nudging and other related features, which shall be maintained as installed and checked during each visit to the site.  Door pre-opening shall be eliminated when possible.

4.6Signals.  Hall stations, lobby panels, car operating panels, machine room panels, and special feature fixtures such as concealed risers shall be maintained in good operating condition with all markings intact.  Lamps, gongs, chimes, etc. shall operate as designed.  Emergency communications devices shall be checked as required by applicable codes.  Any failures or malfunctions must be reported or corrected.

4.7Car Ride.  Ride quality must not include a condition of excessive sway and rattle, door shimmy, hoistway noises nor any other unusual conditions experienced within the cab during transit.  The car ride shall be consistent and where applicable, smooth.  Inherent noise generated by elevator equipment shall be maintained within normal limits and corrected accordingly when the noise level exceeds such limits.

Floor leveling accuracy must be checked regularly and adjustments made to guarantee the optimum floor level.  Unusual conditions or intermittent failures shall be corrected immediately.  The condition of speed control devices shall be checked periodically to ensure proper operation.  Under no circumstances shall a car be allowed to operate with a potential tripping hazard.

4.8Hoist Machines.  The hoist machine, rotating equipment and hydraulic power units shall be kept clean and painted for ease of maintenance and housekeeping.  Leaks shall be properly sealed when detected.  Cables shall be free of lint and heavy accumulation of dirt, and shall be lubricated at recommended intervals. Brush rigging and windings shall be free of carbon dust, oil and dirt and proper brush tension maintained.  Carbon brushes shall be replaced after no more than 50% wear with the proper grade brush.  Brush grade and manufacturers products shall not be mixed.  Oil levels, seals, tension and adjustments shall be maintained to ensure safe, reliable operation.  Brakes shall be systematically inspected for proper operation.  Periodically the brake pins shall be rotated to make sure they are free from binds.  All components shall be maintained in accordance with the manufacturer's recommended maintenance guidelines at the prescribed intervals.

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4.9Controllers and Other Equipment.  Controllers, selectors, governors and other operational apparatus shall be kept clean, properly lubricated and adjusted as required.  Relays and contactors shall be kept clean and operating without excessive arc.  All electrical connections shall be tight, taped and tagged when not in use.  Coils, contacts, relays and resistors showing signs of deterioration shall be repaired or replaced.  Controller filters and fans if provided shall be repaired or replaced as necessary.  Care shall be exercised when handling printed circuit boards.  Proper grounding is necessary when handling some versions of solid state devices.  All modes, programs and operations such as loadweighing, dispatching, etc., shall be maintained as manufactured.

4.10Maintenance Contract.  Tenant shall retain a reputable elevator service company to conduct, at a minimum, the following services.

4.10.1Each Visit By Vendor.  Vendor Shall perform the following services upon each visit to the Building.

o	Check in with Tenant and note and correct all complaints.
o

Ride all cars and check for unusual operation and noises.  Pay particular attention to door operation and leveling.  Doors should be smooth, quiet and positive, without noticeable bumps.  Correct any malfunctions observed.

o	Replace/repair non-functional signal devices.
o	Check emergency communications devices.
o	Check door protection devices. Correct any malfunctions.
o	Have Tenant (or its Agent) sign the service ticket when complete with all work.

4.10.2Monthly by Vendor.  Vendor Shall perform the following services on a monthly basis.

4.10.2.1Check hoist motor, generator brushes, commutators and exercise brushes.  Clean carbon residue from brush rigging.  Renew brushes as required.  (50% maximum wear).

4.10.2.2Check hoist motor and generator sleeve bearings.  Lubricate as required.  Observe clearance between rotor and bottom stator field pieces.

4.10.2.3Check hoist machine worm gear oil for proper level.  Add lubricant as required.  Most geared machines have standpipes to gauge gear oil level, however the level should be no higher than the center point of the worm shaft.  Confirm that oil is carrying in both directions on the ring gear.  Clean up oil residue around machine and bedplate.

4.10.3Quarterly by Vendor.  Vendor Shall perform the following services on a quarterly basis.

4.10.3.1Inspect car door operator.  Adjust belts and/or chains as necessary.  Apply lubricant to phenolic or micarta cams.

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4.10.3.2Inspect and clean car gate switch, main landing door and interlock contacts.  Adjust as required.  Maintain code requirements for settings.

4.10.3.3Clean car top and car top devices.

4.10.3.4Inspect leveling units.

4.10.3.5Clean, adjust and lubricate car and main landing door hangers and tracks.  Check and adjust upthrusts.  Inspect door alignment and adjust as required.

4.10.3.6Clean, adjust and lubricate car door clutch or bayonet assembly.

4.10.3.7Dust debris from mechanism located on hoistway side of car and main landing doors and sills.

4.10.3.8Clean pit and pit equipment.  Report any abnormal conditions such as the presence of water.

4.10.3.9Inspect, clean and lubricate governor and selector tail sheaves if provided.

4.10.3.10Lubricate car and counterweight guide rails if slipper shoes are provided.  Pull mainline disconnect switch.  Inspect and clean controller.  Check power and supervisory relays, shunts and contacts.  Operate each relay manually and check for contact wipe and binding.  Replace any contact, shunt, spring or spring retainer, which shows indications of excessive wear.  Replace controller filters.  Check operation of muffin fans if provided.

4.10.3.11Clean and lubricate selector chains, guides, drums and couplings if provided.  Clean carbon dust accumulation from crossbars.  Replace carbons, contacts and switches as required.  Inspect broken tape switch.  Check and fill selector drive gearbox with gear oil if provided.  Clean and wipe up excess oil and grease.

4.10.3.12Clean and inspect governor.  Lubricate as required.  Manually extend weights and check for free movement.

4.10.3.13Check brake arms and rotate pins.  Lubricate and check for freeness.  Verify that brake sets and holds car at floor.  Inspect brake drum for signs of abrasion.  Clean foreign debris that may be present.

4.10.3.14Clean and lubricate selector chains, guides, drums and couplings.  Clean carbon dust accumulation from crossbars.  Replace carbons, contacts and switches as required.  Inspect broken tape switch.  Check and fill selector drive gearbox with gear oil.  Clean and wipe excess oil and grease.

4.10.3.15Check compensating chain and hitches.

4.10.3.16Lubricate cup-type sheave bearings.

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4.10.4Semi-Annually by Vendor.  Vendor Shall perform the following services on a semi-annual basis.

4.10.4.1Inspect car and counterweight guide shoes or roller guides.  Lubricate as required.

4.10.4.2Grease roller bearings.

4.10.4.3Inspect and clean counterweight rope fastenings, hitch springs and cotter pins.

4.10.4.4Check car operating panel controls and switches.  Clean and lubricate as required.  Dust out panel box.

4.10.5Annually by Vendor.  Vendor Shall perform the following services on an annual basis

4.10.5.1Clean hoistway.

4.10.5.2Clean, lubricate and adjust hoistway door equipment.  Burnish door interlock contacts and shorting bars.  Replace worn parts as necessary.

4.10.5.3Vacuum and clean the car safety mechanism.  Operate moveable parts and ascertain that they move freely.

4.10.5.4Change oil in sleeve bearings.

4.10.5.5Clean and lubricate the deflector and secondary sheaves.  Check grooves for wear.  Report abnormal conditions.

4.10.5.6Clean and lubricate the car and counterweight 2:1 sheaves.  Check grooves for wear.  Report abnormal conditions.

4.10.5.7Clean, examine and lubricate compensating sheave.  Check switch setting and tie-down mechanism.

4.10.5.8Inspect car and counterweight oil buffers.  Check for proper oil level.  Actuate switches and reset.

4.10.5.9Check car and counterweight run-by.

4.10.5.10Check for abrasions or wear on traveling cables.

4.10.5.11Inspect cab enclosure steadying devices.

4.10.5.12Check and adjust car door pressure and speed.  Log on maintenance chart.

4.10.5.13Check car and main landing door gibs.  Replace if worn.

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4.10.5.14Lubricate hoist ropes.

4.10.5.15Blowout/vacuum hoist motor and motor generator.

4.10.5.16Tighten mainline connections and check fuse sizing.  Replace any fuses that appear damaged or unmarked.

4.10.5.17Clean and check controller fuses and fuse holders.  Ascertain that the proper fuse is installed.  Replace any fuses that appear damaged or unmarked.

4.10.5.18Test emergency power system.

4.10.5.19Test earthquake device.

4.10.5.20Activate Firemen's Return.

4.10.5.21Perform other tests required by local code authorities.

5.LIGHTING.

5.1Scheduled Maintenance Services.

5.1.1Replace failed lamps.

5.1.2Replace failed ballasts.

5.1.3Replace failed sockets / lampholders.

5.1.4Repair defective wiring within fixture.

6.ROOF.

6.1Tenant shall develop and implement a comprehensive program of preventive maintenance for the roof (including the roof membrane) of the Building, which program shall include, at a minimum, annual preventive maintenance and repairs (which shall be provided more frequently if necessary) and semi‑annual testing and inspection.

7.EMERGENCY GENERATOR.  Tenant shall engage a Service Provider for the regular maintenance (as needed) and annual servicing of the emergency generator(s) (if any) serving the Building and schedules for regular testing and inspection.

8.EXTERIOR WINDOW WASHING.  Tenant shall engage a Service Provider for at least annual exterior window cleaning services and annual interior window cleaning services (if the same is not already provided by Tenant's janitorial service provider).

9.PERIODIC REVIEW.  Landlord and Tenant shall periodically review and reasonably adjust the foregoing specifications so as to ensure compliance with the Management Standard while allowing Tenant the flexibility to effectively manage and maintain the Building.

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT G -8-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

EXHIBIT H

BASE RENT REDUCTION EXAMPLE

841121.07/SD 371692-00006/2-27-20/MLT/pah	EXHIBIT H -1-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

RIDER 1

EXTENSION OPTION RIDER

This Extension Option Rider ("Extension Rider") is attached to and made a part of the Lease by and between Landlord and Tenant.  The agreements set forth in this Extension Rider shall have the same force and effect as if set forth in the Lease.  To the extent the terms of this Extension Rider are inconsistent with the terms of the Lease, the terms of this Extension Rider shall control.

1.Extension Options.  Landlord hereby grants Tenant two (2) options (each, an "Extension Option") to extend the Lease Term for a period of five (5) years each (each, an "Option Term"), which options shall be exercisable only by written Exercise Notice (as defined below) delivered by Tenant to Landlord as provided below.  Upon the proper exercise of the applicable Extension Option, the then current Lease Term shall be extended for the applicable Option Term.  Notwithstanding the foregoing, at Landlord's option, in addition to any other remedies available to Landlord under the Lease, at law or in equity, any such Extension Option shall not be deemed properly exercised if as of the date of delivery of the Exercise Notice (as defined below) by Tenant is in default under the Lease beyond all applicable notice and cure periods.  Each Extension Option is personal to the Original Tenant or any Affiliate Assignee.

2.Option Rent.  The annual Base Rent payable by Tenant during the applicable Option Term (the "Option Rent") shall be equal to the greater of:  (i) the annual Base Rent payable by Tenant during the last year of the then current Lease Term; or (ii) the Fair Market Rental Rate.  As used herein, the "Fair Market Rental Rate" shall mean the annual base rent at which tenants, as of the commencement of the applicable Option Term, will be leasing non-sublease space comparable in size and quality to the Premises for a comparable term as the applicable Option Term, which comparable space is located in the Building and in other comparable first-class biotechnology buildings in San Diego County ("Comparable Buildings"), taking into consideration all free rent and other out-of-pocket concessions generally being granted at such time for such comparable space for the applicable Option Term (including, without limitation, any tenant improvement allowance provided for such comparable space, with the amount of such tenant improvement allowance to be provided for the Premises during the applicable Option Term to be determined after taking into account the age, quality and layout of the tenant improvements in the Premises as of the commencement of the applicable Option Term with consideration given to the fact that the improvements existing in the Premises are specifically suitable to Tenant).  All other terms and conditions of the Lease shall apply throughout the applicable Option Term; however, Tenant shall, in no event, have the option to extend the Lease Term beyond the last Option Term described in Section 1 above.

3.Exercise of Options.  The Extension Option shall be exercised by Tenant, if at all, only in the following manner:  (i) Tenant shall deliver written notice ("Interest Notice") to Landlord not more than fifteen (15) months nor less than fourteen (14) months prior to the expiration of the then current Lease Term stating that Tenant may be interested in exercising the Extension Option; (ii) Landlord, after receipt of Tenant's notice, shall deliver notice (the "Option Rent Notice") to Tenant not less than one (1) month after receipt of the Interest Notice setting forth the Option Rent; and (iii) if Tenant wishes to exercise the Extension Option, Tenant shall, on or before the date (the "Exercise Date") which is no later than the later of (A) twelve (12) months

841121.07/SD 371692-00006/2-27-20/MLT/pah	RIDER 1 -1-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

prior to the expiration of the initial Lease Term and (B) one month after receipt of the Option Rent Notice, exercise the Extension Option by delivering written notice ("Exercise Notice") thereof to Landlord.  Tenant's failure to deliver the Interest Notice or Exercise Notice on or before the applicable delivery dates therefore specified hereinabove shall be deemed to constitute Tenant's waiver of such Extension Option and any succeeding Option (if any).

4.Determination of Option Rent.  If Tenant timely and appropriately objects in its Exercise Notice to Landlord to the Option Rent initially determined by Landlord (and set forth in the Option Rent Notice), then Landlord and Tenant shall attempt in good faith to agree upon the Fair Market Rental Rate.  If Landlord and Tenant fail to reach agreement within ten (10) business days following Tenant's delivery of such Exercise Notice (the "Outside Agreement Date"), then each party shall submit to the other party a separate written determination of the Fair Market Rental Rate within fifteen (15) business days after the Outside Agreement Date (except that Landlord's determination shall be no higher than as set forth in the Option Rent Notice), and such determinations shall be submitted to arbitration in accordance with the provisions of Sections 4.1 through 4.7 below.  The failure of Tenant or Landlord to submit a written determination of the Fair Market Rental Rate within such fifteen (15) business day period shall conclusively be deemed to be such party's approval of the Fair Market Rental Rate submitted within such fifteen (15) business day period by the other party.

4.1

Landlord and Tenant shall each appoint one (1) arbitrator who shall by profession be an independent real estate broker who shall have no ongoing relationship with Tenant or Landlord and who shall have been active over the five (5) year period ending on the date of such appointment in the leasing of space in Comparable Buildings.  The determination of the arbitrators shall be limited solely to the issue of whether Landlord's or Tenant's submitted Fair Market Rental Rate is the closer to the actual Fair Market Rental Rate as determined by the arbitrators, taking into account the requirements with respect thereto set forth in Section 2 above.  Each such arbitrator shall be appointed within fifteen (15) days after the Outside Agreement Date.

4.2

The two (2) arbitrators so appointed shall, within fifteen (15) days of the date of the appointment of the last appointed arbitrator, agree upon and appoint a third arbitrator who shall be qualified under the same criteria set forth hereinabove for qualification of the initial two (2) arbitrators.

4.3

The three (3) arbitrators shall, within thirty (30) days of the appointment of the third arbitrator, reach a decision as to which of Landlord's or Tenant's submitted Fair Market Rental Rate is closer to the actual Fair Market Rental Rate and shall select such closer determination as the Fair Market Rental Rate and notify Landlord and Tenant thereof.

4.4	The decision of the majority of the three (3) arbitrators shall be binding upon Landlord and Tenant.
4.5

If either Landlord or Tenant fails to appoint an arbitrator within the time period specified in Section 4.1 hereinabove, the arbitrator  appointed by one of them shall reach a decision, notify Landlord and Tenant thereof, and such arbitrator's decision shall be binding upon Landlord and Tenant.

841121.07/SD 371692-00006/2-27-20/MLT/pah	RIDER 1 -2-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]

4.6

If the two (2) arbitrators fail to agree upon and appoint a third arbitrator, within the time period provided in Section 4.2 above, then the parties shall mutually select the third arbitrator.  If Landlord and Tenant are unable to agree upon the third arbitrator within ten (10) days after the fifteen (15) day period described in Section 4.2 above, then either party may, upon at least five (5) days' prior written notice to the other party, request the Presiding Judge of the San Diego County Superior Court, acting in his private and nonjudicial capacity, to appoint the third arbitrator.  Following the appointment of the third arbitrator, the panel of arbitrators shall within thirty (30) days thereafter reach a decision as to whether Landlord's or Tenant's submitted Fair Market Rental Rate shall be used and shall notify Landlord and Tenant thereof.

4.7The cost of the arbitrators and the arbitration proceeding shall be paid by the non-prevailing party.

4.8In the event the new monthly Base Rent is not established prior to the end of the then current Lease Term, the monthly Base Rent immediately payable at the commencement of such Option Term shall be the monthly Base Rent payable in the immediately preceding month.  Notwithstanding the above, once the fair market rental is determined in accordance with this Section 4, the parties shall settle any underpayment or overpayment on the next monthly Base Rent payment date falling not less than thirty (30) days after such determination.

841121.07/SD 371692-00006/2-27-20/MLT/pah	RIDER 1 -3-	12278 SCRIPPS SUMMIT DRIVE [Fate Therapeutics, Inc.]